Exhibit 2.1

EXECUTION

AGREEMENT AND PLAN OF MERGER

by and among

CALYXT, INC.,

CALYPSO MERGER SUBSIDIARY, LLC,

CIBUS GLOBAL, LLC,

NEW VENTURES I HOLDINGS, LLC,

BCGF CB HOLDINGS LLC,

BCGFCP CB HOLDINGS LLC,

BCGFK CB HOLDINGS LLC,

FSBCGF CB HOLDINGS LLC,

PYLBCG CB HOLDINGS LLC,

FSGRWCO CB HOLDINGS LLC,

GROWTHCO CB HOLDINGS LLC,

GRTHCOCP CB HOLDINGS LLC

and

GRWTHCOK CB HOLDINGS LLC

Dated as of January 13, 2023

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(continued)

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(continued)

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EXHIBITS

Exhibit A	Public Company Support Agreements
Exhibit B	Merger Partner Support Agreement
Exhibit C-1	First Blocker Merger Certificate of Merger
Exhibit C-2	Form of Blocker Certificate of Merger
Exhibit C-3	Merger Partner Certificate of Merger
Exhibit D-1	Public Company Directors
Exhibit D-2	Public Company Officers
Exhibit E	Interim Funding Term Sheet
Exhibit F	Amendment to License Agreement
Exhibit G	Allocation Schedule
Exhibit H	Term Sheet for Tax Receivables Agreement
Exhibit I	Form of Unitholder Representative Engagement Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of January 13, 2023, by and among: Calyxt, Inc., a Delaware corporation (“Public Company”); Calypso Merger Subsidiary, LLC, a Delaware limited liability company and wholly-owned subsidiary of Public Company (“Merger Subsidiary”); Cibus Global, LLC, a Delaware limited liability company (“Merger Partner”); New Ventures I Holdings, LLC, a Delaware limited liability company (“Blocker 1”); BCGF CB Holdings LLC, a Delaware limited liability company (“Blocker 2”); BCGFCP CB Holdings LLC, a Delaware limited liability company (“Blocker 3”); BCGFK CB Holdings LLC, a Delaware limited liability company (“Blocker 4”); FSBCGF CB Holdings LLC, a Delaware limited liability company (“Blocker 5”); PYLBCG CB Holdings LLC, a Delaware limited liability company (“Blocker 6”); FSGRWCO CB Holdings LLC, a Delaware limited liability company (“Blocker 7”); GROWTHCO CB Holdings LLC, a Delaware limited liability company (“Blocker 8”); GRTHCOCP CB Holdings LLC, a Delaware limited liability company (“Blocker 9”); and GRWTHCOK CB Holdings LLC, a Delaware limited liability company (“Blocker 10”; and, collectively with Blocker 1, Blocker 2, Blocker 3, Blocker 4, Blocker 5, Blocker 6, Blocker 7, Blocker 8 and Blocker 9, the “Blockers”).

RECITALS

WHEREAS, Merger Subsidiary is a newly-formed, wholly-owned Subsidiary of Public Company, and was formed for the sole purpose of the Merger Partner Merger;

WHEREAS, (a) Public Company and Blocker 1 intend to effect a merger (the “First Blocker Merger”) in which Blocker 1 will merge with and into Public Company with Public Company being the surviving entity in such merger; (b) Public Company and Blocker 2 intend to effect a merger (the “Second Blocker Merger”) in which Blocker 2 will merge with and into Public Company with Public Company being the surviving entity in such merger; (c) Public Company and Blocker 3 intend to effect a merger (the “Third Blocker Merger”) in which Blocker 3 will merge with and into Public Company with Public Company being the surviving entity in such merger; (d) Public Company and Blocker 4 intend to effect a merger (the “Fourth Blocker Merger”) in which Blocker 4 will merge with and into Public Company with Public Company being the surviving entity in such merger; (e) Public Company and Blocker 5 intend to effect a merger (the “Fifth Blocker Merger”) in which Blocker 5 will merge with and into Public Company with Public Company being the surviving entity in such merger; (f) Public Company and Blocker 6 intend to effect a merger (the “Sixth Blocker Merger”) in which Blocker 6 will merge with and into Public Company with Public Company being the surviving entity in such merger; (g) Public Company and Blocker 7 intend to effect a merger (the “Seventh Blocker Merger”) in which Blocker 7 will merge with and into Public Company with Public Company being the surviving entity in such merger; (h) Public Company and Blocker 8 intend to effect a merger (the “Eighth Blocker Merger”) in which Blocker 8 will merge with and into Public Company with Public Company being the surviving entity in such merger; (i) Public Company and Blocker 9 intend to effect a merger (the “Ninth Blocker Merger”) in which Blocker 9 will merge with and into Public Company with Public Company being the surviving entity in such merger; and (j) Public Company and Blocker 10 intend to effect a merger (the “Tenth Blocker Merger” and, collectively with the First Blocker Merger, Second Blocker Merger, Third Blocker Merger, Fourth Blocker Merger, Fifth Blocker Merger, Sixth Blocker Merger, Seventh Blocker Merger, Eighth Blocker Merger and Ninth Blocker Merger, the “Blocker Mergers”) in which Blocker 10 will merge with and into Public Company with Public Company being the surviving entity in such merger;

WHEREAS, following the Blocker Mergers, Public Company, Merger Subsidiary and Merger Partner intend to effect a merger (the “Merger Partner Merger” and, collectively with the Blocker Mergers, the “Mergers”), pursuant to which Merger Subsidiary will merge with and into Merger Partner, Merger Subsidiary will cease to exist, and Merger Partner will survive, with the former security holders of Merger Partner receiving the Merger Consideration set forth in Section 2.1(b);

WHEREAS, in connection with the consummation of the Merger Partner Merger, Public Company, the Electing Members and Merger Partner will enter into a Tax Receivable Agreement, in a form to be agreed by Merger Partner and Public Company consistent with the terms set forth on Exhibit H promptly following the date of this Agreement, pursuant to which the Public Company will agree to make payments to the post-Closing holders of Merger Partner Common Units (other than the Public Company) from time to time with respect to the effect of tax attributes resulting from Exchanges and the Blocker Mergers on the liability for Taxes of the Public Company (the “Tax Receivable Agreement”);

WHEREAS, in connection with the consummation of the Merger Partner Merger, Public Company, the Electing Members and Merger Partner will enter into an Exchange Agreement, in a form to be agreed by Merger Partner and Public Company promptly following the date of this Agreement, pursuant to which the post-Closing holders of Merger Partner Common Units (other than the Public Company) shall have the right (on the terms and subject to the conditions to be agreed therein) to exchange their Merger Partner Common Units and shares of Public Company Class B Common Stock for shares of Public Company Class A Common Stock (the “Exchange Agreement”, and any such exchanges, “Exchanges”);

WHEREAS, in connection with the consummation of the Merger Partner Merger, Public Company and the Electing Members will enter into a Registration Rights Agreement, in a form to be agreed by Merger Partner and Public Company promptly following the date of this Agreement, providing for, among other things, the registration for resale of any shares Public Company Class A Common Stock received by post-Closing holders of Merger Partner Common Units (other than the Public Company) in connection with any Exchanges (the “Registration Rights Agreement”);

WHEREAS, each recipient of shares of Public Company Class B Common Stock shall also be a Participating Member in respect of the shares of Public Company Class A Stock such Person shall receive in the Merger Partner Merger, as contemplated herein;

WHEREAS, the Parties intend for the Transactions to be treated in accordance with the Intended Tax Treatment set forth in Section 7.3(b);

WHEREAS, immediately prior to the Mergers, Public Company intends to repay the outstanding balance owed to Merger Partner in connection with the Interim Funding through the transfer of a portion of its assets to Merger Partner and immediately thereafter, Public Company intends to contribute the residual of its assets and liabilities to Merger Partner, as a contribution to the capital of Merger Partner in exchange for Merger Partner Common Units, in each case, pursuant to Section 7.5 (the “Asset Transfers”);

WHEREAS, the Boards of Directors (or equivalent governing bodies) of Public Company, Merger Subsidiary and Merger Partner deem it advisable and in the best interests of each company and their respective equity holders to consummate the Mergers and the other Transactions in accordance with and on the terms contemplated by this Agreement;

WHEREAS, the managing member of Blocker 1 executed and delivered to Public Company on or prior to the date hereof, a written consent wherein the managing member (i) determined that the Transactions are fair to, advisable, and in the best interests of Blocker 1 and its sole member and (ii) adopted this Agreement and approved the Transactions, including the First Blocker Merger, in each case, consistent with the applicable provisions of Blocker 1’s Organizational Documents and Delaware Law;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Merger Partner’s willingness to enter into this Agreement, the Persons set forth on Schedule A attached hereto (the “Public Company Support Stockholders”) have entered into Voting Agreements, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the “Public Company Support Agreements”), pursuant to which the Public Company Support Stockholders have, subject to the terms and conditions set forth therein, agreed to vote all of their respective shares of capital stock of Public Company in favor of Public Company Stockholder Matters and the Other Public Company Stockholder Matters at the Public Company Stockholders’ Meeting to be convened to approve the Mergers and the other Transactions; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Public Company’s willingness to enter into this Agreement, the Persons set forth on Schedule B attached hereto (the “Merger Partner Support Holders”) have each entered into a Voting Agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit B (the “Merger Partner Support Agreement”), pursuant to which the Merger Partner Support Holders have, subject to the terms and conditions set forth therein, agreed to vote all of their respective shares of membership interest in Merger Partner in favor of the Merger Partner Member Approvals by executing and delivering an action by written consent, representing the Merger Partner Member Approvals (together with the actions by written consent representing the Blocker Approvals, the “Written Consents”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Public Company, Merger Subsidiary, Merger Partner and each Blocker agree as follows:

ARTICLE I

THE MERGERS

1.1 Mergers; Effective Time of the Mergers.

(a) Blocker Mergers.

(i) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of Delaware Law, Public Company and each Blocker shall cause the corresponding Blocker Merger to be consummated (and for the avoidance of doubt, each Blocker shall only be responsible for causing the merger of itself with and into Public Company pursuant to its corresponding Blocker Merger). Each Blocker Merger shall be consummated at the applicable Blocker Merger Effective Time in accordance with this Agreement upon the filing and effectiveness of a certificate of merger relating to the corresponding Blocker Merger in substantially the form of Exhibit C-1 (with respect to the First Blocker Merger) or Exhibit C-2 (with respect to all subsequent Blocker Mergers other than the First Blocker Merger) (the applicable certificate of merger corresponding to each Blocker Merger being such Blocker Merger’s applicable “Blocker Certificate of Merger”).

(ii) Upon the applicable Blocker Merger Effective Time, the separate company existence of each Blocker being merged shall cease and Public Company, as the surviving corporation of such Blocker Merger, shall continue its corporate existence under Delaware Law.

(iii) Subject to the provisions of this Agreement, Public Company and each Blocker shall cause the corresponding Blocker Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware (and for the avoidance of doubt, each Blocker shall only be responsible for causing its applicable Blocker Certificate of Merger to be executed, acknowledged and filed). The applicable Blocker Merger shall become effective at the time when the corresponding Blocker Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Public Company, Merger Partner and the applicable Blocker in writing and specified in the corresponding Blocker Certificate of Merger (the effective time of each Blocker Merger being such Blocker Merger’s applicable “Blocker Merger Effective Time”).

(b) Merger Partner Merger.

(i) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of Delaware Law, Public Company, Merger Subsidiary and Merger Partner shall cause the Merger Partner Merger to be consummated. The Merger Partner Merger shall be consummated at the Merger Partner Merger Effective Time immediately following the Blocker Mergers in accordance with this Agreement upon the filing and effectiveness of a certificate of merger relating to the Merger Partner Merger in substantially the form of Exhibit C-3 (the “Merger Partner Certificate of Merger”).

(ii) Upon the Merger Partner Merger Effective Time, the separate company existence of Merger Subsidiary shall cease and Merger Partner, as the surviving limited liability company in the Merger Partner Merger, shall continue its existence as a limited liability company under Delaware Law.

(iii) Subject to the provisions of this Agreement, Public Company, Merger Subsidiary and Merger Partner and shall cause the Merger Partner Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware. The Merger Partner Merger shall become effective at the time when the Merger Partner Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Public Company and Merger Partner in writing and specified in the Merger Partner Certificate of Merger (the “Merger Partner Merger Effective Time”).

1.2 Closing; Actions at the Closing.

(a) The Closing shall take place at 10:00 a.m., Eastern time, on the Closing Date remotely by electronic exchange of documents and/or at the offices of Jones Day, 250 Vesey Street, New York, NY 10281, unless another date, place or time is agreed to in writing by Public Company and Merger Partner.

(b) At the Closing:

(i) Merger Partner and each Blocker shall deliver to Public Company and Merger Subsidiary the various certificates, instruments and documents referred to in Section 6.1 that are required to be delivered by it;

(ii) Public Company and Merger Subsidiary shall deliver to Merger Partner the various certificates, instruments and documents referred to in Section 6.2;

(iii) Public Company and Merger Partner shall file with the Secretary of State of the State of Delaware the Blocker Certificate of Merger for each of the Blocker Mergers and the Merger Partner Certificate of Merger, respectively;

(iv) Public Company, Merger Subsidiary, Merger Partner and each Blocker shall take, or cause to be taken, the actions set forth in Sections 1.1(a) and 1.1(b) that are required to be taken by it;

(v) Public Company shall issue the shares of Public Company Class A Common Stock and Public Company Class B Common Stock constituting the Merger Consideration and deposit them with the Exchange and Paying Agent pursuant to Section 2.2(a);

(vi) Merger Partner shall issue the Merger Partner Common Units constituting the Merger Consideration and deposit them with the Exchange and Paying Agent pursuant to Section 2.2(a);

(vii) Merger Partner shall issue the Merger Partner Common Units to be issued to Public Company pursuant to Section 2.1(b)(ii) and 7.5; and

(viii) Each Blocker shall deliver a properly executed certification that such entity’s equity interests are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS in accordance with the provisions of Treasury Regulations section 1.897-2(h)(2) and Merger Partner shall deliver a properly executed certification satisfying the requirements of Temporary Treasury Regulations section 1.1445-11T to the effect that fifty percent (50%) or more of the value of the gross assets of Merger Partner does not consist of “U.S. real property interests”, or that ninety percent (90%) or more of the value of the gross assets of Merger Partner does not consist of “U.S. real property interests” plus cash or cash equivalents.

1.3 Effects of the Mergers.

(a) At and after the Blocker Merger Effective Time corresponding to the First Blocker Merger, without any action on the part of Blocker 1 or Public Company or the holders of securities of the foregoing, (i) Blocker 1 shall merge with and into Public Company, the separate existence of Blocker 1 shall cease, and Public Company shall survive the First Blocker Merger and continue its corporate existence, (ii) the effect of the First Blocker Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law, (iii) the certificate of incorporation of Public Company shall be amended and restated in its entirety in a manner to be mutually agreed as soon as reasonably practicable following the date hereof by Merger Partner and Public Company (the “Amended Certificate”) and (iv) the by-laws of Public Company shall be amended and restated in their entirety in a manner to be mutually agreed as soon as reasonably practicable following the date hereof by Merger Partner and Public Company (the “Amended By-Laws”). Without limiting the foregoing, Public Company, as the surviving corporation in the First Blocker Merger, shall thereupon and thereafter possess all of the rights, property, privileges, powers and franchises, of a public as well as a private nature, of each of Public Company and Blocker 1, and shall become subject to all the restrictions, disabilities and duties of each of Public Company and Blocker 1.

(b) At and after the applicable Blocker Merger Effective Time of each Blocker Merger (other than the First Blocker Merger), without any action on the part of applicable Blocker being merged (other than Blocker 1) or Public Company or the holders of securities of the foregoing, (i) such Blocker shall merge with and into Public Company, the separate existence of such Blocker shall cease, and Public Company shall survive such Blocker Merger and continue its corporate existence and (ii) the effect of such Blocker Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the foregoing, Public Company, as the surviving corporation in each Blocker Merger (other than the First Blocker Merger), shall thereupon and thereafter possess all of the rights, property, privileges, powers and franchises, of a public as well as a private nature, of each of Public Company and the Blocker being merged in such Blocker Merger, and shall become subject to all the restrictions, disabilities and duties of each of Public Company and the Blocker being merged in such Blocker Merger.

(c) At and after the Merger Partner Merger Effective Time without any action on the part of Merger Partner, Merger Subsidiary or Public Company or the holders of securities of the foregoing, (i) Merger Subsidiary shall merge with and into Merger Partner, the separate existence of Merger Subsidiary shall cease, and Merger Partner shall survive the Merger and continue its existence as a limited liability company, (ii) the effect of the Merger Partner Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law and (iii)

the limited liability company agreement of Merger Partner shall be amended and restated in its entirety in a manner to be mutually agreed as soon as reasonably practicable following the date hereof by Merger Partner, Public Company and the Electing Members (the “Amended Operating Agreement”). Without limiting the foregoing, Merger Partner, as the surviving limited liability company of the Merger Partner Merger, shall thereupon and thereafter possess all of the rights, property, privileges, powers and franchises, of a public as well as a private nature, of the Merger Partner and Merger Subsidiary, and shall become subject to all the restrictions, disabilities and duties of each of Merger Partner and Merger Subsidiary.

1.4 Directors and Officers.

(a) At and after the Blocker Merger Effective Time corresponding to the First Blocker Merger, without any action on the part of Blocker 1 or Public Company or the holders of securities of the foregoing, the individuals set forth on Exhibit D-1 shall be the directors of Public Company, each to hold office in accordance with the Amended Certificate and Amended By-Laws of Public Company and until their respective successors are duly elected and qualified or until such director’s earlier death, resignation or removal.

(b) At and after the Blocker Merger Effective Time corresponding to the First Blocker Merger, without any action on the part of Blocker 1 or Public Company or the holders of securities of the foregoing, the individuals set forth on Exhibit D-2 shall be the officers of Public Company, each to hold office in accordance with the Amended Certificate and Amended By-Laws of Public Company and until their respective successors are duly appointed or until such officer’s earlier death, resignation or removal.

1.5 Additional Action. Public Company, at any time from and after the effective time of the Blocker Mergers and Merger Partner Merger, may take any lawful action, including executing and delivering any document, in the name and on behalf of either Merger Subsidiary, any Blocker or Merger Partner necessary or desirable in order to consummate and give effect to the Transactions.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Conversion of Securities.

(a) Blocker Mergers.

(i) At the applicable Blocker Merger Effective Time for each Blocker Merger, by virtue of such Blocker Merger and without any action on the part of Public Company, the Blocker being merged, any holder of limited liability company interests or capital stock, as applicable, in such Blocker or any other Person, (A) each limited liability company interest or share of capital stock, as applicable, of the Blocker being merged that is owned by such Blocker in treasury or by Public Company or any direct or indirect wholly-owned Subsidiary of Public Company as of immediately prior to the applicable Blocker Merger Effective Time shall be cancelled and cease to exist and no payment of consideration shall be delivered in exchange therefor and (B) each limited liability company interest or share of capital stock, as applicable, of the Blocker being merged issued and outstanding immediately prior to the applicable Blocker

Merger Effective Time (other than the limited liability company interests or share of capital stock, as applicable, referenced in clause (A) above) shall be automatically cancelled and converted into the right to receive the applicable portion of the Merger Consideration (in the form of shares of Public Company Class A Common Stock) corresponding to that Blocker Merger as set forth on the Allocation Schedule.

(ii) The shares of capital stock of Public Company outstanding immediately prior to each applicable Blocker Merger Effective Time shall remain outstanding.

(b) Merger Partner Merger.

(i) At the Merger Partner Merger Effective Time, by virtue of the Merger Partner Merger and without any action on the part of Public Company, Merger Subsidiary, Merger Partner, any holder of limited liability company interests in Merger Partner or any other Person:

(A) each Merger Partner Unit that is owned by Merger Partner in treasury as of immediately prior to the Merger Partner Merger Effective Time shall be cancelled and cease to exist and no payment of consideration shall be delivered in exchange therefor;

(B) each Merger Partner Unit (other than a Merger Partner PIU) held by an Electing Member (as determined pursuant to Section 2.5(b)) issued and outstanding immediately prior to the Merger Partner Merger Effective Time shall automatically be cancelled and converted into the right to receive in exchange therefor, at the election by such Electing Member pursuant to Section 2.5, either (I) the number of shares of Public Company Class A Common Stock set forth on the Allocation Schedule, or (II) the number of Merger Partner Common Units set forth on the Allocation Schedule and an equal number of shares of Public Company Class B Common Stock (a Merger Partner Common Unit and a share of Public Company Class B Common Stock, collectively, an “Up-C Unit”);

(C) each Merger Partner Warrant issued and outstanding immediately prior to the Merger Partner Merger Effective Time shall automatically be exchanged for the right to receive the number of shares of Public Company Class A Common Stock set forth on the Allocation Schedule;

(D) each Merger Partner Unit (other than a Merger Partner PIU) held by a Participating Member (or an Electing Member with respect to any Merger Partner Units held by such Electing Member that are not Excluded Units) issued and outstanding immediately prior to the Merger Partner Merger Effective Time shall (without duplication of any conversions pursuant to Section 2.1(b)(i)(B) above) automatically be cancelled and converted into the right to receive the number of shares of Public Company Class A Common Stock set forth on the Allocation Schedule; and

(E) each Merger Partner PIU issued and outstanding immediately prior to the Merger Partner Merger Effective Time shall, (I) to the extent not a “restricted unit” under the award agreements and governing documents applicable to such Merger Partner PIU as of such time, be automatically cancelled and converted into the right to receive the number of shares of Public Company Class A Common Stock set forth on the Allocation Schedule and (II) to the extent a “restricted unit” (or unvested) under the award agreements and other governing documents applicable to such Merger Partner PIU as of such time, be automatically cancelled and converted into the right to receive the number of restricted shares of Public Company Class A Common Stock pursuant to a Public Company Stock Plan, as set forth on the Allocation Schedule and subject to the same vesting schedule as was applicable to such Merger Partner PIU.

(ii) Immediately following the consummation of the Merger Partner Merger, and without any action on the part of Public Company, Merger Subsidiary, Merger Partner, any other holder of limited liability company interests in Merger Partner or any other Person, (A) each limited liability company interest of Merger Subsidiary issued and outstanding immediately prior to the Merger Partner Merger Effective Time shall be automatically be cancelled and cease to exist, (B) each Merger Partner Unit or Merger Partner Warrant held by the Public Company by operation of the Blocker Mergers issued and outstanding immediately prior to the Merger Partner Merger Effective Time shall automatically be converted or exchanged for the number of Merger Partner Common Units set forth in the Allocation Schedule, (C) each Merger Partner Warrant held by Public Company as a result of the exchanges set forth in Section 2.1(b)(i)(C) shall automatically be converted or exchanged for the number of Merger Partner Common Units set forth in the Allocation Schedule and (D) Merger Partner shall issue an aggregate number of Merger Partner Common Units to Public Company in an equal amount to the number shares of Public Company Class A Common Stock issued pursuant to Sections 2.1(b)(i)(B)(I), 2.1(b)(i)(D), and 2.1(b)(i)(E) (without duplication of Merger Partner Common Units issued pursuant to the foregoing clauses (B) and (C)) as set forth in the Allocation Schedule.

(c) Certain Adjustments to Per Share Amounts. All per-share or per-unit amounts of the Merger Consideration shall be equitably adjusted, as applicable and appropriate, to reflect fully the effect of, and to provide the holders of equity securities of Public Company, Blockers or Merger Partner the same economic effect as contemplated by this Agreement prior to the occurrence of, any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Stock), reorganization, recapitalization or other like change with respect to the Public Company Common Stock or the Merger Partner Units or any securities convertible or exchangeable into or exercisable for shares of Public Company Common Stock or Merger Partner Units occurring (or for which a record date is established) after the date of this Agreement and prior to the consummation of the First Blocker Merger. Nothing in this Section 2.1(c) will be construed to permit Public Company, Merger Partner, Merger Sub, or Blockers to take any action prohibited by the terms of this Agreement.

(d) No Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Public Company Class A Common Stock or Public Company Class B Common Stock shall be issued in exchange for any Merger Partner Units or equity securities in a Blocker, and no holder of any of the foregoing shall be entitled to receive a fractional share of Public Company Class A Common Stock or Public Company Class B Common Stock. Any fractional share of Public Company Class A Common Stock or Public Company Class B Common Stock issuable pursuant to Sections 2.1(a) or 2.1(b), shall be rounded up to the nearest whole share.

2.2 Payment Fund. The procedures for exchanging outstanding Merger Partner Units, Merger Partner Warrants or equity securities of any Blocker for the shares of Public Company Class A Common Stock, shares of Public Company Class B Common Stock, or Merger Partner Common Units to be issued to such holders in connection with the Mergers are as follows:

(a) Deposit at Closing. At the Closing, (i) Public Company shall deliver to the Exchange and Paying Agent shares of Public Company Class A Common Stock and Public Company Class B Common Stock issued in book entry form equal to the amount of the Merger Consideration payable in shares of Public Company Class A Common Stock and Public Company Class B Common Stock and (ii) Merger Partner shall deliver to the Exchange and Paying Agent Merger Partner Common Units in book entry form equal to the amount of the Merger Consideration payable in Merger Partner Common Units (the “Payment Fund”). For the avoidance of doubt, any Merger Partner Common Units to be issued to Public Company pursuant to Section 2.1(b)(ii), shall be issued by Merger Partner directly to Public Company immediately following the consummation of the Merger Partner Merger.

(b) Exchange and Paying Agent. The Exchange and Paying Agent shall, pursuant to instructions from Public Company and Merger Partner in accordance with the Exchange and Paying Agent Agreement and the Allocation Schedule, deliver (i) the applicable portion of the Merger Consideration to be paid in shares of Public Company Class A Common Stock, shares of Public Company Class B Common Stock and Merger Partner Common Units to the equity holders of Merger Partner and (ii) the applicable portion of the Merger Consideration for each Blocker Merger to be paid in shares of Public Company Class A Common Stock to the equity holders of the corresponding Blocker being merged in such Blocker Merger. The Payment Fund shall not be used for any purpose other than as specified in this Section 2.2(a).

(c) Exchange Procedures. Promptly, but in no event more than three (3) Business Days, following the date the Registration Statement is declared effective by the SEC, Public Company shall cause the Exchange and Paying Agent to mail to each Person who was a member of Merger Partner or any Blocker as of immediately prior to the effective time of each respective Mergers, (i) a Letter of Transmittal and (ii) instructions for effecting the issuance of the portion of the Merger Consideration, as applicable, payable with respect thereto pursuant to the terms of this Agreement and the Allocation Schedule. Upon proper delivery of a duly completed and executed Letter of Transmittal, each such Person shall be entitled to receive the number of shares of Public Company Class A Common Stock, shares of Public Company Class B Common Stock and Merger Partner Common Units as determined in accordance with Section 2.1 and reflected on the Allocation Schedule. If payment is to be made to a Person other than the Person who is reflected in the books and records of the applicable company as the applicable member, it shall be a condition of payment that the Person requesting such payment shall have established to the satisfaction of Public Company and the Exchange and Paying Agent that any transfer and other Taxes required by reason of such payment to a Person other than the applicable member have been paid or are not applicable. From and after the Merger Partner Merger Effective Time, or each applicable Blocker Merger Effective Time, as applicable, other than Electing Members (with respect to Excluded Units) each Person that was a member of

Merger Partner or the corresponding Blocker being merged, respectively (or the holder of an economic interest therein) shall have no rights as a member or holder of any such economic interests and, until the procedures contemplated by this Section 2.2 have been complied with, any such former limited liability company or economic interest shall represent only the right to receive the applicable portion of the Merger Consideration, respectively, on the terms and subject to the conditions of this Agreement.

(d) No Further Ownership Rights. All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to the applicable limited liability company or other interests in Merger Partner and each Blocker, respectively, and from and after the Merger Partner Merger Effective Time and the applicable Blocker Merger Effective Time, as applicable, (except as necessary to reflect the issuance of Merger Partner Common Units as Merger Consideration pursuant to Section 2.1) there shall be no further registration of transfers on the register or members or other books of Merger Partner or the corresponding Blocker which were outstanding as of immediately prior to the Merger Effective Time and the applicable Blocker Merger Effective Time, as applicable. If, after the Merger Partner Merger Effective Time and the applicable Blocker Merger Effective Time, as applicable, claims of ownership are presented to Public Company, Merger Partner or the Exchange and Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, subject to Section 2.2(f).

(e) Termination of Payment Fund. Any portion of the Payment Fund deposited with the Exchange and Paying Agent (including shares of Public Company Class A Common Stock or Public Company Class B Common Stock issued to a Public Company reserve account) that remains undistributed as of one year after the Closing shall be delivered to Public Company (subject to abandoned property, escheat or similar Law), upon demand, and any Person who is entitled to such amount under this Section 2.2 shall (subject to Section 2.2(f)) be entitled to seek payment of such amount from Public Company only as a general creditor thereof.

(f) No Liability. To the extent permitted by applicable Law, none of Public Company, Merger Subsidiary, Merger Partner, any Blocker or the Exchange and Paying Agent shall be liable to any Person for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If the applicable exchange procedures shall not have been completed prior to the first (1st) anniversary of the Closing Date (or immediately prior to such earlier date on which the related consideration payable pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity), any such consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of Public Company, free and clear of all claims or interest of any Person previously entitled thereto.

2.3 Allocation Schedule. The Allocation Schedule sets forth a true, correct and complete allocation of the amounts payable to the equity holders of Merger Partner and the Blockers pursuant to this Agreement as of the date of this Agreement and the pro forma equity capitalization of Public Company and Merger Partner giving effect to the Mergers. Merger Partner shall deliver an updated Allocation Schedule reflecting any transfers of equity interests in Merger Partner or any Blocker or issuances of equity or equity linked securities of Merger Partner after the date hereof (which issuances for the avoidance of doubt shall only be made in compliance with the terms of this Agreement), as well as the elections contemplated by Section 2.5, to Public Company at least three (3) Business Days prior to the Closing, which updated Allocation Schedule shall not, for the avoidance of doubt, change the aggregate number of shares of Public Company Class A Common Stock and Public Company Class B Common Stock comprising the Merger Consideration or the aggregate number of Merger Partner Common Units to be issued in connection with the Mergers (subject to the election rights of the Electing Members pursuant to Section 2.5); provided, however, that in the event Merger Partner sells additional Merger Partner Series F Preferred Units after the date of this Agreement at a cash price per Series F Preferred Unit of $2.00 and otherwise on terms substantially the same as issuances of Series F Preferred Units by Merger Partner prior to the date hereof (each, an “Additional Merger Partner Unit”) the Allocation Schedule shall be updated to reflect such issuances of Additional Series F Preferred Unit(s) of Merger Partner and the number of shares of Public Company Class A Common Stock, Public Company Class B Common Stock and Member Partner Class B Units comprising the Merger Consideration in exchange therefor and any additional Member Partner Class A Units to be issued as a result pursuant to Section 2.1(b)(ii). Public Company, Merger Partner and the Exchange and Paying Agent shall be entitled to rely conclusively on the Allocation Schedule as in effect from time to time and any amounts delivered by Public Company and Merger Partner to any security holder of Merger Partner or a Blocker (or delivered by Public Company to the Exchange and Paying Agent for further delivery to such Persons) in accordance with the Allocation Schedule, shall be deemed for all purposes to have been delivered to the applicable equity holder in full satisfaction of the obligations of Public Company and Merger Partner under this Article II.

2.4 Withholding Rights. Public Company, Merger Partner and the Exchange and Paying Agent will be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement to any Person, such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law, and to collect any necessary Tax forms, including Forms W-8 or W-9, as applicable, or any similar information, from any equity holders of Merger Partner or a Blocker and any other recipients of payments hereunder, provided, that if any payment to the equity holders of Merger Partner or a Blocker is subject to deduction or withholding (other than any payment to a Merger Partner employee in its capacity as such or a requirement to deduct or withhold that is attributable to a failure to provide a duly completed Form W-8 or W-9, as applicable, to the Exchange and Paying Agent), then the Public Company or the Exchange and Paying Agent shall (i) provide notice to Merger Partner or the applicable Blocker as soon as reasonably practicable after such determination and prior to such payment and (ii) reasonably cooperate with Merger Partner or the applicable Blocker to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. In the event that any amount is so deducted and withheld, and properly remitted, such amount will be treated for all purposes of this Agreement as having been paid to the Person to whom the payment from which such amount was withheld was made.

2.5 Merger Consideration Election Procedures.

(a) Promptly, but in no event more than three (3) Business Days, following the date the Registration Statement declared effective by the SEC (the “Mailing Date”), Merger Partner will mail, or cause the Exchange and Paying Agent to mail, to each holder of Merger Partner Units (other than Merger Partner PIUs) that is a Top 99 Merger Partner Holder as of the Mailing Date (or another date selected by Merger Partner which is reasonably acceptable to Public Company) a merger consideration election form in a form mutually satisfactory to Merger Partner and Public Company (the “Election Form”). The Election Form will accompany the Disclosure Statement and copies of the form of Tax Receivable Agreement, Amended Operating Agreement, Exchange Agreement and Registration Rights Agreement and the Election Form will include counterpart signatures to each of the foregoing agreements.

(b) Each Election Form will permit each holder (other than Blockers) of Merger Partner Units that is a Top 99 Merger Partner Holder, to elect on a per-Merger Partner Unit basis (other than in respect of Merger Partner PIUs), to receive as Merger Consideration in the Merger Partner Merger in the form of either (A) shares of Public Company Class A Common Stock or (B) Up-C Units (subject to the limitations in this Section 2.5(b), any such holder validly electing to receive Up-C Units in exchange for any one or more of its Merger Partner Units, an “Electing Member”, and the Merger Partner Units that such Electing Member will exchange for Up-C Units, the “Excluded Units”); provided, however, that no Electing Member will be entitled to receive Up-C Units to the extent such holder’s Excluded Units exchanged therefor would represent more than ninety-five percent (95%), or such lower percentage as may be determined by Merger Partner and set forth on the Election Form, of the total number of Merger Partner Units held by such Person as of immediately prior to the Merger Partner Merger Effective Time (for the avoidance of doubt, any Merger Partner Units held by such Person in excess of such amount will not constitute Excluded Units and will instead receive shares of Public Company Class A Common Stock in exchange for the Merger Partner Units representing such excess, notwithstanding such Person’s election).

(c) Any Merger Partner Units with respect to which an election may be made and the Exchange and Paying Agent does not receive a properly completed Election Form during the period (the “Election Period”) from the Mailing Date to 5:00 p.m., New York Time, on the Business Day that is five (5) Business Days prior to the Closing Date or such other date as Merger Partner and Public Company will, prior to the Closing, mutually agree (the “Election Deadline”) will be deemed to be held by a Participating Member and will receive the form of Merger Consideration set forth in Section 2.1(b)(i)(D). If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Merger Partner and Public Company shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

(d) Any election made pursuant to this Section 2.5 will have been properly made only if the Exchange and Paying Agent has actually received a properly completed Election Form (including duly executed counterpart signature pages to the Tax Receivable Agreement, the Amended Operating Agreement, the Exchange Agreement and the Registration Rights Agreement) during the Election Period. Any Election Form may be revoked or changed by the Person submitting it, by written notice received by the Exchange and Paying Agent during the Election Period. In the event an Election Form is revoked during the Election Period, the Merger Partner Units represented by such Election Form will be subject to Section 2.5(c) except to the extent a subsequent election is properly made during the Election Period. Any Election Form indicating Electing Member status must be accompanied by duly executed signature pages to the Tax Receivable Agreement, the Amended Operating Agreement, the Exchange Agreement

and the Registration Rights Agreement for such Election Form to be validly received. Subject to the terms of this Agreement and of the Election Form, the Exchange and Paying Agent will have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange and Paying Agent regarding such matters will be binding and conclusive. None of Merger Partner, Public Company or the Exchange and Paying Agent will be under any obligation to notify any Person of any defect in an Election Form.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MERGER PARTNER AND BLOCKERS

Merger Partner represents and warrants to Public Company that, except as set forth in Merger Partner Disclosure Schedule, the statements contained in Sections 3.1 through 3.21, and 3.29 and 3.30 (with respect to Merger Partner) are true and correct as of the date of this Agreement and as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). Each Blocker (solely with respect to itself and not to any other Blocker or Merger Partner) represents and warrants to Public Company that, except as set forth in Merger Partner Disclosure Schedule, the statements contained in Sections 3.22 through 3.28, and 3.29 and 3.30 (solely with respect to such Blocker) are true and correct as of the date of this Agreement and as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). Merger Partner Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article III; provided, however, that the disclosures in any section or paragraph of Merger Partner Disclosure Schedule shall qualify (a) the corresponding section or paragraph in this Article III and (b) such other sections or paragraphs in this Article III (whether or not there is a specific cross reference) to the extent that it is reasonably apparent on the face of the disclosure that such disclosure also qualifies or applies to such other section or paragraph.

3.1 Organization, Standing and Power. Merger Partner is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Except as would not, individually or in the aggregate, reasonably be expected to result in a Merger Partner Material Adverse Effect, Merger Partner is duly qualified to conduct business and is in good standing under the Laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification. Merger Partner has all requisite power and authority to (i) carry on the businesses in which it is engaged, (ii) own and use the properties owned and used by it and (iii) perform its obligations under all Merger Partner Contracts. Merger Partner has made available to Public Company complete and accurate copies of the Organizational Documents of Merger Partner as in effect on the date of this Agreement. Merger Partner is not in material default under or in material violation of any provision of its Organizational Documents.

3.2 Capitalization.

(a) Section 3.2(a) of the Merger Partner Disclosure Schedule sets forth the authorized capital of Merger Partner and the issued and outstanding equity interests of Merger Partner, in each case as of the date of this Agreement.

(b) Section 3.2(b) of Merger Partner Disclosure Schedule sets forth a complete and accurate list, as of the date of the Agreement, of (i) the members and holders of limited liability company interests of each of Merger Partner, showing the number and class(es) held by each holder and (ii) the holders of warrants to purchase limited liability company interest of the Merger Partner. Section 3.2(b) of Merger Partner Disclosure Schedule also indicates all limited liability company interests that are subject to a threshold value, vesting or otherwise subject to a repurchase or redemption right, indicating the name of the applicable member or interest holder, the threshold value, vesting schedule (including any acceleration provisions with respect thereto), and the repurchase price payable by Merger Partner. All of the limited liability company interests of Merger Partner have been duly authorized, validly issued, and free of all preemptive rights. To the Knowledge of Merger Partner, all of the limited liability company interests of Merger Partner have been offered, issued and sold by Merger Partner in compliance in all material respects with all applicable federal and state securities Laws.

(c) Except as set forth in Section 3.2(b), (A) there are no limited liability company interests of any class of Merger Partner, or any security exchangeable into or exercisable for such membership interests, issued, reserved for issuance or outstanding, (B) there are no options, warrants, securities, calls, rights, commitments or agreements to which Merger Partner is a party or by which Merger Partner is bound obligating Merger Partner to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional limited liability company interests of Merger Partner or any security or rights convertible into or exchangeable or exercisable for any such membership interests, or obligating Merger Partner to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement, and (C) Merger Partner have no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of their limited liability company interests or to make any distribution in respect thereof.

(d) Except for the Organizational Documents of Merger Partner or as set forth on Section 3.2(d) of the Merger Partner Disclosure Schedule, there is no agreement, written or, to the Knowledge of Merger Partner, oral, between Merger Partner and any holder of its limited liability company interests or, to the Knowledge of Merger Partner, among any holders of the limited liability company interests of Merger Partner, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag along” rights), registration under the Securities Act or the securities Laws of any other jurisdiction, or voting, of the limited liability company interests of Merger Partner.

(e) The Allocation Schedule sets forth as of the date of this Agreement a true, correct and complete summary of the allocation of the amounts payable to the equity holders of Merger Partner and the Blockers pursuant to this Agreement and the pro forma equity capitalization of each of Public Company and Merger Partner giving effect to the Closing. The allocation of payments set forth on the Allocation Schedule complies with the terms of Organizational Documents of Merger Partner.

3.3 Subsidiaries.

(a) Section 3.3(a) of Merger Partner Disclosure Schedule sets forth each Subsidiary of Merger Partner, all of which are wholly-owned by Merger Partner. Merger Partner does not own or control directly or indirectly or have any direct or indirect equity participation or similar interest in, or any obligation to provide funding to, any corporation, partnership, limited liability company, joint venture, trust or other business association or entity.

(b) Each Subsidiary of Merger Partner (i) is duly organized, validly existing and in standing under the Laws of the jurisdiction of its formation, (ii) is duly qualified to conduct business and is in good standing under the Laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification except as would not, individually or in the aggregate, reasonably be expected to result in a Merger Partner Material Adverse Effect, and (iii) has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Merger Partner has delivered to Public Company complete and accurate copies of the Organizational Documents of each Subsidiary of Merger Partner. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Merger Partner or any Subsidiary of Merger Partner is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any equity interests of any such Subsidiary other than to Merger Partner or another Subsidiary.

(c) All of the outstanding capital stock of or other voting securities of or ownership interests in each Subsidiary of Merger Partner, is owned by Merger Partner, directly or indirectly, free and clear of any Lien and free of any transfer restriction (other than transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests.

(d) Except for its interests in each Subsidiary of Merger Partner, Merger Partner does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person. There are no outstanding contractual obligations of Merger Partner or any of the Subsidiaries of Merger Partner in any Person.

3.4 Authority; No Conflict; Required Filings and Consents.

(a) Merger Partner has all requisite power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its respective obligations hereunder and thereunder. The execution and delivery by Merger Partner of this Agreement and the other agreements contemplated hereby and, subject to obtaining the Merger Partner Member Approval, which are the only approval required from the members of Merger Partner, the performance by Merger Partner of this Agreement and the consummation by Merger Partner of the Transactions have been duly and validly authorized by all necessary company or other corporate action on the part of Merger Partner. This Agreement and all other agreements contemplated hereby have been duly and validly executed and delivered by each of Merger Partner and, assuming the due execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes or will constitute a valid and binding obligation of Merger Partner, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) The Merger Partner Board (by unanimous written consent) has: (i) determined that the Transactions are fair to, advisable, and in the best interests of Merger Partner and its Subsidiaries; (ii) authorized, approved and declared advisable this Agreement and the Transactions, including the Merger Partner Merger; and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the Merger Partner Board has unanimously voted to adopt this Agreement and thereby approve the Transactions.

(c) Subject to the filing of the Merger Partner Certificate of Merger as required by Delaware Law, neither the execution and delivery by Merger Partner of this Agreement or any other agreement contemplated hereby, nor the performance by Merger Partner of its obligations hereunder or thereunder, nor the consummation by Merger Partner of the Transactions, will (i) conflict with or violate any provision of the Organizational Documents of Merger Partner, each as amended or restated to date, (ii) require on the part of Merger Partner or any of its Subsidiaries any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of Indebtedness, Lien (other than Permitted Liens) or other arrangement to which Merger Partner or any of its Subsidiaries is a party or by which Merger Partner or any of its Subsidiaries is bound or to which any of the assets of Merger Partner or any of its Subsidiaries are subject, (iv) result in the imposition of any Lien other than Permitted Liens upon any assets of Merger Partner or any of its Subsidiaries or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Merger Partner or any of its Subsidiaries or any properties or assets of any of the foregoing, except in the case of clauses (ii) through (v) as would not, individually or in the aggregate, reasonably be expected to result in a Merger Partner Material Adverse Effect.

3.5 Financial Statements; Information Provided.

(a) Merger Partner has made available to Public Company the Merger Partner Financial Statements. The Merger Partner Financial Statements (i) comply as to form with all applicable accounting requirements and (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby; provided, however, that the Merger Partner Financial Statements referred to in clause (b) of the definition of such term are subject to normal recurring year-end adjustments (which, individually and in the aggregate, will not be material) and do not include footnotes.

(b) Each of the Merger Partner Financial Statements fairly presents the consolidated assets, liabilities, business, financial condition, results of operations and cash flows of Merger Partner and its Subsidiaries as of the date thereof and for the period referred to therein, and is consistent with the books and records of Merger Partner and its Subsidiaries.

(c) Merger Partner maintains accurate books and records reflecting its assets and liabilities and maintains proper and a system of internal accounting control over financial reporting designed to provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of Merger Partner and to maintain accountability for Merger Partner’s assets, (iii) access to assets of Merger Partner is permitted only in accordance with management’s authorization, (iv) the reporting of assets of Merger Partner is compared with existing assets at regular intervals, and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Merger Partner has disclosed to Merger Partner’s auditors and audit committee (and made available to Public Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Merger Partner’s ability to record, process, summarize and report financial information and (B) any Fraud, whether or not material, that involves management or other employees who have a significant role in Merger Partner’s or its Subsidiaries’ internal control over financial reporting. Merger Partner has not identified any material weaknesses in the design or operation of Merger Partner’s internal control over financial reporting.

(d) Neither Merger Partner nor any of its Subsidiaries has any Liability, except for: (i) Liabilities disclosed, reflected or reserved against in Public Company’s most recent interim consolidated unaudited balance sheet for the period ended September 30, 2022; (ii) Liabilities that have been incurred by Merger Partner or its Subsidiaries since September 30, 2022 in the Ordinary Course of Business; (iii) Liabilities for performance of obligations of Merger Partner or any of its Subsidiaries under Merger Partner Contracts (other than those arising as a result of a breach or default thereunder or as a result of failure to comply with applicable Law); (iv) Liabilities for payment of fees and expenses incurred in connection with the Transactions; (v) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to Merger Partner and its Subsidiaries, taken as a whole; and (vi) Liabilities described in Section 3.5(d) of the Merger Partner Disclosure Schedule.

(e) The information (including information relating to the Blockers) to be supplied by or on behalf of Merger Partner for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed by Public Company pursuant to which shares of Public Company Class A Common Stock and Public Company Class B Common Stock issued in connection with the Mergers shall be registered under the Securities Act (the “Registration Statement”), or supplied by or on behalf of Merger Partner for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each a “Regulation M-A Filing”), shall not at the time the Registration Statement or any such Regulation M-A Filing is filed with the SEC, at any time it is amended or supplemented or at the time the Registration Statement is declared effective by the SEC, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, in light of the circumstances under which they were made. The information (including information relating to the Blockers) to be supplied by or on behalf of Merger Partner for inclusion or incorporation by reference in the proxy statement/prospectus (the “Proxy Statement/Prospectus”) to be sent to the stockholders of Public Company in connection with the meeting of Public Company’s Stockholders’ Meeting shall not, on the date the Proxy Statement/Prospectus is first mailed to stockholders of Public Company, or at the time of the Public Company Meeting or as of the Effective Time, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Public Company Meeting that has become, in light of the circumstances in which they were made, false or misleading.

(f) Between January 1, 2020 and the date of this Agreement, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, principal accounting officer or general counsel of Merger Partner, the Merger Partner Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls.

3.6 Absence of Certain Changes. Since December 31, 2021, except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Merger Partner Material Adverse Effect, (b) Merger Partner and its Subsidiaries have conducted their businesses in the Ordinary Course of Business and (c) neither Merger Partner nor any Subsidiary has taken any of the actions set forth in clauses (a) through (o) of Section 5.1.

3.7 Merger Partner Tax Matters.

(a) Each of Merger Partner and its Subsidiaries has properly filed on a timely basis all income and other material Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. Each of Merger Partner and its Subsidiaries has paid on a timely basis all income or other material Taxes, whether or not shown on any Tax Return, that were due and payable.

(b) All material Taxes that Merger Partner or any of its Subsidiaries was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity, in each case in compliance in all material respects with applicable law.

(c) No examination or audit of any Tax Return of Merger Partner or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the Knowledge of Merger Partner, has been threatened by any Governmental Entity. No deficiencies for Taxes of Merger Partner or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Entity in writing. Neither Merger Partner nor any of its Subsidiaries has been informed in writing by any jurisdiction in which Merger Partner or any of its Subsidiaries does not file a Tax Return that the jurisdiction believes that Merger Partner or any of its Subsidiaries was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction. Neither Merger Partner nor any of its Subsidiaries has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, (ii) requested any extension of time within which to file any Tax Return (other than any automatic extension granted in the ordinary course of business and consistent with past custom and practice of Merger Partner), or (iii) executed or filed any power of attorney with any taxing authority, which is still in effect.

(d) Neither Merger Partner nor any of its Subsidiaries has participated in any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b) or a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any analogous provision of state or local Law.

(e) There are no Liens with respect to Taxes on any of the assets of Merger Partner or its Subsidiaries, other than Permitted Liens.

(f) With the exception of customary commercial leases or contracts that are not primarily related to Taxes entered into in the Ordinary Course of Business and liabilities thereunder, neither Merger Partner nor any of its Subsidiaries (i) has any liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of state, local or non-U.S. law), as a transferee or successor, or pursuant to any contractual obligation for any Taxes of any Person other than Merger Partner or any of its Subsidiaries, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

(g) During the two-year period ending on the date hereof, neither Merger Partner (including any predecessor thereof) nor any of its Subsidiaries (including any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(h) Other than Section 3.15, this Section 3.7 provides the sole and exclusive representations and warranties of Merger Partner in respect of Tax matters.

3.8 Assets. Except as would not be, individually or in the aggregate, material to Merger Partner and its Subsidiaries, taken as a whole, Merger Partner or its applicable Subsidiary is the true and lawful owner of, and has good title to, all of the assets (tangible or intangible) purported to be owned by Merger Partner or such Subsidiary, free and clear of all Liens other than Permitted Liens. Merger Partner and each Subsidiary owns or leases all material tangible assets sufficient for the conduct of its businesses as presently conducted, which tangible assets are reflected in the Merger Partner Financial Statements (other than to the extent disposed of in the Ordinary Course of Business). Except as would not, individually or in the aggregate, reasonably be expected to result in a Merger Partner Material Adverse Effect, each such tangible asset is free from defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

3.9 Owned and Leased Real Property.

(a) Neither Merger Partner nor any of its Subsidiaries owns any real property.

(b) Merger Partner has delivered to Public Company complete and accurate copies of all material Leases of Merger Partner and its Subsidiaries. Neither Merger Partner nor any Subsidiary occupies any space other than pursuant to a Lease. With respect to each such Lease, except as would not, individually or in the aggregate, reasonably be expected to result in a Merger Partner Material Adverse Effect:

(i) such Lease is legal, valid, binding, enforceable and in full force and effect against Merger Partner or its Subsidiary that is the party thereto, as applicable, and, to the Knowledge of Merger Partner, against each other party thereto;

(ii) such Lease will continue to be legal, valid, binding, enforceable and in full force and effect against Merger Partner or the Subsidiary that is the party thereto, as applicable, and, to the Knowledge of Merger Partner, against each other party thereto immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(iii) none of Merger Partner, any Subsidiary of Merger Partner or, to the Knowledge of Merger Partner, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the Knowledge of Merger Partner, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default by Merger Partner or any Subsidiary of Merger Partner or, to the Knowledge of Merger Partner, any other party under such Lease; and no event has occurred that would give rise to a termination right under such Lease;

(iv) neither Merger Partner nor any Subsidiary of Merger Partner has assigned, transferred, conveyed, mortgaged, subleased, licensed, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

(v) to the Knowledge of Merger Partner, there are no Liens (other than Permitted Liens) applicable to the real property subject to such Lease which would reasonably be expected to impair the current uses or the occupancy by Merger Partner or any Subsidiary of Merger Partner of the property subject thereto.

(c) Each of Merger Partners and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, in each case, that are material to Merger Partner and its Subsidiaries, taken as a whole, including: (A) all such tangible assets reflected on the Merger Partner Financial Statements; and (B) all other such tangible assets reflected in the books and records of Merger Partner or any of its Subsidiaries as being owned by Merger Partner or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by Merger Partner or any of its Subsidiaries free of any Liens other than Permitted Liens.

3.10 Intellectual Property.

(a) Section 3.10(a) of the Merger Partner Disclosure Schedule sets forth a true, correct and complete list of all Patents, Copyright registrations, Trademark registrations, applications for Trademark registration, material unregistered Trademarks, Design registrations and applications for Design registration, and Internet domain names owned (in whole or in part) by or exclusively licensed to Merger Partner or any of its Subsidiaries.

(b) (i) Merger Partner and its Subsidiaries (A) solely own all Intellectual Property owned or purported to be owned by Merger Partner or any of its Subsidiaries and (B) possess, hold or have obtained valid and enforceable licenses or other rights under all other Intellectual Property necessary to operate the business of Merger Partner in the manner now operated and as currently proposed to be operated by it as disclosed in the Registration Statement and Prospectus, except, in each case of (A) and (B), as such failure to own or obtain such licenses would not, individually or in the aggregate, reasonably be expected to result in a Merger Partner Material Adverse Effect; (ii) none of the Intellectual Property owned by, exclusively licensed to, or to the Knowledge of Merger Partner, otherwise licensed to or used by, the Merger Partner and its Subsidiaries (collectively, the “Merger Partner Intellectual Property”) has been adjudged invalid or unenforceable, in whole or in part; (iii) to the Knowledge of Merger Partner, no third party is infringing, misappropriating, or otherwise violating any Merger Partner Intellectual Property, except, where such infringement, misappropriation or other violation would not, individually or in the aggregate, reasonably be expected to result in a Merger Partner Material Adverse Effect; (iv) since January 1, 2020 to the date of this Agreement, to the Knowledge of Merger Partner, there has been no actual or threatened action, suit, proceeding or claim by others challenging the validity, enforceability or scope of, or challenging Merger Partner’s ownership of or rights in or to, any Merger Partner Intellectual Property, and Merger Partner is not aware of any facts or circumstances that would render any Merger Partner Intellectual Property invalid or unenforceable by Merger Partner or one of its Subsidiaries, or of inadequate scope to protect the interests of Merger Partner in conducting its business, except in each case, as would not, individually or in the aggregate, reasonably be expected to result in a Merger Partner Material Adverse Effect; (v) since January 1, 2020 to the date of this Agreement, to the Knowledge of Merger Partner, there has been no actual, or threatened action, suit, proceeding or claim by a third party alleging that Merger Partner or any of its Subsidiaries infringes, misappropriates, or otherwise violates, any Intellectual Property of third parties, and Merger Partner has not received any notice alleging, or is otherwise aware of, any facts or circumstances that would give rise to such an action, proceeding or claim, except, in each case, where such infringement, misappropriation or other violation would not, individually or in the aggregate, reasonably be expected to result in a Merger Partner Material Adverse Effect; (vi) Merger Partner has taken all reasonable steps to protect, maintain and safeguard the Merger Partner Intellectual Property, including the execution of appropriate nondisclosure, confidentiality agreements and invention assignment agreements and invention assignments with their directors, officers, employees, contractors and other agents and since January 1, 2020 to the date of this Agreement, to the Knowledge of Merger Partner, no such individual is in or has been in violation of any term of such nondisclosure, confidentiality agreements and invention assignment agreements; and (vii) since January 1, 2020 to the date of this Agreement, to the Knowledge of Merger Partner, no material technology employed by Merger Partner or its Subsidiaries has been obtained or is being used by Merger Partner or its Subsidiaries in violation of any contractual or legal obligation binding on Merger Partner, its Subsidiaries or any of its officers, directors or employees, which violation relates to the breach of a confidentiality obligation, obligation to assign Intellectual Property to a previous employer or obligation otherwise not to use the Intellectual Property of a third party.

(c) To the Knowledge of Merger Partner, the material information technology systems of the Merger Partner and its Subsidiaries are adequate for their respective businesses as currently conducted in all material respects.

3.11 Contracts.

(a) Section 3.11(a) of Merger Partner Disclosure Schedule lists the following agreements (each a “Merger Partner Contract”) to which Merger Partner or any Subsidiary of Merger Partner is a party as of the date of this Agreement which contains any remaining material rights or obligations:

(i) any agreement (or group of related agreements) (A) which involves expected payments in an amount in excess of $500,000 in the aggregate, (B) in which Merger Partner or any of its Subsidiaries has granted “most favored nation” pricing provisions or exclusive marketing or distribution rights or has agreed to purchase goods or services exclusively from a certain party, (C) which limits the freedom of Merger Partner or its Subsidiaries to engage in any line of business or compete with any Person or (D) which contains any non-solicitation provision, in each case, except for restrictions that would not materially affect the ability of Merger Partner and its Subsidiaries to conduct its business, in each case, that is not terminable by Merger Partner or its Subsidiaries, as applicable, on 90 days’ notice or less;

(ii) any agreement relating to the disposition or acquisition of material assets or any ownership interests in any Person, in each case, involving payments in excess of $500,000, other than agreements in which the applicable acquisition or disposition has been consummated and there are no material ongoing liabilities or obligations;

(iii) any agreement providing for any material royalty, milestone or similar payments by Merger Partner or its Subsidiaries;

(iv) any agreement concerning the establishment or operation of a joint venture with a third party;

(v) any agreement (or group of related agreements) under which Merger Partner or any Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) material Indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Lien (other than Permitted Liens) on any of its assets, tangible or intangible;

(vi) any agreement for the disposition of any material assets or business of Merger Partner or any Subsidiary or any agreement for the acquisition of material assets or business of any other Person (other than purchases of inventory or components in the Ordinary Course of Business);

(vii) any noncompetition agreement restricting Merger Partner or any of its Subsidiaries from competing in any line of business or jurisdiction;

(viii) any written employment agreement or consulting agreement that is not on Merger Partner’s standard form of employment agreement or consulting agreement, each of which has been previously made available to Public Company (excluding employment agreements that are terminable “at will” without the payment of severance or other amounts upon termination, and consulting agreements which are terminable on 30 days or less notice without the payment of additional consideration);

(ix) any agreement providing for severance, retention, change in control payments, or transaction-based bonuses or incentives;

(x) any material settlement agreement or agreement that includes the admission of wrongdoing by Merger Partner or any of its Subsidiaries or any of their respective officers or directors;

(xi) any agreement with respect to an interest rate, currency or other swap or derivative transaction (other than those solely between Merger Partner or any of its Subsidiaries);

(xii) any agreement between Merger Partner or any of its Subsidiaries, on the one hand, and any director, officer or employee of Merger Partner or any of its Subsidiaries or any Person beneficially owning five percent or more of the outstanding equity interests of Merger Partner or any of their respective Affiliates, on the other hand;

(xiii) except as set forth in the Organizational Documents of Merger Partner or in Merger Partner’s standard form of restricted unit grant agreement, any agreement that contains a put, call or similar right pursuant to which Merger Partner or any of its Subsidiaries or after the Merger Partner Merger Effective Time, Public Company or any of its Subsidiaries or Affiliates, could be required to purchase or sell, as applicable, in a single transaction or series of transactions, (A) any equity interests of any Person or (B) any asset or group of related assets that have a fair market value or purchase price of more than $500,000 individually or in the aggregate;

(xiv) any agreement relating to royalty, dividend or similar arrangement to be paid, or received, by Merger Partner or any of its Subsidiaries that is based on the revenue or profits of Merger Partner or any of its Subsidiaries or any material agreement involving fixed price or fixed volume arrangements;

(xv) any agreement under which the consequences of a default or termination would not, individually or in the aggregate, reasonably be expected to result in a Merger Partner Material Adverse Effect;

(xvi) any agreement with expected annual receipts or payables of more than $500,000 annually, under which Merger Partner or any of its Affiliates or Subsidiaries has (A) granted a license, sublicense, covenant not to sue or assert, immunity from suit, right to coexist or other right under any Intellectual Property to any other Person; (B) received from any other Person a grant of a license, sublicense, covenant not to sue or assert, immunity from suit, right to coexist or other right under any Intellectual Property (other than licenses to any shrink wrap, click wrap or other software that is generally commercially available and not customized costing less than $50,000 per year or as a one-time fee); (C) assigned any rights under any Intellectual Property to any other Person; or (D) received an assignment of any rights under Intellectual Property from any Person (other than assignments from employees on the form assignment agreement used by Merger Partner with such employees);

(xvii) any agreement the primary purpose of which is to provide for the sharing, indemnification or allocation of Taxes between or among the Merger Partner and its Subsidiaries, or between or among the Subsidiaries of Merger Partner; and

(xviii) any other agreement (or group of related agreements) that is material to Merger Partner and its Subsidiaries, taken as a whole, including any material contacts (as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act).

(b) Merger Partner has made available to Public Company a complete and accurate copy of each Merger Partner Contract (as amended to date) as of the date of this Agreement. With respect to each Merger Partner Contract: (i) the Merger Partner Contract is legal, valid, binding and enforceable and in full force and effect against Merger Partner or the Subsidiary that is the party thereto, as applicable, and, to the Knowledge of Merger Partner, against each other party thereto; (ii) the Merger Partner Contract will continue to be legal, valid, binding and enforceable and in full force and effect against Merger Partner or the Subsidiary that is the party thereto, as applicable, and, to the Knowledge of Merger Partner, against each other party thereto immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither Merger Partner, any Affiliate or Subsidiary nor, to the Knowledge of Merger Partner, any other party, is in breach or violation of, or default under, any such Merger Partner Contract, and no event has occurred, is pending or, to the Knowledge of Merger Partner, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default by Merger Partner, any Subsidiary or, to the Knowledge of Merger Partner, any other party under such Merger Partner Contract, in each case, where any such breach or violation would not, individually or in the aggregate, reasonably be expected to result in a Merger Partner Material Adverse Effect.

3.12 Litigation. As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of Merger Partner, threatened with respect to, (A) against or affecting (i) Merger Partner or any Subsidiary of Merger Partner, (ii) any current or former officer, director, employee, consultant, agent or member of any of the foregoing in its, his or her capacity as such, (iii) any of the material assets owned or used by Merger Partner and its Subsidiaries or (iv) to the Knowledge of Merger Partner, any Blocker and (B) no notice of any Legal Proceeding involving or relating to Merger Partner, any of its Subsidiaries, or any Blocker, whether pending or threatened, has been received by Merger Partner, any of its Subsidiaries, or to the Knowledge of Merger Partner any Blocker, in each case as would not, individually or in the aggregate, reasonably be expected to result in a Merger Partner Material Adverse Effect, a Public Company Material Adverse Effect (after giving effect to the Closing) or that would have the effect of preventing, delaying beyond the Outside Date, or making illegal, the Transactions (including the Mergers). As of the date of this Agreement, there are no material judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency or other Governmental Entity, by arbitration or otherwise) against or involving Merger Partner or any Subsidiary of Merger Partner or, to the Knowledge of Merger Partner, any Blocker. As of the date of this Agreement, there is no material Legal Proceeding by Merger Partner or any Subsidiary of Merger Partner pending, or which Merger Partner, any Subsidiary of Merger Partner or, to the Knowledge of Merger Partner, any Blocker has commenced preparations to initiate, against any other Person.

3.13 Environmental Matters.

(a) Since January 1, 2020, Merger Partner and its Subsidiaries have complied with all applicable Environmental Laws except as would not, individually or in the aggregate, reasonably be expected to result in a Merger Partner Material Adverse Effect. There is no pending or, to the Knowledge of Merger Partner, threatened material Legal Proceeding relating to any Environmental Law involving Merger Partner or any Subsidiary of Merger Partner.

(b) To the Knowledge of Merger Partner, neither Merger Partner nor any Subsidiary of Merger Partner has any material liabilities or material obligations arising from the release or threatened release of any Materials of Environmental Concern into the environment.

(c) Neither Merger Partner nor any Subsidiary of Merger Partner is a party to or bound by any court order, administrative order, consent order or other agreement between Merger Partner or any Subsidiary and any Governmental Entity entered into in connection with any material legal obligation or material liability arising under any Environmental Law.

(d) Merger Partner has no Knowledge of any material environmental liability relating to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by Merger Partner or any Subsidiary of Merger Partner.

3.14 Labor and Employment.

(a) Each such current Merger Partner Employee is retained at-will and none of such current Merger Partner Employees is a party to a written employment agreement or contract with Merger Partner or any Subsidiary contradicting their at-will employment. Each current Merger Partner Employee has entered into Merger Partner’s or such Subsidiary’s standard form of confidentiality, non-competition and assignment of inventions agreement, a copy of which has previously been delivered to Public Company. All of the agreements referenced in the preceding sentence will continue to be in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

(b) Since January 1, 2020, neither Merger Partner nor any Subsidiary of Merger Partner has breached or violated any (i) applicable Law respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such Law respecting employment discrimination, employee classification (for overtime purposes or as employee versus independent contractor), workers’ compensation, family and medical leave, the Immigration Reform and Control Act and occupational safety and health requirements, or (ii) employment or other individual service provider agreement, in each case except as would not, individually or in the aggregate, reasonably be expected to be material to Merger Partner and its Subsidiaries, taken as a whole. As of the date hereof, no material claims, controversies, investigations, audits or other Legal Proceedings are pending or, to the Knowledge of Merger Partner, threatened, with respect to such Laws or agreements, either by private Persons or by Governmental Entities.

(c) Neither Merger Partner nor any Subsidiary of Merger Partner is a party to or bound by any collective bargaining agreement, nor has either of them experienced any actual or, to the Knowledge of Merger Partner, threatened strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Merger Partner has no Knowledge of any material organizational effort made or threatened (including the filing of a petition for certification) either currently or within the past two (2) years, by or on behalf of any labor union with respect to Merger Partner Employees.

(d) Each such consultant or independent contractor is or was a party to a written agreement or contract with Merger Partner or its Subsidiaries. Merger Partner and its Subsidiaries have not incurred, and, to the Knowledge of Merger Partner, no circumstances exist under which, Merger Partner and its Subsidiaries could reasonably be expected to incur, any material liability arising from the misclassification of employees as consultants or independent contractors, or from the misclassification of consultants or independent contractors as employees. Each such consultant and independent contractor has entered a confidentiality and assignment of inventions agreement with Merger Partner, a copy of which has previously been made available to Public Company.

(f) As of the date hereof, no charges or complaints are open and pending against Merger Partner or any Subsidiary with the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance Programs (the “OFCCP”), or similar Governmental Entity or pursuant to internal complaint procedures, and, to the Knowledge of Merger Partner, as of the date hereof no current or former employee of Merger Partner or any Subsidiary has made, during the last twelve (12) months, an oral or, during the last three (3) years, a written complaint of discrimination, retaliation or other similar wrongdoing. True, correct and complete information regarding any closed charges or complaints filed since December 31, 2020 through the date of this Agreement with the Equal Employment Opportunity Commission, the OFCCP or similar Governmental Entity (or, with respect to discrimination, retaliation, or similar wrongdoing, pursuant to internal complaint procedures) has been made available to Public Company.

(g) Since January 1, 2020, neither Merger Partner nor any Subsidiary has caused (i) a plant closing as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) affecting any site of employment or one or more operating units within any site of employment of Merger Partner or any Subsidiary or (ii) a mass layoff as defined in the WARN Act, nor has Merger Partner or any Subsidiary been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar foreign, state or local Law.

3.15 Employee Benefit Plans.

(a) Section 3.15(a) of Merger Partner Disclosure Schedule contains a complete and accurate list of all material Merger Partner Benefit Plans. Complete and accurate copies of (i) all Merger Partner Benefit Plans which have been reduced to writing, together with all amendments thereto, (ii) written summaries of all material unwritten Merger Partner Benefit Plans, (iii) all related trust agreements, insurance contracts, and most recent summary plan description together with the summary or summaries of material modifications thereto, (iv) the most recently filed annual report on IRS Form 5500 and all schedules thereto and (for all funded plans) all plan financial statements for the last plan year for each Merger Partner Benefit Plan, (v) all reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k), and 401(m) of the Code for the past year, (vi) the most recent determination letter or opinion letter issued by the Internal Revenue Service with respect to any Merger Partner Benefit Plan intended to be qualified under Section 401(a) of the Code, and (vii) any material written or electronic communications from or to the Internal Revenue Service, the Department of Labor (“DOL”) or any other Governmental Entity received in the three (3) year period preceding the date of this Agreement with respect to a Merger Partner Benefit Plan (including any voluntary correction submissions), have been delivered or made available to Public Company. No Merger Partner Benefit Plan is or has been subject to non-U.S. Law.

(b) Neither Merger Partner, any of its Subsidiaries, nor any of their respective ERISA Affiliates sponsors, maintains or contributes to or in the last six years has sponsored, maintained, contributed to or been required to contribute to, or has (or is reasonably expected to have) any material current or contingent liability with respect to any (i) “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, or (iii) a “multiple employer plan” subject to Sections 4063 or 4064 of ERISA or Section 413(c) of the Code. No liability under Section 302 or Title IV of ERISA or Section 412 of the Code has been incurred by Merger Partner, any of its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full.

(c) Each Merger Partner Benefit Plan has been administered in all material respects in accordance with its terms and each of Merger Partner, its Subsidiaries and its ERISA Affiliates has met its obligations in all material respects with respect to each Merger Partner Benefit Plan and has timely made all required contributions, premiums and other payments thereto, in each case in all material respects. Merger Partner, its Subsidiaries, each of its ERISA Affiliates and each Merger Partner Benefit Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code (including Section 409A of the Code) and the regulations thereunder. Each Merger Partner Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code and, no fact or event has occurred that would adversely affect the qualification or tax exemption of any such Merger Partner Benefit Plan. There is no legally binding commitment to create any additional Merger Partner Benefit Plans or to modify any existing Merger Partner Benefit Plans.

(d) There are no Legal Proceedings (except claims for benefits payable in the normal operation of Merger Partner Plans and proceedings with respect to qualified domestic relations orders) against or involving any Merger Partner Benefit Plan or asserting any rights or claims to benefits under any Merger Partner Benefit Plan that could give rise to any material liability. No Merger Partner Benefit Plan is or within the last three (3) calendar years has been the subject of, or has received or provided notice that it is the subject of, examination by a Governmental Entity or a participant in a government sponsored amnesty, voluntary compliance or similar program.

(e) The execution and delivery of this Agreement and the consummation of the Transactions will not, either alone or in combination with another event, (A) entitle any current or former employee, director, officer or independent contractor of Merger Partner or any of its Subsidiaries to severance pay, retention bonuses, non-competition payments or any other material compensatory payment, (B) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, director, officer or independent contractor, or (C) directly or indirectly require Merger Partner to transfer or set aside any assets to fund any material benefits under any Merger Partner Benefit Plan. No director, officer, employee or other service provider of Merger Partner or any of its Subsidiaries is entitled to a gross up, make whole or other similar payment as a result of the imposition of Taxes under Section 4999 or Section 409A of the Code pursuant to any agreement or arrangement with the Merger Partner or any of its Subsidiaries.

3.16 Compliance with Laws. Each of Merger Partner, its Subsidiaries has since January 1, 2020 conducted, and is conducting, its business and operations in compliance in all material respects with all applicable Laws. Since January 1, 2020, neither Merger Partner nor any Subsidiary has received any notice or other communication from any Governmental Entity or other Person alleging any material noncompliance with any applicable Law. To the Knowledge of Merger Partner, neither Merger Partner nor any Subsidiary has any material liability for failure to comply with any Law and, to the Knowledge of Merger Partner, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such liability. Neither Merger Partner nor any Subsidiary has conducted any internal investigation with respect to any actual, potential or alleged violation of any Law by any manager, member or other equity holder, officer or Merger Partner Employee or concerning any actual or alleged Fraud.

3.17 Unlawful Payments. Since January 1, 2020, Merger Partner and its Subsidiaries are and have been in compliance in all material respects with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such convention, all other international anti-bribery conventions and all applicable anti-corruption or bribery Laws in any jurisdiction in which Merger Partner or any Subsidiary has conducted its business (collectively, “Anti-Bribery Laws”). Since January 1, 2020, neither Merger Partner nor any Subsidiary has received any written communication from any Governmental Entity that alleges that Merger Partner or any Subsidiary, or any current or former Representatives thereof, is or may be in violation of, or has, or may have, any liability under, any Anti-Bribery Laws, and no such actual or potential violation of Anti-Bribery Laws has been discovered by or brought to the attention of Merger Partner or any Subsidiary since January 1, 2020. Since January 1, 2020, neither Merger Partner nor any Subsidiary has made or anticipates making any disclosures to any Governmental Entity for potential violations of Anti-

Bribery Laws. To the Knowledge of Merger Partner, none of Merger Partner and its Subsidiaries’ current or former Representatives is currently an officer, agent or employee of a Governmental Entity. Neither Merger Partner nor any Subsidiary nor any of their respective current or former Representatives has directly or indirectly offered, given, reimbursed, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment payable to (a) any Person who is an official, officer, agent, employee or representative of any Governmental Entity or of any existing or prospective customer (whether or not owned by a Governmental Entity), (b) any political party or official thereof or (c) any candidate for political or political party office, in each case while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, reimbursed, paid or promised, directly or indirectly, for purposes not allowable under the Anti-Bribery Laws, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual affiliated with any such customer, political party or official or political office.

3.18 Permits. Each of Merger Partner and its Subsidiaries owns or holds all material Permits that are required for Merger Partner and its Subsidiaries, respectively, to conduct their business as presently conducted or as proposed to be conducted. Each such Permit is in full force and effect. Merger Partner or the applicable Subsidiary, as the case may be, is in compliance in all material respects with the terms of each such Permit; and, as of the date of this Agreement, to the Knowledge of Merger Partner, no suspension or cancellation of such Permit is threatened and, to the Knowledge of Merger Partner, there is no basis for believing that such Permit will not be renewable upon expiration, other than in the Ordinary Course of Business. Each such Permit will continue in full force and effect immediately following the Closing. Merger Partner has made available to Public Company all such Permits as of the date of this Agreement.

3.19 Insurance.

(a) Merger Partner has made available to Public Company a true and complete list, as of the date of this Agreement, all material insurance policies (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, director and officer liability, product liability and automobile insurance policies and bond and surety arrangements) to which Merger Partner or any Subsidiary is a party, a named insured or otherwise the beneficiary of coverage (the “Merger Partner Insurance Policies”), all of which are in full force and effect. The Merger Partner Insurance Policies are of the type and in the amounts customarily carried by organizations conducting businesses or owning assets similar to those of Merger Partner. There is no material claim pending under the Merger Partner Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all of the Merger Partner Insurance Policies have been paid, and, to the Knowledge of Merger Partner, neither Merger Partner nor any Subsidiary may be liable for retroactive premiums or similar payments, and Merger Partner and its Subsidiaries are otherwise in compliance with the terms of the Merger Partner Insurance Policies in all material respects. Merger Partner has no Knowledge of any threatened termination of, or premium increase with respect to, any of the Merger Partner Insurances Policies. Each Merger Partner Insurance Policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. There is no material claim by Merger Partner or any of its Subsidiaries pending under any Merger Partner Insurance Policy in favor of Merger Partner and its Subsidiaries that has been denied or disputed by the insurer other than denials and disputes in the Ordinary Course of Business.

(b) Section 3.19(b) of Merger Partner Disclosure Schedule identifies all claims asserted by Merger Partner pursuant to any Merger Partner Insurance Policy since December 31, 2019 and describes the nature and status of each such claim.

3.20 Cybersecurity and Privacy.

(a) Each of Merger Partner and its Subsidiaries comply, and have complied, in all respects with all: (i) applicable Privacy Laws; (ii) policies, statements, and contractual obligations relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer of Personal Information of the Merger Partner and its Subsidiaries; and (iii) all applicable industry standards including, without limitation, PCI DSS, and all other applicable requirements of the payment card brands (clauses (i)-(iii) of this Section 3.20(a)) collectively, the “Merger Partner Privacy Requirements”). The consummation of any of the Transactions will not violate any applicable Merger Partner Privacy Requirements.

(b) Merger Partner and its Subsidiaries have taken all organizational, physical, administrative, and technical measures required by the Merger Partner Privacy Requirements and consistent with standards prudent in the industry in which Merger Partner and its Subsidiaries operate to protect: (i) the integrity, security, and operations of all Merger Partner IT Systems; and (ii) all Personal Information and all other data owned, controlled, or stored by Merger Partner and its Subsidiaries from and against data security incidents or other misuse. In connection with each third party servicing, outsourcing, hosting or otherwise processing Personal Information collected, held, or processed by or on behalf of Merger Partner and its Subsidiaries, Merger Partner and its Subsidiaries has in accordance with the Merger Partner Privacy Requirements entered into valid, binding and enforceable written data processing agreements with any such third party that ensures appropriate protection for Personal Information. None of Merger Partner and its Subsidiaries sells, rents or otherwise makes available, or permits any third party to, sell, rent or otherwise make available, to any Person any Personal Information, except as stated in the applicable privacy policies and in compliance with Privacy Laws.

(c) There have been no actual or suspected data security incidents, data breaches, ransomware incidents, or other adverse events or incidents related to any Merger Partner IT Systems, Personal Information, or data in the custody or control of Merger Partner or its Subsidiaries or any third party acting on behalf of Merger Partner or its Subsidiaries. Merger Partner and its Subsidiaries have not been subject to any claims or proceedings related to any data security incidents, ransomware incidents, or any violations of any Merger Partner Privacy Requirements, and there are no facts or circumstances which could reasonably serve as the basis for any such allegations or claims. Merger Partner and its Subsidiaries have taken commercially reasonable steps to provide for archival, back-up, recovery and restoration of its material business data.

(d) Merger Partner and its Subsidiaries own or have a valid right to access and use all Merger Partner IT Systems. To the Knowledge of Merger Partner, the Merger Partner IT Systems do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that are designed to (A) disrupt or adversely affect the functionality of any Merger Partner IT Systems or (B) enable or assist any Person to access without authorization any Merger Partner IT Systems. The Merger Partner IT Systems have not materially malfunctioned or failed within the past two years. Merger Partner and its Subsidiaries have taken reasonable, and to ensure the continued, uninterrupted, and error-free operation of the Merger Partner IT Systems. No Person has gained unauthorized access to any Merger Partner IT Systems.

3.21 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission based upon arrangements made by or on behalf of Merger Partner nor any Subsidiary in respect of any of the Transactions.

3.22 Blocker Organization, Standing and Power. Such Blocker is either a corporation or a limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Except as would not, individually or in the aggregate, reasonably be expected to have the effect of preventing, delaying beyond the Outside Date, or making illegal, the Transactions (including the Mergers), such Blocker is duly qualified to conduct business and is in good standing under the Laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification. Such Blocker has all requisite power and authority to (i) carry on the businesses in which it is engaged, (ii) own and use the properties owned and used by it and (iii) perform its obligations under all Contracts to which it is a party. Merger Partner has made available to Public Company complete and accurate copies of the Organizational Documents of such Blocker as in effect on the date of this Agreement. Such Blocker is not in material default under or in material violation of any provision of its Organizational Documents.

3.23 Blocker Capitalization.

(a) Section 3.23(a) of the Merger Partner Disclosure Schedule sets forth the authorized capital of such Blocker and, as of the date of this Agreement, the issued and outstanding equity interests of such Blocker.

(b) Section 3.23(b) of Merger Partner Disclosure Schedule sets forth a complete and accurate list, as of the date of the Agreement, of the members and holders of limited liability company interests, or the stockholders, as applicable, of such Blocker, showing the number and class(es) held by each holder. Section 3.23(b) of Merger Partner Disclosure Schedule also indicates all equity securities that are subject to a threshold value, vesting or otherwise subject to a repurchase or redemption right, indicating the name of the applicable member or interest holder, the threshold value, vesting schedule (including any acceleration provisions with respect thereto), and the repurchase price payable by applicable Blocker. All of the equity securities of such Blocker have been duly authorized, validly issued, and free of all preemptive rights. To the actual knowledge of such Blocker, all of the equity securities of such Blocker have been offered, issued and sold by such Blocker in compliance in all material respects with all applicable federal and state securities Laws.

(c) Except as set forth in Section 3.23(b), (A) there are no equity securities of any class of such Blocker, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding, (B) there are no options, warrants, securities, calls, rights, commitments or agreements to which such Blocker is a party or by which such Blocker is bound obligating such Blocker to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional equity securities of such Blocker or any security or rights convertible into or exchangeable or exercisable for any such equity securities, or obligating such Blocker to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement, and (C) such Blocker has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or to make any distribution in respect thereof.

(d) Except for the Organizational Documents of such Blocker or as set forth on Section 3.23(d) of the Merger Partner Disclosure Schedule, there is no agreement, written or, to the actual knowledge of such Blocker, oral, between such Blocker and any holder of its equity securities or, to the actual knowledge of such Blocker, among any holders of the equity securities of such Blocker, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag along” rights), registration under the Securities Act or the securities Laws of any other jurisdiction, or voting, of the equity securities of such Blocker.

3.24 No Business. Except for the ownership of limited liability company interests in Merger Partner, such Blocker (i) has not conducted any business and (ii) does not have and has not had any employees, assets, or liabilities (contingent or otherwise) other than reasonable reserves of cash or other liquid amounts as may be necessary or reasonably appropriate in order to provide for ongoing corporate maintenance of such Blocker.

3.25 Blocker Authority; No Conflict; Required Filings and Consents.

(a) Such Blocker has all requisite power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its respective obligations hereunder and thereunder. The execution and delivery by such Blocker of this Agreement and the other agreements contemplated hereby and, subject to obtaining the Blocker Approvals, which are the only approval required from the securityholders of such Blocker, the performance by such Blocker of this Agreement and the consummation by such Blocker of the Transactions have been duly and validly authorized by all necessary company or other corporate action on the part of such Blocker. This Agreement and all other agreements contemplated hereby have been duly and validly executed and delivered by such Blocker party thereto and, assuming the due execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes or will constitute a valid and binding obligation of such Blocker, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity. The manager or managing member, as applicable, of each Blocker has (i) determined that the Transactions are fair to, advisable, and in the best interests of such Blocker and its respective members and (ii) adopted this Agreement and approved the Transactions, including the applicable Blocker Merger, in its capacity as a manager or managing member, as applicable, of such Blocker.

(b) Subject to the filing of the Blocker Certificate of Merger for such Blocker Merger as required by Delaware Law, neither the execution and delivery by such Blocker of this Agreement or any other agreement contemplated hereby, nor the performance by such Blocker of its obligations hereunder or thereunder, nor the consummation by such Blocker of the Transactions, will (i) conflict with or violate any provision of the Organizational Documents of such Blocker, each as amended or restated to date, (ii) require on the part of such Blocker any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of Indebtedness, Lien (other than Permitted Liens) or other arrangement to which such Blocker is a party or by which such Blocker is bound or to which any of the assets of such Blocker are subject, (iv) result in the imposition of any Lien other than Permitted Liens upon any assets of such Blocker or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Blocker or any of its properties or assets, except in the case of clauses (ii) through (v) as would not, individually or in the aggregate, reasonably be expected to have the effect of preventing, delaying beyond the Outside Date, or making illegal, the Transactions (including the Mergers).

3.26 Blocker Compliance with Laws. To the actual knowledge of such Blocker, such Blocker, has since January 1, 2020 conducted, and is conducting, its business and operations in compliance in all material respects with all applicable Laws. To the actual knowledge of such Blocker, since January 1, 2020, such Blocker has not received any notice or other communication from any Governmental Entity or other Person alleging any material noncompliance with any applicable Law. To the actual knowledge of such Blocker, such Blocker does not have any material liability for failure to comply with any Law and, to the actual knowledge of such Blocker, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such liability..

3.27 Blocker Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission based upon arrangements made by or on behalf of such Blocker with respect to any of the Transactions.

3.28 Blocker Tax Matters.

(a) Each Blocker has properly filed on a timely basis all income and other material Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. Each Blocker has paid on a timely basis all income or other material Taxes, whether or not shown on any Tax Return, that were due and payable.

(b) All material Taxes that each Blocker was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity, in each case in compliance in all material respects with applicable Law.

(c) No examination or audit of any Tax Return of a Blocker by any Governmental Entity is currently in progress or, to the Knowledge of such Blocker, has been threatened by any Governmental Entity. No deficiencies for Taxes of any Blocker have been claimed, proposed or assessed by any Governmental Entity in writing. No Blocker has been informed in writing by any jurisdiction in which such Blocker does not file a Tax Return that the jurisdiction believes that such Blocker was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction. No Blocker has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, (ii) requested any extension of time within which to file any Tax Return (other than any automatic extension granted in the ordinary course of business and consistent with past custom and practice of such Blocker), or (iii) executed or filed any power of attorney with any taxing authority, which is still in effect.

(d) To the actual knowledge of such Blocker, such Blocker has not participated in any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b) or a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any analogous provision of state or local Law.

(e) There are no Liens with respect to Taxes on any of the assets of any Blocker, other than Permitted Liens.

(f) With the exception of customary commercial leases or contracts, if any, that are not primarily related to Taxes entered into in the Ordinary Course of Business and liabilities thereunder, no Blocker (i) has any liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of state, local or non-U.S. law), as a transferee or successor, or pursuant to any contractual obligation for any Taxes of any Person, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

(g) During the two-year period ending on the date hereof, no Blocker (including any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(h) Each Blocker is, and has been at all times since its inception, classified for U.S. federal and state income Tax purposes as a corporation.

3.29 No Other Representations and Warranties. Except as previously set forth in this Article III or in any certificate delivered by Merger Partner to Public Company and/or Merger Subsidiary pursuant to this Agreement or otherwise in the case of Fraud, Merger Partner and Blockers make no representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

3.30 Reliance. Each of Merger Partner and each Blocker acknowledges that, except for the representations and warranties contained in Article IV, neither Public Company nor any other Person on behalf of Public Company has made, and each of Merger Partner and each Blocker (as to itself) has not relied on, any other express or implied representation or warranty by or on behalf of Public Company or such Person.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PUBLIC COMPANY AND MERGER SUBSIDIARY

Each of Public Company and Merger Subsidiary represents and warrants to Merger Partner and the Blockers, as of the date of this Agreement and as of the Closing Date, that, except (a) as set forth in Public Company Disclosure Schedule or (b) as disclosed in Public Company SEC Reports filed since January 1, 2020 that were publicly available on EDGAR at least one (1) Business Day prior to the date of this Agreement (but (i) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the Business Day prior to the date of this Agreement and (ii) excluding any risk factor or similar disclosure under the headings “Risk Factors”, “Forward-Looking Statements” or other similar cautionary, predictive or forward-looking disclosures contained therein), it being understood and agreed that any matter disclosed in such Public Company SEC Reports shall be deemed to be disclosed in a section of the Public Company Disclosure Schedule only to the extent to which its relevance is reasonably apparent on the face of the disclosure in such Public Company SEC Reports the statements contained in this Article IV are true and correct as of the date of this Agreement, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Public Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article IV; provided, however, that the disclosures in any section or paragraph of Public Company Disclosure Schedule shall qualify (a) the corresponding section or paragraph in this Article IV and (b) such other sections or paragraphs in this Article IV (whether or not there is a specific cross reference) to the extent that it is reasonably apparent on the face of the disclosure that such disclosure also qualifies or applies to such other section or paragraph.

4.1 Organization, Standing and Power. Each of Public Company and Merger Subsidiary is a corporation or limited liability company and duly organized, validly existing and in good standing under the Laws of the State of Delaware. Except as would not, individually or in the aggregate, reasonably be expected to result in a Public Company Material Adverse Effect, each of Public Company and Merger Subsidiary is duly qualified to conduct business and is in good standing under the Laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification. Each of Public Company and Merger Subsidiary has all requisite power and authority to (i) carry on the businesses in which it is engaged, (ii) own and use the properties owned and used by it and (iii) perform its obligations under all Public Company Contracts. Public Company has made available to Merger Partner complete and accurate copies of the Organizational Documents of Public Company and Merger Subsidiary as in effect on the date of this Agreement. Each of Public Company and Merger Subsidiary is not in material default under or in material violation of any provision of its Organizational Documents.

4.2 Capitalization.

(a) The authorized capital stock of Public Company consists of 275,000,000 shares of Public Company Common Stock and 50,000,000 shares of Public Company Preferred Stock, $0.0001 par value per share (“Public Company Preferred Stock”). As of December 30, 2022 (the “Measurement Date”), there were (a) 48,844,619 shares of Public Company Common Stock outstanding, (b) no shares of Public Company Preferred Stock outstanding, (c) 100,152 shares of Public Company Common Stock held in treasury and (d) no shares of Public Company Common Stock are owned by any Subsidiary of Public Company. Since the Measurement Date through the date of this Agreement, Public Company has not issued any shares of Public Company Common Stock or Public Company Preferred Stock except for issuances of shares of Public Company Common Stock upon the exercise of Public Company Stock Options, Public Company RSUs, Public Company PSUs, or Public Company Warrants that were outstanding at such time.

(b) As of December 30, 2022, there were outstanding options to purchase 5,845,733 shares of Public Company Common Stock (each, a “Public Company Stock Option” and collectively, the “Public Company Stock Options”); 1,258,447 restricted stock units with respect to 1,258,447 shares of Public Company Stock (each, a “Public Company RSU” and collectively, the “Public Company RSUs”); and 1,130,000 performance stock units with respect to 1,130,000 shares of Public Company Stock, assuming achievement of the applicable performance measures at the maximum level, (each, a “Public Company PSU” and collectively, the “Public Company PSUs”). Public Company has made available to Merger Partner complete and accurate copies of all stock or equity related plans, agreements, or arrangements of Public Company (collectively, the “Public Company Stock Plans”) and the forms of all award agreements evidencing awards under the Public Company Stock Plans. Section 4.2(b) of the Public Company Disclosure Schedule contains a correct and complete list, as of December 30, 2022, of each award issued under the Public Company Stock Plans, including the date of grant, number of Public Company Common Shares, and, where applicable, outstanding dividend equivalent rights, exercise price, whether such award is intended to be an incentive stock option, and vesting schedule. As of December 30, 2022, Public Company had reserved 11,313,227 shares of Public Company Common Stock for issuance to employees pursuant to the Public Company Stock Plans, of which 2,718,149 shares remain available for issuance thereunder as of the date thereof. Public Company has not granted, issued or authorized the grant or issuance of any Public Company Stock Options on the Business Day prior to the date of this Agreement or on the date of this Agreement. With respect to each Public Company Stock Option, Public Company RSU, Public Company PSU, and any other award granted with respect to Public Company Common Stock (whether outstanding or previously exercised or settled, as applicable) (i) each such award or grant was duly authorized no later than the date on which the grant or award was by its terms to be effective by all necessary company or other corporate action, including, as applicable, approval by the Public Company Board (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents, (ii) each such grant or award was made in accordance with the terms of the applicable Public Company Stock Plan, the Securities Act, the Exchange Act, to the extent applicable, and all other applicable Laws and are not and have not been the subject of any internal investigation, review or inquiry, and each Public Company Stock Option has an exercise price per Public Company Common Share equal to or greater than the fair market value of a Public Company Common Share on the date of such grant.

(c) Section 4.2(c) of the Public Company Disclosure Schedule lists the number of shares of Public Company Common Stock reserved for future issuance pursuant to warrants or other outstanding rights (other than Public Company Stock Options, Public Company RSUs, and Public Company PSUs) to purchase shares of Public Company Common Stock outstanding as of the close of business on the Business Day prior to the date of this Agreement (such outstanding warrants or other rights, the “Public Company Warrants”) and the agreement or other document under which such Public Company Warrants were granted, and the exercise price, the date of grant and the expiration date thereof.

(d) Except as set forth in this Section 4.2 or in ARTICLE II, (A) there are no equity securities of any class of Public Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Public Company or any of its Subsidiaries is a party or by which Public Company or any of its Subsidiaries is bound obligating Public Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of Public Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating Public Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Except as set forth in the Support Agreements or pursuant to any Public Company Stock Plan, Public Company is not a party to or is bound by any, and to the Knowledge of Public Company, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of Public Company. Except as contemplated by this Agreement or described in this Section 4.2(d), there are no registration rights to which Public Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of Public Company. Stockholders of Public Company are not entitled to dissenters’ or appraisal rights under applicable Delaware Law in connection with the Mergers.

(e) All outstanding shares of Public Company Common Stock are, and all shares of Public Company Common Stock subject to issuance as specified in Sections 4.2(b) and 4.2(c) or pursuant to ARTICLE II, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Public Company’s certificate of incorporation or bylaws or any agreement to which Public Company is a party or is otherwise bound.

4.3 Subsidiaries.

(a) Section 4.3 of Public Company Disclosure Schedule sets forth each Subsidiary of Public Company, all of which are wholly-owned by Public Company. Except as listed on Section 4.3 of the Public Company Disclosure Schedule, Public Company does not own or control directly or indirectly or have any direct or indirect equity participation or similar interest in, or any obligation to provide funding to, any corporation, partnership, limited liability company, joint venture, trust or other business association or entity.

(b) Each Subsidiary of Public Company (i) is duly organized, validly existing and in standing under the Laws of the jurisdiction of its formation, (ii) is duly qualified to conduct business and is in good standing under the Laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification except as would not, individually or in the aggregate, reasonably be expected to result in a Public Company Material Adverse Effect, and (iii) has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Public Company has delivered to Merger Partner complete and accurate copies of the Organizational Documents of each Subsidiary of Public Company. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Public Company or any Subsidiary of Public Company is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any equity interests of any such Subsidiary other than to Public Company or another Subsidiary.

(c) All of the outstanding capital stock of or other voting securities of or ownership interests in, each Subsidiary of Public Company, is owned by Public Company, directly or indirectly, free and clear of any Lien and free of any transfer restriction (other than transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests.

(d) Except for its interests in each Subsidiary of Public Company, Public Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person. There are no outstanding contractual obligations of Public Company or any of its Subsidiaries in any Person.

4.4 Authority; No Conflict; Required Filings and Consents.

(a) Each of Public Company and Merger Subsidiary has all requisite power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its respective obligations hereunder and thereunder. The execution and delivery by Public Company and Merger Subsidiary of this Agreement and the other agreements contemplated hereby and, subject to obtaining the Public Company Stockholder Approval, which is the only approval required from the shareholders of Public Company and its Subsidiaries, the performance by Public Company and Merger Subsidiary of this Agreement and the consummation by Public Company and Merger Subsidiary of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Public Company and Merger Subsidiary, respectively. This Agreement and all other agreements contemplated hereby have been duly and validly executed and delivered by Public Company and Merger Subsidiary and, assuming the due execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes or will constitute a valid and binding obligation of each of Public Company and Merger Subsidiary, as applicable, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) The Public Company Board (at a meeting or meetings duly called and held and at which all members were present) has unanimously: (i) determined that the Transactions are fair to, advisable and in the best interests of Public Company and its stockholders; (ii) authorized, approved and declared advisable this Agreement and the Transactions, including the issuance of shares of Public Company Common Stock to the stockholders of Blockers and Merger Partner pursuant to the terms of this Agreement; and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Public Company vote to approve the Public Company Stockholder Matters and the Other Public Company Stockholder Matters. The board of directors of Merger Subsidiary (by unanimous written consent) has: (A) determined that the Transactions are fair to, advisable, and in the best interests of Merger Subsidiary and its sole stockholder; (B) authorized, approved and declared advisable this Agreement and the Transactions, including the Merger Partner Merger; and (C) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole stockholder of Merger Subsidiary vote to adopt this Agreement and thereby approve the Transactions.

(c) Subject to the filing of the each Blocker Certificate of Merger and the Merger Partner Certificate of Merger as required by Delaware Law, neither the execution and delivery by Public Company or Merger Subsidiary of this Agreement or any other agreement contemplated hereby, nor the performance by Public Company or Merger Subsidiary of their respective obligations hereunder or thereunder, nor the consummation by Public Company or Merger Subsidiary of the Transactions, will (i) conflict with or violate any provision of the Organizational Documents of Public Company or Merger Subsidiary, each as amended or restated to date, (ii) require on the part of Public Company or Merger Subsidiary or any of their respective Subsidiaries any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of Indebtedness, Lien (other than Permitted Liens) or other arrangement to which Public Company or any of its Subsidiaries is a party or by which any of them are bound or to which any of their assets are subject, (iv) result in the imposition of any Lien other than Permitted Liens upon any assets of Public Company or any of its Subsidiaries or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Public Company or any of its Subsidiaries or any of their respective properties or assets of any of the foregoing, except in the case of clauses (ii) through (v) as would not, individually or in the aggregate, reasonably be expected to result in a Public Company Material Adverse Effect.

4.5 Operations of Merger Subsidiary. Merger Subsidiary a wholly owned subsidiary of Public Company and has not engaged in any business activities or conducted any operations of any kind, entered into any agreement or arrangement with any Person, or incurred, directly or indirectly, any liabilities, in each case except in connection with its incorporation and the negotiation of this Agreement.

4.6 SEC Filings; Financial Statements.

(a) Public Company has timely filed or furnished (as applicable) all forms, reports, certifications and other documents required to be filed by Public Company with the SEC since January 1, 2020. All such registration statements, forms, reports and other documents filed by Public Company with the SEC prior to the date hereof are referred to herein as the “Public Company SEC Reports.” None of the Subsidiaries of Public Company are required to make any filings with the SEC. All of Public Company SEC Reports (a) were filed on a timely basis, and (b) at the time filed, complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Public Company SEC Reports and (c) do not, as of the date hereof, contain a material misstatement, untrue fact or omission except as set forth in disclosures of the Public Company SEC Reports. The certifications and statements required by (i) Rule 13a-14 or Rule 15d-14(a) under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Public Company SEC Reports (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. The Public Company SEC Reports at the time filed (a) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (b) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (c) fairly presented in accordance with GAAP the consolidated financial position of Public Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations, cash flows and stockholders’ equity for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. Other than as expressly disclosed in the Public Company SEC Reports filed prior to the date hereof or have been permitted or required by any Governmental Authority, there has been no material change in Public Company’s accounting methods or principles that would be required to be disclosed in Public Company’s financial statements in accordance with GAAP. The interactive data in eXtensible Business Reporting Language (XBRL) included or incorporated by reference in the Public Company SEC Reports fairly presents the information called for in all material respects and has been prepared in accordance with the SEC’s rules and guidelines applicable thereto.

(b) As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any Public Company SEC Report and, to the Knowledge of Public Company, none of the Public Company SEC Reports is the subject of ongoing SEC review. As of the date of this Agreement, there has been no material correspondence between the SEC and Public Company since January 1, 2020 that is not set forth in the Public Company SEC Reports or that has not otherwise been disclosed to Merger Partner prior to the date of this Agreement.

(c) Public Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of Public Company and to maintain accountability for Public Company’s assets, (iii) access to assets of

Public Company is permitted only in accordance with management’s authorization, (iv) the reporting of assets of Public Company is compared with existing assets at regular intervals, and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Public Company has disclosed to Public Company’s auditors and audit committee (and made available to Merger Partner a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Public Company’s ability to record, process, summarize and report financial information and (B) any Fraud, whether or not material, that involves management or other employees who have a significant role in Public Company’s or its Subsidiaries’ internal control over financial reporting. Public Company has not identified any material weaknesses in the design or operation of Public Company’s internal control over financial reporting.

(d) Neither Public Company nor any of its Subsidiaries has any Liability, except for: (i) Liabilities disclosed, reflected or reserved against in Public Company’s most recent interim consolidated unaudited balance sheet as of September 30, 2022; (ii) Liabilities that have been incurred by Public Company or its Subsidiaries since September 30, 2022 in the Ordinary Course of Business; (iii) Liabilities for performance of obligations of Public Company or any of its Subsidiaries under Public Company Contracts (other than those arising as a result of a breach or default thereunder or as a result of failure to comply with applicable Law); (iv) Liabilities for payment of fees and expenses incurred in connection with the Transactions; (v) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to Public Company and its Subsidiaries, taken as a whole; and (vi) Liabilities described in Section 4.6(d) of the Public Company Disclosure Schedule.

(e) The information in the Registration Statement to be supplied by or on behalf of Public Company for inclusion or incorporation by reference in the Registration Statement or supplied by or on behalf of Public Company for inclusion in any Regulation M-A Filing, shall not at the time the Registration Statement or any such Regulation M-A Filing is filed with the SEC, at any time it is amended or supplemented or at the time the Registration Statement is declared effective by the SEC, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, in light of the circumstances under which they were made. The information to be supplied by or on behalf of Public Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus to be sent to the stockholders of Public Company in connection with the Public Company Stockholder Meeting, which information shall be deemed to include all information about or relating to Public Company, the Public Company Stockholder Matters, the Other Public Company Stockholder Matters (as applicable) or the Public Company Stockholder Meeting, shall not, on the date the Proxy Statement/Prospectus is first mailed to stockholders of Public Company, or at the time of the Public Company Stockholder Meeting or as of the Effective Time, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Public Company Meeting that has become, in light of the circumstances in which they were made, false or misleading.

(f) Public Company’s independent registered accounting firm has at all times since its first date of service to Public Company has been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of Public Company, “independent” with respect to Public Company within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Public Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and Public Company Board.

(g) Between January 1, 2020 and the date of this Agreement, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, principal accounting officer or general counsel of Public Company, the Public Company Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

4.7 Absence of Certain Changes. Since December 31, 2021, except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Public Company Material Adverse Effect, (b) Public Company and the Subsidiaries have conducted their businesses in the Ordinary Course of Business and (c) neither Public Company nor any Subsidiary has taken any of the actions set forth in clauses (a) through (s) of Section 5.2.

4.8 Tax Matters.

(a) Each of Public Company and its Subsidiaries has properly filed on a timely basis all income and other material Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. Each of Public Company and its Subsidiaries has paid on a timely basis all income or other material Taxes, whether or not shown on any Tax Return, that were due and payable.

(b) Neither Public Company nor any of its Subsidiaries is or has ever been a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar U.S. federal Tax Returns, other than a group of which the common parent is Public Company. With the exception of customary commercial leases or contracts that are not primarily related to Taxes entered into in the Ordinary Course of Business and liabilities thereunder, neither Public Company nor any of its Subsidiaries (i) has any liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of state, local or non-U.S. law), as a transferee or successor, or pursuant to any contractual obligation for any Taxes of any Person other than Public Company or any of its Subsidiaries, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

(c) All material Taxes that Public Company or any of its Subsidiaries was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity, in each case in compliance in all material respects with applicable law.

(d) Public Company has delivered or made available to Merger Partner (i) complete and correct copies of all income and other material Tax Returns of Public Company and any of its Subsidiaries relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of Public Company or any of its Subsidiaries relating to Taxes for all taxable periods for which the statute of limitations has not yet expired, and (iii) complete and correct copies of all material agreements, rulings, settlements or other Tax documents with or from any Governmental Entity relating to Tax incentives of Public Company or any of its Subsidiaries.

(e) No examination or audit of any Tax Return of Public Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the Knowledge of Public Company, has been threatened by any Governmental Entity. No deficiencies for Taxes of Public Company or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Entity in writing. Neither Public Company nor any of its Subsidiaries has been informed in writing by any jurisdiction in which Public Company or any of its Subsidiaries does not file a Tax Return that the jurisdiction believes that Public Company or any of its Subsidiaries was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction. Neither Public Company nor any of its Subsidiaries has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, (ii) requested any extension of time within which to file any Tax Return (other than any automatic extension granted in the ordinary course of business and consistent with past custom and practice of Public Company), or (iii) executed or filed any power of attorney with any taxing authority, which is still in effect.

(f) Neither Public Company nor any of its Subsidiaries has made any payment or provided any benefit, is obligated to make any payment or provide any benefit, or is a party to any plan, program, policy, agreement or arrangement that could obligate it to make any payment or provide any benefit that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code).

(g) Neither Public Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(h) There are no Liens with respect to Taxes upon any of the assets or properties of Public Company or any of its Subsidiaries, other than Permitted Liens.

(i) Neither Public Company nor any of its Subsidiaries has participated in any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b) or a “listed transaction” as set forth in Treasury Regulations Section 301.6111-2(b)(2) or any analogous provision of state or local law.

(j) During the two-year period ending on the date hereof, Public Company nor any predecessor thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

Other than Section 4.16, this Section 4.8 provides the sole and exclusive representations and warranties of Public Company and its Subsidiaries in respect of Tax matters

4.9 Assets. Except as would not be, individually or in the aggregate, material to Public Company and its Subsidiaries, taken as a whole, Public Company or its applicable Subsidiary is the true and lawful owner of, and has good title to, all of the assets (tangible or intangible) purported to be owned by Public Company or such Subsidiary, free and clear of all Liens other than Permitted Liens. Public Company and each Subsidiary owns or leases all material tangible assets sufficient for the conduct of its businesses as presently conducted, which tangible assets are reflected in the Public Company Financial Statements (other than to the extent disposed of in the Ordinary Course of Business). Except as would not, individually or in the aggregate, reasonably be expected to result in a Public Company Material Adverse Effect, each such tangible asset is free from defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

4.10 Owned and Leased Real Property.

(a) Neither Public Company nor any of its Subsidiaries owns any real property.

(b) Public Company has delivered to Merger Partner complete and accurate copies of all material Leases of Public Company and its Subsidiaries. Neither Public Company nor any Subsidiary occupies any space other than pursuant to a Lease. With respect to each such Lease, except as would not, individually or in the aggregate, reasonably be expected to result in a Public Company Material Adverse Effect:

(i) such Lease is legal, valid, binding, enforceable and in full force and effect against Public Company or its Subsidiary that is the party thereto, as applicable, and, to the Knowledge of Public Company, against each other party thereto;

(ii) such Lease will continue to be legal, valid, binding, enforceable and in full force and effect against Public Company or the Subsidiary that is the party thereto, as applicable, and, to the Knowledge of Public Company, against each other party thereto immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(iii) none of Public Company, any Subsidiary of Public Company or, to the Knowledge of Public Company, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the Knowledge of Public Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default by Public Company or any Subsidiary of Public Company or, to the Knowledge of Public Company, any other party under such Lease; and no event has occurred that would give rise to a termination right under such Lease;

(iv) neither Public Company nor any Subsidiary of Public Company has assigned, transferred, conveyed, mortgaged, subleased, licensed, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

(v) to the Knowledge of Public Company, there are no Liens (other than Permitted Liens) applicable to the real property subject to such Lease which would reasonably be expected to impair the current uses or the occupancy by Public Company or any Subsidiary of Public Company of the property subject thereto.

(c) Each of Public Company and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, in each case, that are material to Public Company and its Subsidiaries, taken as a whole, including: (A) all such tangible assets reflected on the Public Company Financial Statements and (B) all other such tangible assets reflected in the books and records of Public Company or any of its Subsidiaries as being owned by Public Company or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by Public Company or any of its Subsidiaries free of any Liens other than Permitted Liens.

4.11 Intellectual Property.

(a) Section 4.11(a) of the Public Company Disclosure Schedule sets forth a true, correct and complete list of all Patents, Copyright registrations, Trademark registrations, applications for Trademark registration, material unregistered Trademarks, Design registrations and applications for Design registration, and Internet domain names owned (in whole or in part) by or exclusively licensed to Public Company or any of its Subsidiaries.

(b) (i) Public Company and its Subsidiaries (A) solely own all Intellectual Property owned or purported to be owned by Public Company or any of its Subsidiaries and (B) possess, hold or have obtained valid and enforceable licenses or other rights under all other Intellectual Property necessary to operate the business of Public Company in the manner now operated and as currently proposed to be operated by it as disclosed in the Registration Statement and Prospectus, except, in each case of (A) and (B), as such failure to own or obtain such licenses would not, individually or in the aggregate, reasonably be expected to result in a Public Company Material Adverse Effect; (ii) none of the Intellectual Property owned by, exclusively licensed to, or to the Knowledge of Public Company, otherwise licensed to or used by, Public Company and its Subsidiaries (collectively, the “Public Company Intellectual Property”) has been adjudged invalid or unenforceable, in whole or in part; (iii) to the Knowledge of Public Company, no third party is infringing, misappropriating, or otherwise violating any Public Company Intellectual Property, except, where such infringement, misappropriation or other violation would not, individually or in the aggregate, reasonably be expected to result in a Public Company Material Adverse Effect; (iv) since January 1, 2020 to the date of this Agreement, to the Knowledge of Public Company, there has been no actual or threatened action, suit, proceeding or claim by others challenging the validity, enforceability or scope of, or challenging

Public Company’s ownership of or rights in or to, any Public Company Intellectual Property, and Public Company is not aware of any facts or circumstances that would render any Public Company Intellectual Property invalid or unenforceable by Public Company or one of its Subsidiaries, or of inadequate scope to protect the interests of Public Company in conducting its business, except in each case, as would not, individually or in the aggregate, reasonably be expected to result in a Public Company Material Adverse Effect; (v) since January 1, 2020 to the date of this Agreement, to the Knowledge of Public Company, there has been no actual, or threatened action, suit, proceeding or claim by a third party alleging that Public Company or any of its Subsidiaries infringes, misappropriates, or otherwise violates, any Intellectual Property of third parties, and Public Company has not received any notice alleging, or is otherwise aware of, any facts or circumstances that would give rise to such an action, proceeding or claim, except, in each case, where such infringement, misappropriation or other violation would not, individually or in the aggregate, reasonably be expected to result in a Public Company Material Adverse Effect; (vi) Public Company has taken all reasonable steps to protect, maintain and safeguard the Public Company Intellectual Property, including the execution of appropriate nondisclosure, confidentiality agreements and invention assignment agreements and invention assignments with their directors, officers, employees, contractors and other agents and since January 1, 2020 to the date of this Agreement, to the Knowledge of Public Company, no such individual is in or has been in violation of any term of such nondisclosure, confidentiality agreements and invention assignment agreements; and (vii) since January 1, 2020 to the date of this Agreement, to the Knowledge of Public Company, no material technology employed by Public Company or its Subsidiaries has been obtained or is being used by Public Company or its Subsidiaries in violation of any contractual or legal obligation binding on Public Company or its Subsidiaries or any of its officers, directors or employees, which violation relates to the breach of a confidentiality obligation, obligation to assign Intellectual Property to a previous employer or obligation otherwise not to use the Intellectual Property of a third party.

(c) To the Knowledge of Public Company, the material information technology systems of Public Company and its Subsidiaries are adequate for their respective businesses as currently conducted in all material respects.

4.12 Contracts.

(a) Section 4.12(a) of Public Company Disclosure Schedule lists the following agreements in effect as of the date of this Agreement (each a “Public Company Contract”) to which Public Company or any of its Subsidiaries is a party as of the date of this Agreement and which contains any remaining material rights or obligations:

(i) any agreement (or group of related agreements) (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $500,000, (C) in which Public Company or any of its Subsidiaries has granted “most favored nation” pricing provisions or exclusive marketing or distribution rights or has agreed to purchase goods or services exclusively from a certain party, (D) which limits the freedom of Public Company or its Subsidiaries to engage in any line of business or compete with any Person or (E) which contains any non-solicitation provision, in each case, except for restrictions that would not materially affect the ability of Public Company and its Subsidiaries to conduct its business, in each case, that is not terminable by Public Company or its Subsidiaries, as applicable, on 90 days’ notice or less;

(ii) any agreement relating to the disposition or acquisition of material assets or any ownership interests in any Person, in each case, involving payments in excess of $500,000, other than agreements in which the applicable acquisition or disposition has been consummated and there are no material ongoing liabilities or obligations;

(iii) any agreement providing for any material royalty, milestone or similar payments by Public Company or its Subsidiaries;

(iv) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(v) any agreement (or group of related agreements) under which Public Company or any of its Subsidiaries has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) material Indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Lien (other than Permitted Liens) on any of its assets, tangible or intangible;

(vi) any agreement for the disposition of any material assets or business of Public Company or any of its Subsidiaries or any agreement for the acquisition of material assets or business of any other Person (other than purchases of inventory or components in the Ordinary Course of Business);

(vii) any noncompetition agreement restricting Public Company or any of its Subsidiaries from competing in any line of business or jurisdiction;

(viii) any written employment agreement or consulting agreement that is not on Public Company’s standard form of employment agreement or consulting agreement, each of which has been previously made available to Merger Partner (excluding employment agreements that are terminable “at will” without the payment of severance or other amounts upon termination, and consulting agreements which are terminable on 30 days or less notice without the payment of additional consideration);

(ix) any agreement providing for severance, retention, change in control payments, or transaction-based bonuses or incentives;

(x) any material settlement agreement or agreement that includes the admission of wrongdoing by Public Company or any of its Subsidiaries or any of their respective officers or directors;

(xi) any agreement with respect to an interest rate, currency or other swap or derivative transaction (other than those solely between Public Company or any of its Subsidiaries);

(xii) any agreement between Public Company or any of its Subsidiaries, on the one hand, and any director, officer or employee of Public Company or any of its Subsidiaries or any Person beneficially owning five percent or more of the outstanding Public Company Common Stock or any of their respective Affiliates, on the other hand;

(xiii) except as set forth in the Organizational Documents of Public Company or in Public Company’s standard form of Public Company RSU grant agreement, any agreement that contains a put, call or similar right pursuant to which Public Company or any of its Subsidiaries or after the Merger Partner Merger Effective Time, Merger Partner or any of its Subsidiaries or Affiliates, could be required to purchase or sell, as applicable, in a single transaction or series of transactions, (A) any equity interests of any Person or (B) any asset or group of related assets that have a fair market value or purchase price of more than $500,000 individually or in the aggregate;

(xiv) any agreement relating to royalty, dividend or similar arrangement to be paid, or received, by Public Company or any of its Subsidiaries that is based on the revenue or profits of Public Company or any of its Subsidiaries or any material agreement involving fixed price or fixed volume arrangements;

(xv) any agreement under which the consequences of a default or termination would not, individually or in the aggregate, reasonably be expected to result in a Public Company Material Adverse Effect;

(xvi) any agreement under which Public Company or any of its Subsidiaries has (A) granted a license, sublicense, covenant not to sue or assert, immunity from suit, right to coexist or other right under any Intellectual Property to any other Person; (B) received from any other Person a grant of a license, sublicense, covenant not to sue or assert, immunity from suit, right to coexist or other right under any Intellectual Property (other than licenses to any shrink wrap, click wrap or other software that is generally commercially available and not customized costing less than $50,000 per year or as a one-time fee); (C) assigned any rights under any Intellectual Property to any other Person; or (D) received an assignment of any rights under Intellectual Property from any Person (other than assignments from employees on the form assignment agreement used by Public Company with such employees); and

(xvii) any other agreement (or group of related agreements) that is material to Public Company and its Subsidiaries, taken as a whole, including any material contacts (as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act).

(b) Public Company has made available to Merger Partner a complete and accurate copy of each Public Company Contract (as amended to date) as of the date of this Agreement. With respect to each Public Company Contract: (i) Public Company Contract is legal, valid, binding and enforceable and in full force and effect against Public Company or the Subsidiary that is the party thereto, as applicable, and, to Public Company’s Knowledge, against each other party thereto; (ii) Public Company Contract will continue to be legal, valid, binding and enforceable and in full force and effect against Public Company or the Subsidiary that is the party thereto, as applicable, and, to Public Company’s Knowledge, against each other party thereto immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither Public Company or Subsidiary nor, to the

Knowledge of Public Company, any other party, is in breach or violation of, or default under, any such Public Company Contract, and no event has occurred, is pending or, to the Knowledge of Public Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default by Public Company, any Subsidiary or, to the Knowledge of Public Company, any other party under such Public Company Contract, in each case, where any such breach or violation would not, individually or in the aggregate, reasonably be expected to result in a Public Company Material Adverse Effect.

4.13 Litigation. As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of Public Company, threatened with respect to,(A) against or affecting (i) Public Company or any Subsidiary of Public Company, (ii) or any current or former officer, director, employee, consultant, agent or member of any of the foregoing in its, his or her capacity as such, or (iii) any of the material assets owned or used by Public Company and its Subsidiaries and (B) no notice of any Legal Proceeding involving or relating to Public Company or any of its Subsidiaries, whether pending or threatened, has been received by Public Company or any of its Subsidiaries, in each case as would not, individually or in the aggregate, reasonably be expected to result in a Public Company Material Adverse Effect or that would have the effect of preventing, delaying beyond the Outside Date, or making illegal, the Transactions (including the Mergers). As of the date of this Agreement, there are no material judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency or other Governmental Entity, by arbitration or otherwise) against or involving Public Company or any Subsidiary of Public Company. As of the date of this Agreement, there is no material Legal Proceeding by Public Company or any Subsidiary of Public Company, or which Public Company or any Subsidiary of Public Company has commenced preparations to initiate, against any other Person.

4.14 Environmental Matters.

(a) Since January 1, 2020, Public Company and its Subsidiaries have complied with all applicable Environmental Laws except as would not, individually or in the aggregate, reasonably be expected to result in a Public Company Material Adverse Effect. There is no pending or, to the Knowledge of Public Company, threatened material Legal Proceeding relating to any Environmental Law involving Public Company or any Subsidiary of Public Company.

(b) To the Knowledge of Public Company, neither Public Company nor any Subsidiary of Public Company has any material liabilities or material obligations arising from the release or threatened release of any Materials of Environmental Concern into the environment.

(c) Neither Public Company nor any Subsidiary of Public Company is a party to or bound by any court order, administrative order, consent order or other agreement between Public Company or any Subsidiary of Public Company and any Governmental Entity entered into in connection with any material legal obligation or material liability arising under any Environmental Law.

(d) Public Company has no Knowledge of any material environmental liability relating to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by Public Company or any Subsidiary of Public Company.

4.15 Labor and Employment.

(a) Public Company has made available to Merger Partner a true and correct list of all current Public Company Employees as of the date of this Agreement. Each such current Public Company Employee is retained at-will and none of such current Public Company Employees is a party to a written employment agreement or contract with Public Company or any of its Subsidiaries contradicting their at-will employment. Each current Public Company Employee has entered into Public Company’s or such Subsidiary’s standard form of confidentiality, non-competition and assignment of inventions agreement, a copy of which has previously been delivered to Merger Partner. All of the agreements referenced in the preceding sentence will continue to be in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

(b) Since January 1, 2020, neither Public Company nor any Subsidiary of Public Company has breached or violated any (i) applicable Law respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such Law respecting employment discrimination, employee classification (for overtime purposes or as employee versus independent contractor), workers’ compensation, family and medical leave, the Immigration Reform and Control Act and occupational safety and health requirements, or (ii) employment or other individual service provider agreement, in each case except as would not, individually or in the aggregate, reasonably be expected to be material to Public Company and its Subsidiaries, taken as a whole. As of the date hereof, no material claims, controversies, investigations, audits or other Legal Proceedings are pending or, to the Knowledge of Public Company, threatened, with respect to such Laws or agreements, either by private Persons or by Governmental Entities.

(c) Neither Public Company nor any Subsidiary of Public Company is a party to or bound by any collective bargaining agreement, nor has either of them experienced any actual or, to the Knowledge of Public Company, threatened strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Public Company has no Knowledge of any material organizational effort made or threatened (including the filing of a petition for certification) either currently or within the past two (2) years, by or on behalf of any labor union with respect to Public Company Employees.

(d) Public Company has made available to Merger Partner a true and correct list of all consultants and independent contractors as of the date of this Agreement engaged by or for the benefit of Public Company or its Subsidiaries. Each such consultant or independent contractor is or was a party to a written agreement or contract with Public Company or its Subsidiaries. Public Company and its Subsidiaries have not incurred, and, to the Knowledge of Public Company, no circumstances exist under which Public Company and its Subsidiaries could reasonably be expected to incur, any material liability arising from the misclassification of employees as consultants or independent contractors, or from the misclassification of consultants or independent contractors as employees. Each such consultant and independent contractor has entered into Public Company’s standard form of confidentiality and assignment of inventions agreement with Public Company, a copy of which has previously been made available to Merger Partner.

(e) As of the date hereof, no charges or complaints are open and pending against Public Company or any of its Subsidiaries with the Equal Employment Opportunity Commission, the OFCCP, or similar Governmental Entity or pursuant to internal complaint procedures, and, to the Knowledge of Public Company, as of the date hereof no current or former employee of Public Company or any of its Subsidiaries has made, during the last twelve (12) months, an oral or, during the last three years, a written complaint of discrimination, retaliation or other similar wrongdoing. True, correct and complete information regarding any closed charges or complaints filed since December 31, 2020 through the date of this Agreement with the Equal Employment Opportunity Commission, the OFCCP or similar Governmental Entity (or, with respect to discrimination, retaliation, or similar wrongdoing, pursuant to internal complaint procedures) has been made available to Merger Partner.

(f) Since January 1, 2020, neither Public Company nor any of its Subsidiaries has caused (i) a plant closing as defined in the WARN Act affecting any site of employment or one or more operating units within any site of employment of Public Company or any of its Subsidiaries or (ii) a mass layoff as defined in the WARN Act, nor has Public Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar foreign, state or local Law.

4.16 Employee Benefit Plans.

(a) Section 4.16(a) of Public Company Disclosure Schedule contains a complete and accurate list of all material Public Company Benefit Plans. Complete and accurate copies of (i) all Public Company Benefit Plans which have been reduced to writing, together with all amendments thereto, (ii) written summaries of all material unwritten Public Company Benefit Plans, (iii) all related trust agreements, insurance contracts, and most recent summary plan description together with the summary or summaries of material modifications thereto, (iv) the most recently filed annual report on IRS Form 5500 and all schedules thereto and (for all funded plans) all plan financial statements for the last plan year for each Public Company Benefit Plan, (v) all reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k), and 401(m) of the Code for the past year, (vi) the most recent determination letter or opinion letter issued by the Internal Revenue Service with respect to any Public Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and (vii) any material written or electronic communications from or to the Internal Revenue Service, the DOL or any other Governmental Entity received in the three (3) year period preceding the date of this Agreement with respect to a Public Company Benefit Plan (including any voluntary correction submissions), have been delivered or made available to Public Company. No Public Company Benefit Plan is or has been subject to non-U.S. Law.

(b) Neither Public Company, any of its Subsidiaries, nor any of their respective ERISA Affiliates sponsors, maintains or contributes to or in the last six years has sponsored, maintained, contributed to or been required to contribute to, or has (or is reasonably expected to have) any material current or contingent liability with respect to any (i) “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, or (iii) a “multiple employer plan” subject to Sections 4063 or 4064 of ERISA or Section 413(c) of the Code. No liability under Section 302 or Title IV of ERISA or Section 412 of the Code has been incurred by Public Company, any of its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full.

(c) Each Public Company Benefit Plan has been administered in all material respects in accordance with its terms and each of Public Company, its Subsidiaries and its ERISA Affiliates has met its obligations in all material respects with respect to each Public Company Benefit Plan and has timely made all required contributions, premiums and other payments thereto, in each case in all material respects. Public Company, its Subsidiaries, each of its ERISA Affiliates and each Public Company Benefit Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code (including Section 409A of the Code) and the regulations thereunder. Each Public Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code and, no fact or event has occurred that would adversely affect the qualification or tax exemption of any such Public Company Benefit Plan. There is no legally binding commitment to create any additional Public Company Benefit Plans or to modify any existing Public Company Benefit Plans.

(d) There are no Legal Proceedings (except claims for benefits payable in the normal operation of Public Company Plans and proceedings with respect to qualified domestic relations orders) against or involving any Public Company Benefit Plan or asserting any rights or claims to benefits under any Public Company Benefit Plan that could give rise to any material liability. No Public Company Benefit Plan is or within the last three (3) calendar years has been the subject of, or has received or provided notice that it is the subject of, examination by a Governmental Entity or a participant in a government sponsored amnesty, voluntary compliance or similar program.

(e) The execution and delivery of this Agreement and the consummation of the Transactions will not, either alone or in combination with another event, (A) entitle any current or former employee, director, officer or independent contractor of Public Company or any of its Subsidiaries to severance pay, retention bonuses, non-competition payments or any other material compensatory payment, (B) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, director, officer or independent contractor, or (C) directly or indirectly require Public Company to transfer or set aside any assets to fund any material benefits under any Public Company Benefit Plan. No director, officer, employee or other service provider of Public Company or any of its Subsidiaries is entitled to a gross up, make whole or other similar payment as a result of the imposition of Taxes under Section 4999 or Section 409A of the Code pursuant to any agreement or arrangement with Public Company or any of its Subsidiaries.

4.17 Compliance with Laws. Each of Public Company and its Subsidiaries, to the Knowledge of Public Company, has since January 1, 2020 conducted, and is conducting, its business and operations in compliance in all material respects with all applicable Laws. Since January 1, 2020, neither Public Company nor any Subsidiary, to the Knowledge of Public Company, has received any notice or other communication from any Governmental Entity or other Person alleging any material noncompliance with any applicable Law. To the Knowledge of Public Company, neither Public Company nor any Subsidiary has any material liability for failure to comply with any Law and, to the Knowledge of Public Company, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such liability. Neither Public Company nor any Subsidiary has conducted any internal investigation with respect to any actual, potential or alleged violation of any Law by any manager, member or other equity holder, officer or Public Company Employee or concerning any actual or alleged Fraud.

4.18 Unlawful Payments. Since January 1, 2020, Public Company and its Subsidiaries are and have been in compliance in all material respects with all Anti-Bribery Laws. Since January 1, 2020, neither Public Company nor any Subsidiary has received any written communication from any Governmental Entity that alleges that Public Company or any of its Subsidiaries, or any current or former Representatives thereof, is or may be in violation of, or has, or may have, any liability under, any Anti-Bribery Laws, and no such actual or potential violation of Anti-Bribery Laws has been discovered by or brought to the attention of Public Company or any of its Subsidiaries since January 1, 2020. Since January 1, 2020, neither Public Company nor any of its Subsidiaries has made or anticipates making any disclosures to any Governmental Entity for potential violations of Anti-Bribery Laws. To Public Company’s Knowledge, none of Public Company and its Subsidiaries’ current or former Representatives is currently an officer, agent or employee of a Governmental Entity. Neither Public Company nor any Subsidiary nor any of their respective current or former Representatives has directly or indirectly offered, given, reimbursed, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment payable to (a) any Person who is an official, officer, agent, employee or representative of any Governmental Entity or of any existing or prospective customer (whether or not owned by a Governmental Entity), (b) any political party or official thereof or (c) any candidate for political or political party office, in each case while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, reimbursed, paid or promised, directly or indirectly, for purposes not allowable under the Anti-Bribery Laws, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual affiliated with any such customer, political party or official or political office.

4.19 Permits. Each of Public Company and its Subsidiaries owns or holds all material Permits that are required for Public Company and its Subsidiaries, respectively, to conduct their business as presently conducted or as proposed to be conducted. Each such Permit is in full force and effect. Public Company or the applicable Subsidiary, as the case may be, is in compliance in all material respects with the terms of each such Permit; and, as of the date of this Agreement, to the Knowledge of Public Company, no suspension or cancellation of such Permit is threatened and, to the Knowledge of Public Company, there is no basis for believing that such Permit will not be renewable upon expiration, other than in the Ordinary Course of Business. Each such Permit will continue in full force and effect immediately following the Closing. Public Company has made available to Merger Partner all such Permits as of the date of this Agreement.

4.20 Insurance.

(a) Public Company has made available to Merger Partner a true and complete list, as of the date of this Agreement, all material insurance policies (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, director and officer liability, product liability and automobile insurance policies and bond and surety arrangements) to which Public Company or any of its Subsidiaries is a party, a named insured or otherwise the beneficiary of coverage (the “Public Company Insurance Policies”), all of which are in full force and effect. The Public Company Insurance Policies are of the type and in the amounts customarily carried by organizations conducting businesses or owning assets similar to those of Public Company. There is no material claim pending under the Public Company Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all of the Public Company Insurance Policies have been paid, and, to the Knowledge of Public Company, neither Public Company nor any Subsidiary may be liable for retroactive premiums or similar payments, and Public Company and its Subsidiaries are otherwise in compliance with the terms of the Public Company Insurance Policies in all material respects. Public Company has no Knowledge of any threatened termination of, or premium increase with respect to, any of the Public Company Insurances Policies. Each Public Company Insurance Policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. There is no material claim by Public Company or any of its Subsidiaries pending under any Public Company Insurance Policy in favor of Public Company and its Subsidiaries that has been denied or disputed by the insurer other than denials and disputes in the Ordinary Course of Business.

(b) Section 4.20(b) of Public Company Disclosure Schedule identifies all claims asserted by Public Company pursuant to any Public Company Insurance Policy since December 31, 2019 and describes the nature and status of each such claim.

4.21 Cybersecurity and Privacy.

(a) Each of Public Company and its Subsidiaries comply, and have complied, in all material respects with all: (i) applicable Privacy Laws; (ii) policies, statements, and contractual obligations relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer of Personal Information of Public Company and its Subsidiaries; and (iii) all applicable industry standards including, without limitation, PCI DSS, and all other applicable requirements of the payment card brands (clauses (i)-(iii) of this Section 4.21(a)) collectively, the “Public Company Privacy Requirements”). The consummation of any of the Transactions will not violate any applicable Public Company Privacy Requirements.

(b) Public Company and its Subsidiaries have taken all organizational, physical, administrative, and technical measures required by the Public Company Privacy Requirements and consistent with standards prudent in the industry in which Public Company and its Subsidiaries operate to protect: (i) the integrity, security, and operations of all Public Company IT Systems; and (ii) all Personal Information and all other data owned, controlled, or stored by Public Company and its Subsidiaries from and against data security incidents or other misuse. In connection with each third party servicing, outsourcing, hosting or otherwise processing Personal Information collected, held, or processed by or on behalf of Public Company and its Subsidiaries, Public Company and its Subsidiaries has in accordance with Public Company Privacy Requirements entered into valid, binding and enforceable written data processing agreements with any such third party that ensures appropriate protection for Personal Information. None of Public Company and its Subsidiaries sells, rents or otherwise makes available, or permits any third party to, sell, rent or otherwise make available, to any Person any Personal Information, except as stated in the applicable privacy policies and in compliance with Privacy Laws.

(c) There have been no actual or suspected data security incidents, data breaches, ransomware incidents, or other adverse events or incidents related to any Public Company IT Systems, Personal Information, or data in the custody or control of Public Company or its Subsidiaries or any third party acting on behalf of Public Company or its Subsidiaries. Public Company and its Subsidiaries have not been subject to any claims or proceedings related to any data security incidents, ransomware incidents, or any violations of any Public Company Privacy Requirements, and there are no facts or circumstances which could reasonably serve as the basis for any such allegations or claims. Public Company and its Subsidiaries have taken commercially reasonable steps to provide for archival, back-up, recovery and restoration of its material business data.

(d) Public Company and its Subsidiaries own or have a valid right to access and use all Public Company IT Systems. To Public Company’s Knowledge, the Public Company IT Systems do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that are designed to (A) disrupt or adversely affect the functionality of any Public Company IT Systems or (B) enable or assist any Person to access without authorization any Public Company IT Systems. The Public Company IT Systems have not materially malfunctioned or failed within the past two years. Public Company and its Subsidiaries have taken reasonable, and to ensure the continued, uninterrupted, and error-free operation of the Public Company IT Systems. No Person has gained unauthorized access to any Public Company IT Systems.

4.22 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission based upon arrangements made by or on behalf of Public Company or Merger Subsidiary respect of any of the Transactions.

4.23 Transactions with Affiliates. Except as set forth in the Public Company SEC Reports filed prior to the date of this Agreement, since December 31, 2021, no event has occurred that would be required to be reported by Public Company pursuant to Item 404 of Regulation S-K.

4.24 [Reserved].

4.25 Nasdaq Market Quotation. As of the date of this Agreement, the issued and outstanding shares of Public Company Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “CLXT.” As of the date of this Agreement, Public Company is in compliance in all material respects with the rules of the Nasdaq and there is no action or proceeding pending or, to the Knowledge of Public Company threatened, against Public Company by the Nasdaq, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Public Company Common Stock or terminate the listing of Public Company Common Stock on the Nasdaq.

4.26 No Shareholder Rights Plan; No Antitakeover Law. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar domestic or foreign Law applies with respect to Public Company or any of its Subsidiaries in connection with this Agreement, the Mergers, the issuance of the Merger Consideration or any of the other Transactions. There is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which Public Company or any of its Subsidiaries is subject, party or otherwise bound which will be triggered by the execution and delivery of this Agreement or the Transactions.

4.27 Valid Issuance. The Public Company Class A Common Stock and Public Company Class B Common Stock to be issued in the Mergers will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

4.28 No Other Representations and Warranties. Except as previously set forth in this Article IV or in any certificate delivered by Public Company or Merger Subsidiary to Merger Partner pursuant to this Agreement or otherwise in the case of Fraud, neither Public Company nor Merger Subsidiary makes any representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

4.29 Reliance. Public Company acknowledges that, except for the representations and warranties contained in Article III, none of Merger Partner, any Blocker or any other Person has made, and Public Company has not relied on, any other express or implied representation or warranty by or on behalf of Merger Partner, any Blocker or any other Person.

ARTICLE V

PRE-CLOSING COVENANTS

5.1 Operation of Merger Partner’s Business. Except as contemplated by this Agreement, in connection with implementing the Transactions in a manner consistent with this Agreement, as set forth on Section 5.1 of Merger Partner Disclosure Schedule or as required by applicable Law (including any COVID-19 Measures), during the Pre-Closing Period, without the written consent of Public Company (which consent shall not be unreasonably withheld, conditioned or delayed), Merger Partner shall use commercially reasonable efforts to, and shall cause each Subsidiary to use commercially reasonable efforts to, conduct its operations only in the Ordinary Course of Business and in compliance with all applicable Laws in all material respects. Without limiting the generality of the foregoing, during the Pre-Closing Period and except as set forth on Section 5.1 of Merger Partner Disclosure Schedule or in connection with implementing the Transactions in a manner consistent with this Agreement, Merger Partner shall not, and shall cause each of its Subsidiaries not to, without the written consent of Public Company (such consent shall not be unreasonably withheld, conditioned or delayed):

(a) issue or sell any equity interests in Merger Partner or any options, warrants or rights to acquire any such equity interests, or declare, accrue, set aside or pay any dividend or make any other distribution in respect of its equity interests, or repurchase or redeem any equity interests in Merger Partner or any Subsidiary; provided that Merger Partner (i) may issue additional equity interests to Merger Partner Employees, to the extent contemplated in the Allocation Schedule, and (ii) may issue additional Series F Preferred Units in Merger Partner to other Persons for a per unit cash purchase price of $2.00 and otherwise on terms consistent with the terms and conditions for issuances of Series F Preferred Units in Merger Partner prior to the date of this Agreement (which threshold and minimum subscription price is subject to adjustment adjusted, as applicable and appropriate, to reflect fully the effect of any reclassification, split, reverse split, distribution (including any distribution of securities convertible into membership units of Merger Partner), reorganization, recapitalization or other like change with respect to the equity securities of Merger Partner or any securities convertible or exchangeable into or exercisable equity securities of Merger Partner); provided further that any interests issued to Merger Partner Support Holders to pursuant to clause (i) or (ii) shall be “Subject Units” under the Merger Partner Support Agreement pursuant to documentation reasonably satisfactory to Public Company;

(b) split, combine or reclassify any equity interests other than the conversion of preferred units of Merger Partner to voting common units of Merger Partner as contemplated by the Merger Partner Member Approval and in a manner consistent with the Allocation Schedule;

(c) create, incur or assume any Indebtedness (other than (x) interest accrued with respect to Indebtedness outstanding as of the date hereof in accordance with its terms, (y) new Indebtedness for borrowed money not exceeding $5,000,000 in the aggregate, or (z) Indebtedness payable in connection with leases for equipment); (ii) assume, guarantee, endorse or otherwise agree to be liable (whether directly, contingently or otherwise) for the obligations of any other Person, other than for Subsidiaries of Merger Partner; or (iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than investments of cash in cash equivalents in the Ordinary Course of Business);

(d) except as required to comply with applicable Law or pursuant to agreements, plans or arrangements existing on the date hereof, (i) adopt, enter into, terminate or amend any employment or severance plan, agreement or arrangement, any Merger Partner Plan or any collective bargaining agreement, that in each case, would result in materially increased costs to Merger Partner or Public Company after the Closing, (ii) increase the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant, except for increases in compensation consistent with the Ordinary Course of Business and in no event more than 20 percent or that would require disclosure in the Registration Statement after it is filed with the SEC, (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding equity awards, that in each case, would result in materially increased costs to Merger Partner or Public Company after the Closing, (iv) except as contemplated in any other provision of this Section 5.1(d), pay any material benefit not provided for as of the date of this Agreement under any Merger Partner Plan, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, or (v) take any action to fund any Merger Partner Plan other than the payment of premiums due or contributions owed in the Ordinary Course of Business;

(e) acquire, sell, lease, in-license, out-license, abandon, allow to lapse, agree to coexist with respect to or otherwise dispose of any material assets or property (including any Intellectual Property or any shares or other equity interests in or securities of any Subsidiary or any other Person), in each case, other than in the Ordinary Course of Business;

(f) mortgage or pledge any of its material property or material assets or enter into an agreement that subjects any such material property or material assets to any Lien other than Permitted Liens;

(g) form any Subsidiary or acquire any equity interest or other interest in any other Person (other than investments of cash and cash equivalents in the Ordinary Course of Business) or enter into a joint venture with any other Person;

(h) forgive any loans to any Person, including its employees, officers, directors or Affiliates, other than the settlement of accounts receivable in the Ordinary Course of Business;

(i) change the nature or scope of its business being carried on as of the date of this Agreement in any material respect or commence any new business not being ancillary or incidental to such business;

(j) change its accounting methods, principles or practices in any material respect, except insofar as may be required by a generally applicable change in GAAP or applicable Law;

(k) except as required by applicable Law, make or change any material Tax election, amend any material Tax Return, change an annual accounting period, enter into any closing agreement, waive or extend any statute of limitations with respect to Taxes, settle or compromise any Tax liability, claim or assessment, or surrender any right to claim a material refund of Taxes;

(l) settle any Legal Proceedings involving cash payments by Merger Partner in excess of $1,000,000 in the aggregate;

(m) amend its Organizational Documents (other than, for the avoidance of doubt, as contemplated by Section 5.16 or otherwise in connection with implementing the Transactions in a manner consistent with this Agreement);

(n) make or commit to make capital expenditures in excess of $4,000,000 in the aggregate; or

(o) agree in writing or otherwise to take any of the foregoing actions.

Nothing contained in this Agreement shall give Public Company, directly or indirectly, the right to control or direct the operations of Merger Partner and its Subsidiaries prior to the Merger Partner Merger Effective Time. Prior to the Merger Partner Merger Effective Time, the Merger Partner and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations

5.2 Operation of Public Company’s Business. Except as contemplated by this Agreement, in connection with implementing the Transactions in a manner consistent with this Agreement, as set forth on Section 5.2 of Public Company Disclosure Schedule or as required by applicable Law (including any COVID-19 Measures), during the Pre-Closing Period, without the written consent of Merger Partner (which consent shall not be unreasonably withheld, conditioned or delayed), Public Company shall use commercially reasonable efforts to, and shall cause each Subsidiary to use commercially reasonable efforts to, conduct its operations only in the Ordinary Course of Business and in compliance with all applicable Laws in all material respects and take all necessary steps (including timely making all filings required by the SEC) to prepare for the filing of the annual meeting proxy statement (including all required Form 10-K, Item III information). Without limiting the generality of the foregoing, during the Pre-Closing Period and except as set forth on Section 5.2 of Public Company Disclosure Schedule, or in connection with implementing the Transactions in a manner consistent with this Agreement, Public Company shall not, and shall cause each Subsidiary not to, without the written consent of Merger Partner (such consent shall not be unreasonably withheld, conditioned or delayed):

(a) Issue, grant, pledge or sell, or authorize the issuance of, any equity interests in Public Company or any of its Subsidiaries or any options, warrants or rights to acquire any such equity interests, or other securities or any other instrument convertible into or exchangeable for any equity interests of Public Company or its Subsidiaries, or declare, accrue, set aside or pay any dividend or make any other distribution in respect of its equity interests, or repurchase or redeem any equity interests in Public Company or any of its Subsidiaries;

(b) split, combine or reclassify any equity interests, effect any merger, consolidation, share exchange, business combination, recapitalization or similar transaction other than the Mergers;

(c) (i) create, incur or assume any Indebtedness (other than interest accrued with respect to Indebtedness outstanding as of the date hereof in accordance with its terms); (ii) assume, guarantee, endorse or otherwise agree to be liable (whether directly, contingently or otherwise) for the obligations of any other Person; or (iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than investments of cash in cash equivalents in the Ordinary Course of Business);

(d) hire, engage or offer to hire any new officers, directors, employees or consultants;

(e) except as required to comply with applicable Law or pursuant to agreements, plans or arrangements existing on the date hereof and disclosed in Section 5.2 of Public Company Disclosure Schedule, (i) adopt, enter into, terminate or amend any employment or severance plan, agreement or arrangement, any Public Company Benefit Plan or any collective bargaining agreement, (ii) increase the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant, (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding Public Company Stock Options, Public Company RSUs, or Public Company PSUs, (iv) except as contemplated in any other provision of this Section 5.2, pay any material benefit not provided for as of the date of this Agreement under any Public Company Benefit Plan, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, or (v) take any action to fund any Public Company Benefit Plan other than the payment of premiums due or contributions owed in the Ordinary Course of Business;

(f) acquire, sell, lease, in-license, out-license or dispose of any material assets or material property (including any Intellectual Property or any shares or other equity interests in or securities of any Subsidiary or any other Person), other than in the Ordinary Course of Business;

(g) mortgage or pledge any of its material property or material assets or enter into an agreement that subjects any such material property or material assets to any Lien other than Permitted Liens;

(h) discharge or satisfy any Lien other than in the Ordinary Course of Business or as required by Law or a contract existing on the date of this Agreement or entered into in compliance with this Agreement;

(i) form any Subsidiary or acquire any equity interest or other interest in any other Person (other than investments of cash and cash equivalents in the Ordinary Course of Business) or enter into a joint venture with any other Person;

(j) other than as contemplated by the transactions set forth in this Agreement, amend its Organizational Documents;

(k) (i) materially change pricing or royalties or other payments set or charged by Public Company or any of its Subsidiaries to its customers or licensees or (ii) agree to materially change pricing or royalties or other payments set or charged by Persons who have licensed rights to Intellectual Property to Public Company or any of its Subsidiaries;

(l) accelerate collection of accounts receivable or delay payment of accounts payable, other than in accordance with GAAP;

(m) forgive any loans to any Person, including its employees, officers, directors or Affiliates, other than the settlement of accounts receivable in the Ordinary Course of Business;

(n) change the nature or scope of its business being carried on as of the date of this Agreement in any material respect or commence any new business not being ancillary or incidental to such business;

(o) change its accounting methods, principles or practices in any material respect, except insofar as may be required by a generally applicable change in GAAP or applicable Law;

(p) except as required by applicable Law, make or change any material Tax election, amend any material Tax Return, change an annual accounting period, enter into any closing agreement, waive or extend any statute of limitations with respect to Taxes, settle or compromise any Tax liability, claim or assessment, or surrender any right to claim a material refund of Taxes;

(q) make or commit to make any capital expenditure in excess of $25,000 per item or $50,000 in the aggregate;

(r) institute or settle any Legal Proceeding (other than to enforce the terms of this Agreement and the other agreements relating to the transaction or otherwise in accordance with Section 7.4); or

(s) agree in writing or otherwise to take any of the foregoing actions.

5.3 Operation of Blockers. During the Pre-Closing Period and except (a) as set forth on Section 5.3 of Merger Partner Disclosure Schedule, (b) in connection with implementing the Transactions in a manner consistent with this Agreement, (c) the distribution of cash or other liquid amounts held by such Blocker as of the date of this Agreement or received by such Blocker in a Merger Partner distribution permitted under Section 5.1, (d) in the Ordinary Course of Business, or (e) as required by the terms of this Agreement, each Blocker shall not, without the written consent of Public Company (such consent shall not be unreasonably withheld, conditioned or delayed) conduct any business, take any action or enter into, amend or terminate any agreement or commitment. Further, during the Pre-Closing Period, each Blocker, to the extent it has not already done so, shall file all Tax Returns due on or prior to the Closing Date and pay all Taxes reasonably owing in connection with such Tax Returns.

5.4 Public Company No Solicitation.

(a) Public Company agrees that, during the Pre-Closing Period, it shall not, and shall not authorize any of its Representatives to (and it shall use its reasonable best effort to cause its Representatives not to), directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any information regarding Public Company to any Person for the purpose of encouraging, or in response to, an Acquisition Proposal or Acquisition Inquiry, provided that the foregoing clause (ii) shall not prohibit filings required by applicable securities Laws, including but not limited to Section 15(c) or 15(d) of the Exchange Act, or stock exchange rule, or otherwise directing such Person to Public Company’s SEC filings; (iii) engage in discussions (other than to inform any Person of the existence of the provisions in this Section 5.4) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.9); (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement permitted under this Section 5.4(a)); (vi) publicly propose to do any of the foregoing; or (vii) agree, resolve or commit (or, for the avoidance of doubt, Public Company Board or any committee thereof to resolve, agree or commit) to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 5.4 and subject to compliance with this Section 5.4, prior to obtaining the Public Company Stockholder Approval, Public Company may furnish non-public information regarding Public Company to, and enter into discussions or negotiations with, any Person in response to an unsolicited bona fide written Acquisition Proposal by such Person, which Public Company Board determines in good faith, after consultation with Public Company’s outside financial advisors and outside legal counsel, constitutes, or would be reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither Public Company nor any of its Representatives shall have materially breached this Section 5.4, (B) Public Company Board concludes in good faith based on the advice of outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the fiduciary duties of Public Company Board under applicable Law; (C) at least two (2) Business Days prior to initially furnishing any such nonpublic information to, or entering into discussions with, such Person, Public Company gives Merger Partner written notice of the identity of such Person and of Public Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person ; (D) Public Company receives from such Person an executed confidentiality agreement containing provisions (including non-disclosure, use restrictions, non-solicitation and no-hire provisions), in the aggregate, at least as favorable to Public Company as those contained in the Confidentiality Agreement; and (E) at least two (2) Business Days prior to furnishing any such non-public information to such Person, Public Company furnishes such non-public information to Merger Partner (to the extent such information has not been previously furnished by Public Company to Merger Partner). Without limiting the generality of the foregoing, Public Company acknowledges and agrees that, in the event any Representative of Public Company (whether or not such Representative is purporting to act on behalf of Public Company) takes any action that, if taken by Public Company, would constitute a breach of this Section 5.4, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 5.4 by Public Company for purposes of this Agreement.

(b) If Public Company or any Representative of Public Company receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then Public Company shall promptly (and in any event within 24 hours) advise Merger Partner orally and in writing of (i) the receipt of such Acquisition Proposal or Acquisition Inquiry, (ii) any non-public information provided to a Person who has made an Acquisition Proposal or Acquisition Inquiry in response to a request from such Person, (iii) the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and (iv) the material terms thereof as well as complete copies of any written Acquisition Proposals, Acquisition Inquiries or any other written communications from such Person or its Representatives, including any proposed agreements, and Public Company thereafter shall keep Merger Partner reasonably informed, on a reasonably current basis, with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry, including informing Merger Partner on a reasonably current basis (and, in any event, within 24 hours) of any material amendment or modification or proposed material amendment or modification to any such Acquisition Proposal or Acquisition Inquiry.

(c) Public Company shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry that has not already been terminated as of the date of this Agreement and request the destruction or return of any non-public information of Public Company provided to such Person as soon as practicable after the date of this Agreement.

5.5 Merger Partner Non-Solicitation.

(a) Merger Partner agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of their respective Representatives to (and it and each of its Subsidiaries shall use its reasonable best efforts to cause its Representatives not to), directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any information regarding Merger Partner or any of its Subsidiaries to any Person for the purpose of encouraging, or in response to, an Acquisition Proposal or Acquisition Inquiry, provided that the foregoing shall not prohibit filings required by Law, including but not limited to Section 15(c) or 15(d) of the Exchange Act, or stock exchange rule; (iii) engage in discussions (other than to inform any Person of the existence of the provisions in this Section 5.5) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction; (vi) publicly propose to do any of the foregoing; or (vii) agree, resolve or commit to do any of the foregoing; provided, however, that notwithstanding anything contained in this Section 5.5 and subject to compliance with this Section 5.5, prior to obtaining the Merger Partner Member Approval applicable to it, Merger Partner may furnish non-public information regarding it to, and enter into discussions or negotiations with, any Person in response to an unsolicited bona fide written Acquisition Proposal by such Person, which its board of managers determines in good faith, after consultation with its outside financial advisors and outside legal counsel, constitutes, or would be reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) none of Merger Partner nor any of its Representatives shall have materially breached this Section 5.5; (B) the board of managers of Merger Partner concludes in good faith based on the advice of outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the fiduciary duties of such board of managers under applicable Law; (C) at least two (2) Business Days prior to initially furnishing any such nonpublic information to, or entering into discussions with, such Person, Merger Partner gives Public Company written notice of the identity of such Person and of Merger Partner’s intention to furnish nonpublic information to, or enter into discussions with, such Person ; (D) it receives from such Person an executed confidentiality agreement containing provisions (including non-disclosure, use restrictions, non-solicitation and no-hire provisions), in the aggregate, at least as favorable to it as those contained in the Confidentiality Agreement; and at least two (2) Business Days prior to furnishing any such non-public information to such Person, Merger Partner furnishes such non-public information to Public Company (to the extent such information has not been previously furnished by Merger

Partner to Public Company). Without limiting the generality of the foregoing, Merger Partner acknowledges and agrees that, in the event any Representative of it or any of its Subsidiaries (whether or not such Representative is purporting to act on behalf of it or any of its Subsidiaries) takes any action that, if taken by it, would constitute a breach of this Section 5.5, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 5.5 by Merger Partner for purposes of this Agreement.

(b) If Merger Partner or its Subsidiaries or Representatives receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then it shall promptly (and in any event within 24 hours) advise Public Company orally and in writing of (i) the receipt of such Acquisition Proposal or Acquisition Inquiry, (ii) any non-public information provided to a Person who has made an Acquisition Proposal or Acquisition Inquiry in response to a request from such Person, (iii) the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and (iv) the material terms thereof as well as complete copies of any written Acquisition Proposals, Acquisition Inquiries or any other written communications from such Person or its Representatives, including any proposed agreements, and Merger Partner thereafter shall keep Public Company reasonably informed, on a reasonably current basis, with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry, including informing Public Company on a reasonably current basis (and, in any event, within 24 hours) of any material amendment or modification or proposed material amendment or modification to any such Acquisition Proposal or Acquisition Inquiry.

(c) Merger Partner shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry that has not already been terminated as of the date of this Agreement and request the destruction or return of any non-public information of Merger Partner or its Subsidiaries provided to such Person as soon as practicable after the date of this Agreement.

5.6 Notification of Certain Matters.

(a) During the Pre-Closing Period, Merger Partner shall promptly (and in no event later than one (1) Business Day after Merger Partner becomes aware of same) notify Public Company (and, if in writing, furnish copies of any relevant documents) if any of the following occurs: (i) any notice or other communication is received from any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions; (ii) any Legal Proceeding against or involving or otherwise affecting Merger Partner, to the Knowledge of Merger Partner, a Blocker or any of their respective Subsidiaries is commenced, or, to the Knowledge of Merger Partner, threatened against Merger Partner, a Blocker or any of their respective Subsidiaries or, to the Knowledge of Merger Partner, any director or officer of Merger Partner, a Blocker or any of their respective Subsidiaries, (iii) any inaccuracy in any representation or warranty made by it in this Agreement; or (iv) the failure of the Merger Partner or, to the Knowledge of Merger Partner, any Blocker to comply with any of their respective covenants or obligations in this Agreement; in the case of (iii) and (iv) that will or could reasonably be expected to result in the failure by Merger Partner or any Blocker to satisfy any of the conditions set forth in Section 6.1. Any failure to timely provide a notification under clauses (iii) and (iv) above shall be disregarded for purposes of determining compliance with Section

6.1(c) and for all purposes under Section 8.1. No notification given to Public Company pursuant to this Section 5.6(a) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Merger Partner, the Blockers or any of their respective Subsidiaries contained in this Agreement or Merger Partner Disclosure Schedule for purposes of Article VI, as applicable.

(b) During the Pre-Closing Period, Public Company shall promptly (and in no event later than one (1) Business Day after Public Company becomes aware of same) notify Merger Partner (and, if in writing, furnish copies of any relevant documents) if any of the following occurs: (i) any notice or other communication is received from any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions; (ii) any Legal Proceeding against or involving or otherwise affecting Public Company or its Subsidiaries is commenced, or, to the Knowledge of Public Company, threatened against Public Company or, to the Knowledge of Public Company, any director or officer of Public Company, (iii) any inaccuracy in any representation or warranty made by it in this Agreement; or (iv) the failure of Public Company or Merger Subsidiary to comply with any of their respective covenants or obligations in this Agreement; in the case of (iii) and (iv) that will or could reasonably be expected to result in the failure by Public Company or Merger Subsidiary to satisfy any of the conditions set forth in Section 6.2. Any failure to timely provide a notification under clauses (iii) and (iv) above shall be disregarded for purposes of determining compliance with Section 6.2(c) and for all purposes under Section 8.1. No notification given to Merger Partner pursuant to this Section 5.6(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Public Company contained in this Agreement or Public Company Disclosure Schedule for purposes of Article VI, as applicable.

5.7 Proxy Statement/Prospectus; Registration Statement.

(a) As promptly as practical after the execution of this Agreement and contingent upon receipt from Merger Partner of the information required by the following sentence, Public Company, with the cooperation of Merger Partner, shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included. Merger Partner shall (i) provide to Public Company as promptly as practical (and in any event by January 22, 2023) all information, including financial statements of Merger Partner and its Subsidiaries for the fiscal years 2021 and 2020 and for the interim period ended September 30, 2022 and 2021 and descriptions of its business and financial condition, as Public Company may reasonably request for preparation of the Registration Statement and the Proxy Statement/Prospectus and (ii) cause the timely cooperation of its independent public accountants in connection with the preparation and filing of the Registration Statement and the Proxy Statement/Prospectus, including by causing such accountants to provide a consent to the inclusion of such accountant’s reports in respect of the audited financial statements of Merger Partner in the Registration Statement and/or in the Proxy Statement/Prospectus (as applicable) and to the reference to such accountant firm as an “expert” therein. Each Blocker shall provide to Public Company as promptly as practical (and in any event by January 22, 2023) all information about itself as Public Company may reasonably request and which is required to be included in the Registration Statement and the Proxy Statement/Prospectus. Public Company shall respond to any comments of the SEC and shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Public Company shall cause the Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective under the Securities Act. Public Company shall notify Merger Partner promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any filing pursuant to Section 6.2(b) or for additional information and shall promptly supply Merger Partner with copies of all correspondence between Public Company or any of its representatives, on the one hand, and the SEC, or its staff, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any filing pursuant to Section 5.7(b). Public Company shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC under this Section 5.7 to comply in all material respects with all applicable requirements of Law and the rules and regulations promulgated thereunder. Whenever either Public Company or Merger Partner shall become aware of the occurrence of any event which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any filing pursuant to Section 6.2(b), Public Company or Merger Partner, as the case may be, shall promptly inform the others of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of Public Company, such amendment or supplement.

(b) Notwithstanding anything to the contrary stated above, prior to filing and mailing, as applicable, the Registration Statement or Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Public Company shall provide Merger Partner and each Blocker a reasonable opportunity to review and comment on such document or response and shall consider in good faith any such comments proposed by Merger Partner or each Blocker (but only with respect to matters pertaining to such Blocker). Public Company will advise Merger Partner and each Blocker, promptly after Public Company receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Public Company Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(c) Public Company and Merger Partner and, to the extent applicable, the Blockers shall promptly make all necessary filings of such party with respect to the Mergers and the issuance of the Public Company Class A Common Stock and Public Company Class B Common Stock constituting Merger Consideration under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

5.8 Nasdaq Listing. Public Company agrees to use its reasonable best efforts: (a) to maintain its existing listing on Nasdaq and to obtain approval of the listing of the combined corporation on Nasdaq; (b) to the extent required by the rules and regulations of Nasdaq, to prepare and submit to Nasdaq a notification form for the listing of the shares of Public Company Class A Common Stock to be issued in connection with the Mergers; (c) if not previously implemented, to prepare and timely submit to Nasdaq a notification form of any reverse stock split effected with the Merger Party’s consent and, to the extent required to effect the foregoing, to submit a copy of the amendment to Public Company’s certificate of incorporation to effect such reverse stock split certified by the Secretary of State of the State of Delaware to Nasdaq; (d) to the extent required by Nasdaq Listing Rule 5110, to file an initial listing application for the Public Company Class A Common Stock on Nasdaq and to cause such Nasdaq initial listing application (“Nasdaq Listing Application”) to be approved; and (e) in the event of receipt of a Nasdaq delisting determination, Public Company shall request a hearing to appeal the delisting determination and shall pay the appropriate fee to Nasdaq to appeal the delisting determination. Public Company shall promptly inform Merger Partner of all material verbal or written communications between Nasdaq and Public Company or its representatives. Public Company and Merger Partner will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. Merger Partner will cooperate with Public Company to cause the Nasdaq Listing Application to be approved and shall promptly furnish to Public Company all information concerning Merger Partner, the Blockers and their respective equity holders that may be required or reasonably requested in connection with any action contemplated by this Section 5.8.

5.9 Public Company Stockholders’ Meeting.

(a) As promptly as reasonably practicable after the Registration Statement is declared effective by the SEC, Public Company shall take all action reasonably necessary under applicable Law to call, give notice of and hold a meeting of the holders of Public Company Common Stock for the purpose of seeking approval of (i) the Blocker Mergers, (ii) the issuance of Public Company Class A Common Stock and Public Company Class B Common Stock under this Agreement and in accordance with the Nasdaq Listing Rules; (iii) the amendment of Public Company’s Organizational Documents, in the form of the Amended Certificate and the Amended By-Laws, to, among other things, authorize the shares of Public Company Class A Common Stock and Public Company Class B Common Stock to be issued pursuant to this Agreement in connection with the Mergers and (iv) any other proposals the Parties reasonably deem necessary or desirable to consummate the Transactions (the matters contemplated by the foregoing Sections 5.9(a)(i), (ii) and (iii) are collectively referred to as the “Public Company Stockholder Matters,” and the matters contemplated by Section 5.9(a)(iv) are referred to herein as, the “Other Public Company Stockholder Matters,” and such meeting, the “Public Company Stockholders’ Meeting”).

(b) Public Company will take all necessary actions to duly call, give notice of, convene and hold the Public Company Stockholders’ Meeting as promptly as practicable (but in no event later than sixty (60) days) after the Registration Statement is declared effective by the SEC. Absent a Public Company Board Adverse Recommendation Change pursuant to Section 5.9(c), Public Company shall use its reasonable best efforts to solicit the holders of Public Company Common Stock to obtain the Public Company Stockholder Approval. Public Company shall take reasonable measures to ensure that all proxies solicited in connection with Public Company Stockholders’ Meeting are solicited in compliance with all applicable Laws. Notwithstanding anything to the contrary contained herein, if on the date of Public Company Stockholders’ Meeting, or a date preceding the date on which Public Company Stockholders’ Meeting is scheduled, Public Company reasonably believes that (i) it will not receive proxies sufficient to obtain approval of the Public Company Stockholder Matters, whether or not a quorum would be present, or (ii) it will not have sufficient shares of Public Company Common Stock represented (whether in Person or by proxy) to constitute a quorum necessary to conduct the business of Public Company Stockholders’ Meeting, Public Company may make one or more successive postponements or adjournments of Public Company Stockholders’ Meeting as long as the date of Public Company Stockholders’ Meeting is not postponed or adjourned more than an aggregate of 60 days in connection with any postponements or adjournments. Public Company and Merger Partner shall coordinate and reasonably cooperate in connection with soliciting and obtaining the Public Company Stockholder Approval, including the preparation and delivery of any information relating to the parties hereto, the Mergers and the Transactions as may be reasonably requested by each of the Public Company and Merger Partner.

(c) Public Company agrees that, subject to Section 5.9(d): (i) Public Company Board shall recommend that the holders of Public Company Common Stock vote to approve Public Company Stockholder Matters and the Other Public Company Stockholder Matters and (ii) the Proxy Statement/Prospectus shall include a statement to the effect that Public Company Board recommends that Public Company’s stockholders vote to approve Public Company Stockholder Matters and the Other Public Company Stockholder Matters (the recommendation of Public Company Board with respect to Public Company Stockholder Matters and the Other Public Company Stockholder Matters being referred to as the “Public Company Board Recommendation”). Neither Public Company Board nor any committee thereof shall (x) withhold, amend, qualify, withdraw or modify (and Public Company Board or any committee thereof shall not resolve to or publicly propose to withhold, amend, qualify, withdraw or modify) the Public Company Board Recommendation in a manner adverse to Merger Partner; or (y) within ten (10) Business Days’ of Merger Partner’s written request to do so, fail to recommend after the commencement of an Acquisition Proposal through a tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Public Company Common Stock, against acceptance of such tender offer or exchange offer by its stockholders (which request may only be made once with respect to any such Acquisition Proposal and each material modification thereto) (the actions set forth in the foregoing clauses collectively, a “Public Company Board Adverse Recommendation Change”).

(d) Notwithstanding anything to the contrary contained in Section 5.4(a) of this Agreement, if at any time prior to the approval of Public Company Stockholder Matters and the Other Public Company Stockholder Matters at Public Company Stockholders’ Meeting by the Required Public Company Stockholder Vote:

(i) if Public Company has received a written Acquisition Proposal (which Acquisition Proposal did not arise in connection with a breach of Section 5.3) from any Person that has not been withdrawn and after consultation with outside legal counsel, Public Company Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, Public Company Board may make a Public Company Board Adverse Recommendation Change if and only if all of the following apply: (A) Public Company Board determines in good faith, after consultation with Public Company’s outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with the fiduciary duties of Public Company Board to Public Company’s stockholders under applicable Law; (B) Public Company shall have given Merger Partner prior written notice of its intention to consider making a Public Company Board Adverse Recommendation Change at least three (3) Business Days prior to making any such Public Company Board Adverse Recommendation Change (a “Determination Notice”) (which notice shall not constitute a Public Company Board Adverse

Recommendation Change); and (C) (1) Public Company shall have provided to Merger Partner a copy of such Acquisition Proposal in accordance with Section 5.4(b), (2) Public Company shall have given Merger Partner the three (3) Business Days after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal and shall have made its Representatives reasonably available to negotiate in good faith with Merger Partner (to the extent Merger Partner desires to negotiate) with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of any such negotiations and giving effect to the proposals made by Merger Partner, if any, after consultation with outside legal counsel, Public Company Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer and that the failure to make Public Company Board Adverse Recommendation Change would be reasonably likely to be inconsistent with the fiduciary duties of Public Company Board to Public Company’s stockholders under applicable Law. For the avoidance of doubt, the provisions of this Section 5.9(d)(i) shall also apply to any material change to the facts and circumstances relating to such Acquisition Proposal and require a new Determination Notice, except that the references to three (3) Business Days shall be deemed to be two (2) Business Days.

(ii) Other than in connection with an Acquisition Proposal, Public Company Board may make a Public Company Board Adverse Recommendation Change in response to a Public Company Change in Circumstance, if and only if: (A) Public Company Board determines in good faith, after consultation with Public Company’s outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with the fiduciary duties of Public Company Board to Public Company’s stockholders under applicable Law; (B) Public Company shall have given Merger Partner a Determination Notice at least three (3) Business Days prior to making any such Public Company Board Adverse Recommendation Change; and (C) (1) Public Company shall have specified Public Company Change in Circumstance in reasonable detail, (2) Public Company shall have given Merger Partner the three (3) Business Days after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal, and shall have made its Representatives reasonably available to negotiate in good faith with Merger Partner (to the extent Merger Partner desires to do so) with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of any such negotiations and giving effect to the proposals made by Merger Partner, if any, after consultation with outside legal counsel, Public Company Board shall have determined, in good faith, that the failure to make Public Company Board Adverse Recommendation Change in response to such Public Company Change in Circumstance would be reasonably likely to be inconsistent with the fiduciary duties of Public Company Board to Public Company’s stockholders under applicable Law. For the avoidance of doubt, the provisions of this Section 5.9(d)(ii) shall also apply to any material change to the facts and circumstances relating to such Public Company Change in Circumstance and require a new Determination Notice, except that the references to three (3) Business Days shall be deemed to be two (2) Business Days.

(e) Nothing contained in Section 5.3(a) shall prohibit Public Company or Public Company Board from (i) complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (ii) issuing a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act or (iii) otherwise making any disclosure to Public Company’s stockholders; that Public Company Board determines in good faith, after consultation with its outside legal counsel, is required under applicable securities Laws; provided that in each of cases (i), (ii) and (iii) in no event shall Public Company make a Public Company Board Adverse Recommendation Change.

5.10 Merger Partner and Blocker Member Approval.

(a) Merger Partner shall use reasonable best efforts to secure the Written Consent necessary to secure the Merger Partner Member Approval as promptly as practical following the date that the SEC declares the Registration Statement effective and each Blocker shall secure the Written Consents necessary to secure the applicable Blocker Approvals as promptly as practical following the date that the SEC declares the Registration Statement effective. As promptly and practical following the receipt of Merger Partner Member Approval and Blocker Approvals, Merger Partner shall deliver to Public Company copy of the Written Consents evidencing the Merger Partner Member Approval and Blocker Approvals.

(b) As promptly as practical following the date that the SEC declares the Registration Statement effective, Merger Partner shall mail or otherwise distribute the Disclosure Statement, in a form reasonably acceptable to Public Company, to the equity holders of Merger Partner and, to the extent required by Law, to the equity holders of any Blockers, and shall promptly inform Public Company of the date on which such Disclosure Statement (including the notices contained therein) was sent to such equity holders. The Disclosure Statement shall include a written notice to all members of Merger Partner and the Blockers that did not execute the Written Consents informing them that this Agreement and the Mergers were adopted and approved by the equityholders of Merger Partner and the Blockers. Public Company and its counsel shall be given an adequate opportunity to review and comment on the Disclosure Statement, and Merger Partner shall reflect all reasonable comments of Public Company or its counsel thereon. Public Company and Merger Partner shall coordinate and reasonably cooperate in connection with soliciting and obtaining the Merger Partner Member Approval, including the preparation and delivery of any information relating to the parties hereto, the Mergers and the Transactions as may be reasonably requested by each of the Public Company and Merger Partner.

(c) Merger Partner shall ensure that the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (provided that Merger Partner shall not be responsible for the accuracy or completeness of any information concerning Public Company or Merger Subsidiary furnished by Public Company in writing for inclusion in the Disclosure Statement).

(d) Public Company shall ensure that any information furnished by Public Company to Merger Partner in writing for inclusion in the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

5.11 Access to Information. During the Pre-Closing Period and subject to the terms of the Confidentiality Agreement, Public Company and Merger Partner shall each (and shall cause each of their respective Subsidiaries to) use commercially reasonable efforts to afford the officers, attorneys, accountants, tax advisors, lenders and other authorized representatives of the other party reasonable access upon reasonable notice and during normal business hours and without unreasonable interference with the operation of the business of such other party to all Personnel, offices, properties, books and records of such party and its Subsidiaries, so that the other party may have full opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of said party and the Subsidiaries. Public Company and Merger Partner shall (and shall cause each Subsidiary to) furnish to the other parties such financial and operating data and other information as to the business of said party and the Subsidiaries as the other parties shall reasonably request. Each Blocker shall furnish to Public Company and Merger Partner such financial and operating data and other information as to the business of such Blocker as the other parties shall reasonably request in connection with this Agreement and the transactions contemplated hereby but only to the extent that such information is reasonably available. Notwithstanding the foregoing, nothing herein will require a party or its Subsidiaries to (i) provide the other party with access or information that said party is expressly prohibited by applicable Law from granting or disclosing or that would breach such party’s confidentiality obligations to a third party in effect as of the date of this Agreement, or (ii) take any action that would, in the advice of counsel, constitute a waiver of the attorney-client privilege or the attorney work product privilege in the event of a legal proceeding with the other party; provided, that in the event that a party or any Subsidiary relies on this sentence to withhold access or disclosure, said party shall, to the extent permitted by Law, applicable confidentiality obligations and the protection of such attorney-client privilege, promptly notify the other party of the nature of the withheld information and provide the other party of a reasonable opportunity to seek an appropriate remedy or waive compliance with the terms of this Agreement.

5.12 Closing Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of Public Company and Merger Partner shall each use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate the Transactions to be completed at Closing as promptly as practicable, including using its reasonable best efforts to ensure that the conditions to the obligations of the other parties to consummate the Merger are satisfied.

(b) Public Company and Merger Partner shall each use its reasonable best efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities or from third parties pursuant to the Public Company Contracts or Merger Partner Contracts (as applicable), and to effect all registrations, filings and notices with or to Governmental Entities, in each case, as may be required for such party to consummate the Transactions and to otherwise comply with all applicable Laws in connection with the consummation of the Transactions.

5.13 Public Disclosure. No party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties; provided, however, that (a) Merger Partner and Blockers each acknowledge and agree that Public Company (i) may issue, without the approval of any other party, an initial joint press release with respect to this Agreement and the matters contemplated hereby, in form and substance mutually agreed by Public Company, Merger Partner and each Blocker (provided that such press release shall not name any Blocker or its Affiliate or investment adviser without the prior consent of such Blocker), (ii) intends to publicly file this Agreement with the SEC, and (iii) may seek confidential treatment under applicable SEC rules with respect to certain matters and terms contained in this Agreement; (b) Public Company or Merger Partner may make any public disclosure it believes in good faith is required by applicable Law or stock market rule (in which case the disclosing party shall use reasonable best efforts to advise the other parties and provide them with a copy of the proposed disclosure prior to making the disclosure); and (c) Public Company and its Affiliates shall not be bound by the provisions of this Section 5.13 following the Closing Date.

5.14 Antitrust. If at any time after the date hereof but prior to the Closing, Merger Partner determines, in its reasonable discretion after consultation with Public Company and its legal advisors, that the Transactions require filings under the HSR Act to be submitted with the applicable Governmental Entities, then as promptly as reasonably practicable following such determination, Public Company and Merger Partner shall cooperate in the preparation of such filings and, upon completion thereof (in form and substance mutually agreeable to Merger Partner and Public Company), each of Merger Partner and Public Company shall make or cause to be made any such required filings under the HSR Act.

5.15 Warrant Restructuring. From and after the date hereof until the date that is five (5) Business Days prior to the Closing Date or the earlier termination of this Agreement pursuant to Section 8.1, Merger Partner shall use commercially reasonable efforts to obtain any and all consents from each holder of Merger Partner Warrants necessary to effectuate the treatment of the Merger Partner Warrants set forth in Section 2.1.

5.16 Transaction Documentation. From the date hereof until the time when the Registration Statement becomes effective or the earlier termination of this Agreement pursuant to Section 8.1, Public Company and Merger Partner shall use reasonable best efforts to negotiate and settle on mutually agreeable final forms of the Tax Receivable Agreement, the Exchange Agreement, the Amended Certificate, the Amended By-Laws, the Amended Operating Agreement, the Registration Rights Agreement and the Asset Transfer Agreements as promptly as practicable following the date hereof.

5.17 Merger Partner Funding. No later than two (2) Business Days following Merger Partner’s receipt of a written request from Public Company, Merger Partner shall make available to Public Company and its Subsidiaries, funds up to a maximum aggregate amount of $3,000,000 in cash (the “Interim Funding”); provided, however, that in the event Merger Partner elects to extend the Outside Date pursuant to Section 8.1(b), the maximum aggregate amount of the Interim Funding shall automatically increase to $4,000,000. The Interim Funding shall be made available on the terms and conditions consistent with those set forth on Exhibit E and on such other terms and conditions as are mutually agreed by Merger Partner and Public Company.

5.18 Section 16 Matters. Prior to the Closing, each of Public Company and Merger Partner, as applicable, shall use all reasonable efforts to approve in advance in accordance with the applicable requirements of Rule 16b-3 promulgated under the Exchange Act, the acquisition of Up-C Units, the exchange of Up-C Units for shares of Public Company Class A Common Stock (and any dispositions of Merger Partner Common Units or shares of Public Company Class B Common Stock thereby) resulting from the transactions contemplated by this Agreement by each officer or director (including by deputization) of the Public Company or the Merger Partner who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act) as a result of the transactions contemplated hereby.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGERS

6.1 Conditions to Obligations of Public Company and Merger Subsidiary. The obligation of each of Public Company and Merger Subsidiary to consummate the Mergers is subject to the satisfaction of the following conditions precedent, each of which may be waived in writing in the sole discretion of Public Company:

(a) the Fundamental Representations contained in Article III shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such particular date); the representations and warranties contained in Article III (other than the Fundamental Representations contained in Article III) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to result in a Merger Partner Material Adverse Effect (without giving effect to any references therein to any Merger Partner Material Adverse Effect or other materiality qualifications), or (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date);

(b) Each of Merger Partner and the Blockers shall have performed or complied with, in all material respects, its agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

(c) Public Company shall have received a certificate of an officer of Merger Partner certifying to the satisfaction of the conditions set forth in Sections 6.1(a) and (b);

(d) no judgment, order, decree, stipulation or injunction shall be in effect that would reasonably be expected to (i) temporarily or permanently prevent or enjoin consummation of the Transactions, or (ii) cause the Transactions to be rescinded following consummation of such transaction;

(e) there shall have occurred no Effect since the date of this Agreement that, individually or taken together with all other Effects, has had, or would reasonably be expected to result in, a Merger Partner Material Adverse Effect;

(f) Public Company shall have received copies of the Written Consents evidencing the Merger Partner Member Approval and the Blocker Approvals;

(g) Public Company shall have obtained Stockholder Approval;

(h) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no Legal Proceeding for that purpose, and no similar Legal Proceeding with respect to the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC or its staff that has not been withdrawn;

(i) If filings under the HSR Act are required, as determined pursuant to Section 5.14, any applicable waiting period shall have expired or been terminated;

(j) The Nasdaq Listing Application shall have been approved, and the shares of the Public Company Class A Common Stock to be issued as Merger Consideration shall have been approved for listing (subject to official notice of issuance) on Nasdaq;

(k) Merger Partner shall have delivered to Public Company a copy of (i) the Tax Receivable Agreement, and the Exchange Agreement, each duly executed by Merger Partner and each Electing Member and (ii) the Registration Rights Agreement, duly executed by each Electing Member; and

(l) Merger Partner shall have delivered to Public Company a copy of the Amended Operating Agreement, duly executed by Merger Partner and each Electing Member.

6.2 Conditions to Obligations of Merger Partner and the Blockers. The obligations of Merger Partner and the Blockers to consummate the Mergers is subject to the satisfaction of the following conditions precedent, each of which may be waived in writing in the sole discretion of Merger Partner:

(a) the Fundamental Representations contained in Article IV shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such particular date). The representations and warranties contained in Article IV (other than the Fundamental Representations contained in Article IV) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to result in a Public Company Material Adverse Effect (without giving effect to any references therein to any Public Company Material Adverse Effect or other materiality qualifications), or (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date);

(b) each of Public Company and Merger Subsidiary shall have performed or complied, in all material respects, with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(c) Public Company shall have received a certificate of an officer of Merger Partner certifying to the satisfaction of the conditions set forth in Sections 6.2(b) and (c);

(d) no judgment, order, decree, stipulation or injunction shall be in effect, that would reasonably be expected to (i) temporarily or permanently prevent or enjoin prevent consummation of the Transactions, or (ii) cause the Transactions to be rescinded following consummation of such transaction;

(e) there shall have occurred no Effect since the date of this Agreement that, individually or taken together with all other Effects, has had, or would reasonably be expected to result in, a Public Company Material Adverse Effect;

(f) Public Company shall have obtained the Public Company Stockholder Approval;

(g) Merger Partner shall have obtained the Written Consents evidencing the Merger Partner Member Approval and the Blocker Approvals;

(h) Public Company shall have delivered to Merger Partner an amendment to the license agreement between Public Company and Cellectis S.A. in substantially the form attached hereto as Exhibit F;

(i) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no Legal Proceeding for that purpose, and no similar Legal Proceeding with respect to the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC or its staff that has not been withdrawn;

(j) (i) the existing shares of Public Company Common Stock shall be listed on Nasdaq and not subject to any pending de-listing notice (except as set forth in the Public Company Disclosure Schedule) or de-listing appeal process that would not be remedied by the consummation of the Transactions, (ii) the Nasdaq Listing Application shall have been approved, and (iii) the shares of the Public Company Class A Common Stock to be issued as Merger Consideration shall have been approved for listing (subject to official notice of issuance) on Nasdaq;

(k) The Support Agreements will continue to be in full force and effect as of immediately following the Merger Partner Merger Effective Time;

(l) If filings under the HSR Act are required, as determined pursuant to Section 5.14, any applicable waiting period shall have expired or been terminated;

(m) Merger Partner shall have received a written resignation, in a form reasonably satisfactory to Merger Partner, dated as of the Closing Date and effective as of the Merger Partner Merger Effective Time, executed by each of the officers and directors of Public Company that are not included in the Exhibit D-1 or Exhibit D-2, from their positions as such, of Public Company, including any characterization of the resigning officers cessation from employment;

(n) Public Company shall have delivered to Merger Partner a copy of the Tax Receivable Agreement, the Exchange Agreement and the Registration Rights Agreement each duly executed by Public Company;

(o) Public Company shall have delivered to Merger Partner a copy of the Amended Operating Agreement, duly executed by Public Company;

(p) Public Company shall have delivered to Merger Partner an agreement evidencing termination of Public Company as a party to that certain Management Services Agreement by and among Cellectis S.A., Cellectis, Inc. and Public Company, in form and substance reasonably acceptable to Merger Partner, effective as of or prior to the Closing; and

(q) Public Company shall have taken all steps necessary to effectuate Section 2.1(b)(i)(E), including amending the Public Company Stock Plans as needed to issue the awards contemplated by Section 2.1(b)(i)(E) and filing applicable registration statements with respect thereto.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Employee Matters.

(a) Solely to the extent any of the eligible participants in the Public Company 2021 Executive Severance Plan (the “Executive Severance Plan”) set forth on Schedule 7.1 are employed by Public Company immediately prior to the Closing and who (a) resign employment with Public Company, Merger Partner, and their affiliates on the Closing Date for any reason or (b) are terminated by Public Company or Merger Partner other than for Cause, death, or Disability (as such terms are defined in the Executive Severance Plan) on the Closing Date, shall be deemed to undergo a Qualifying Termination during a Change-In-Control Period and shall, effective as of the Closing, be entitled to receive the corresponding Severance Benefits as set forth in the Executive Severance Plan and applicable Participation Agreement. Any capitalized terms used in this Section 7.1 and not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Executive Severance Plan.

(b) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Public Company, Merger Partner, Blockers or any of their respective Subsidiaries any right to continue in the employ or service of Public Company, Merger Partner or any Subsidiary thereof, or shall interfere with or restrict in any way the rights of Public Company, Merger Partner or any Subsidiary thereof to discharge or terminate the services of any employee, officer, director or consultant at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Public Company Benefit Plan or Merger Partner Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of Public Company, Merger Partner or any Subsidiary to amend, modify or terminate any particular Public Company Benefit Plan, Merger Partner Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Closing. Without limiting the generality of Section 10.3 and subject to 7.2, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, including any current or former employee, officer, director or consultant of Public Company, Merger Partner, any Blocker or any of their respective Subsidiaries, any third party beneficiary rights or any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.2 D&O Indemnification.

(a) From the Closing through the sixth (6th) anniversary of the Closing Date occurs, Public Company shall indemnify and hold harmless each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing, a director, manager or officer of Merger Partner, Public Company or any of their respective Subsidiaries (the “Indemnified Persons”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Person is or was an officer, director, manager, employee, trustee, fiduciary or agent of Merger Partner, Public Company or any of their respective Subsidiaries, or, while a director, manager or officer of Merger Partner, Public Company or any of their respective Subsidiaries, is or was serving at the request of Merger Partner, Public Company or any of their respective Subsidiaries as a director, manager, officer, employee or agent of another Person, whether asserted or claimed prior to, at or after the Closing, to the extent permitted under the applicable certificate of incorporation and bylaws or other organizational document. Each Indemnified Person will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from Public Company following receipt by Public Company from the Indemnified Party of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking, to the extent then required by Delaware Law, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. From the Closing through the sixth anniversary of the Closing Date, the certificate of incorporation and bylaws of Public Company will contain provisions at least as favorable as the provisions relating to the indemnification, advance of expenses and elimination of liability for monetary damages set forth in the certificate of incorporation and bylaws of Public Company immediately prior to the Closing.

(b) Prior to the Closing, Public Company shall purchase a six-year prepaid “D&O tail policy” (the “Public Company Tail Policy”) for the non-cancellable extension of the directors’ and officers’ liability coverage of Public Company’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Closing with respect to any claim related to any period of time at or prior to the Merger Partner Merger Effective Time with terms, conditions, retentions and limits of liability to be mutually agreed by Public Company and Merger Partner prior to the Closing (which approval will not be unreasonably withheld, conditioned or delayed), but that are no more favorable than the coverage provided under Public Company’s existing policies as of the date of this Agreement with respect to coverage of any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Public Company by reason of him or her serving in such capacity that existed or occurred at or prior to the Closing (including in connection with this Agreement or the Mergers).

(c) Prior to the Closing, Merger Partner shall purchase a six-year prepaid “D&O tail policy” (the “Merger Partner Tail Policy”) for the non-cancellable extension of the directors’ and officers’ liability coverage of Merger Partner’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Merger Partner’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a manager, director or officer of Merger Partner by reason of him or her serving in such capacity that existed or occurred at or prior to the Closing (including in connection with this Agreement or the Merger.

(d) Public Company shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by a Person in successfully enforcing such Person’s rights provided in this Section 7.2.

(e) Public Company and Merger Partner agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, now existing in favor of the current or former directors, managers, officers or employees, as the case may be, of Public Company, Merger Partner or any of their respective Subsidiaries as provided in their respective certificates of incorporation or bylaws or other organization documents or in any agreement in existence immediately prior to the Closing shall survive the Mergers and shall continue in full force and effect. The provisions of this Section 7.2 are intended to be in addition to the rights otherwise available to the current officers, managers and directors of Public Company, Merger Partner or any of their respective Subsidiaries by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Persons, their heirs and their representatives. The obligations set forth in this Section 7.2 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person, or any Person who is a beneficiary under the policies referred to in this Section 7.2 and their heirs and representatives, without the prior written consent of such affected Indemnified Person or other Person.

(f) If Public Company or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such Person shall assume all of the obligations of such Person set forth in this Section 7.2.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Merger Partner, Public Company or any of their respective Subsidiaries for any of their respective directors, managers, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 7.2 is not prior to or in substitution for any such claims under such policies.

7.3 Tax Matters.

(a) Public Company shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions (collectively, the “Transfer Taxes”) and file all necessary Tax Returns with respect to all Transfer Taxes, and, if required by applicable Law, Public Company and Merger Partner shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other document. Notwithstanding any other provision of this Agreement, Public Company and Merger Partner shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(b) For U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows U.S. federal income tax treatment), each of the Parties intends that (the “Intended Tax Treatment”) (i) the Public Company’s acquisition of interests in Merger Partner by operation of the Merger Partner Merger, and Public Company’s issuance of Public Company Class A Common Stock and Public Company Class B Common Stock to Participating Members, Electing Members, holders of Merger Partner Warrants, and holders of Merger Partner PIUs at the Merger Partner Merger Effective Time, shall be treated as a transaction governed by Section 351 of the Code, (ii) the Blocker Mergers will each qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (iii) and the other changes to the capital structure of Merger Partner at Closing contemplated by Sections 2.1(b)(i)(B) and 2.1(b)(ii) shall be treated as a non-taxable amendment to the partnership agreement under Section 761(c) of the Code, or as otherwise nontaxable under Revenue Ruling 84-52, 1984-1 C.B. 157 (or otherwise under Section 721 of the Code). This Agreement is hereby adopted as and shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) with respect to each of the Blocker Mergers.

(c) Each of the Parties intends for the Transactions to qualify for the Intended Tax Treatment and will not, without the Unitholder Representative’s or Public Company’s consent (not to be unreasonably withheld, conditioned, or delayed), take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(d) No Party shall knowingly take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Transactions from so qualifying for the Intended Tax Treatment.

(e) Public Company and Merger Partner shall use reasonable best efforts to execute and deliver customary representations reasonably requested by counsel to Public Company or counsel to Merger Partner, as applicable, for purposes of rendering opinions regarding the Intended Tax Treatment and other tax matters in connection with the Transactions, at such time or times as may be reasonably requested by such counsel, including in connection with the Closing and any filing of any Form S-4. In the event that the SEC (or its staff) requires a tax opinion regarding the Intended Tax Treatment, Merger Partner shall use its reasonable best efforts to cause Akin Gump Strauss Hauer & Feld LLP to deliver such opinion (subject to customary assumptions and limitations) to Merger Partner. For the avoidance of doubt, the delivery of tax opinions by counsel to Public Company or counsel to Merger Partner shall not be a condition to Closing under this Agreement.

(f) The Unitholder Representative shall prepare, or cause to be prepared, at the expense of Merger Partner, all income Tax Returns with respect to Pass-Through Income Taxes of Merger Partner (and its Subsidiaries) for any Pre-Closing Tax Period (other than the portion of any Straddle Period ending on the Closing Date) that are due after the Closing Date (taking into account applicable extensions) (each, a “Pass-Through Return”). Each Pass-Through Return, as prepared by the Unitholder Representative, shall be submitted to the Public Company for its review and approval no later than 45 days prior to its due date (taking into account applicable extensions). Public Company shall propose any comments on such Pass-Through Returns no later than 15 days prior to their due date (taking into account applicable extensions), and the Unitholder Representative and the Unitholder Representative shall consider in good faith any such comments. Public Company shall cause all Pass-Through Returns as prepared by the Unitholder Representative, to be timely filed and will promptly provide a copy of all filed Pass-Through Returns to the Unitholder Representative.

(g) In the event of any proposed audit, adjustment, assessment, examination, claim or other controversy or proceeding relating to Pass-Through Income Taxes or any Pass-Through Return (a “Tax Contest”) with respect to a Straddle Period, Public Company will, within 15 days of it (or any of its Subsidiaries) being notified of such Tax Contest, notify the Unitholder Representative of such Tax Contest in writing. All Tax Contests for any taxable periods initiated or continuing after the Closing Date shall be controlled in accordance with the terms of the Merger Partner Operating Agreement.

(h) After the Closing, Public Company (and its Subsidiaries) will not, without the consent of the Unitholder Representative (which consent will not be unreasonably withheld, conditioned or delayed) or as required by applicable Law, (i) amend or otherwise modify any Pass-Through Return, (ii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Pass-Through Income Taxes for Pre-Closing Tax Periods (other than the portion of any Straddle Period ending on the Closing Date) or audit of any Pass-Through Return, (iii) initiate with a taxing authority discussions or examinations or voluntary disclosures with respect to Pass-Through Taxes for Pre-Closing Tax Period or (iv) make or change any income election or accounting method or practice with respect to Pass-Through Income Taxes for Pre-Closing Tax Periods (other than the portion of any Straddle Period ending on the Closing Date) or Pass-Through Returns.

(i) Public Company, Merger Partner and the Unitholder Representative shall reasonably cooperate (and cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by each other Party and the Unitholder Representative, in connection with the preparation and filing of Tax Returns or any Tax Contest. Such cooperation shall include the provision of available records and information that are reasonably relevant to any such matter and making employees available on a mutually convenient basis to provide additional information and explanation with respect thereto.

(j) Public Company and the sole member of each Blocker shall reasonably cooperate (and cause their respective affiliates to reasonably cooperate) with respect to the administration of tax matters relating to such Blocker (including the preparation of Tax Returns and the conduct of any tax audits, adjustments, assessments, examinations, claims or other controversies or proceedings).

(k) Merger Partner has in effect, or shall make effective starting no later than the taxable year of the Closing, a valid election under Section 754 of the Code.

7.4 Transaction Litigation. In the event that any litigation related to this Agreement or the Transactions is brought, or, to the Knowledge of Public Company, threatened, against Public Company, any members of Public Company’s Board or the Public Company Support Stockholders under the Public Company Support Agreements (such litigation, “Public Company Transaction Litigation”), Public Company shall promptly notify Merger Partner of such Public Company Transaction Litigation and shall keep Merger Partner reasonably informed with respect to the status thereof. Public Company shall give Merger Partner a reasonable opportunity to participate in the defense or settlement, at Merger Partner’s sole expense and subject to a customary joint defense agreement, of any Public Company Transaction Litigation and shall consider in good faith Merger Partner’s advice with respect to such Public Company Transaction Litigation; provided that Public Company shall retain the right to control the defense of such Public Company Transaction Litigation in its sole discretion and the disclosure of information to Merger Partner in connection therewith shall be subject to the provisions of Section 5.11 (without giving effect to the words “upon reasonable notice and during normal business hours”); provided, that Public Company shall not settle or moot, or agree to settle or moot, any Public Company Transaction Litigation without the prior written consent of Merger Partner.

7.5 Asset Transfers. Immediately prior to the consummation of the Mergers, Public Company shall consummate the Asset Transfers in accordance with the terms of one or more Transfer Agreements in the form(s) to be agreed between Public Company and Merger Partner as promptly following the date hereof as practicable (the “Asset Transfer Agreements”). In exchange for the Asset Transfers, Merger Partner will agree that the outstanding Interim Funding subject to repayment thereafter shall be reduced to zero ($0) and Merger Partner shall issue to Public Company the number of Merger Partner Common Units set forth in the Allocation Schedule.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Closing, whether before or, subject to the terms hereof, after receipt of the approval of the stockholders of Public Company or the members of Merger Partner and/or the Blockers:

(a) by mutual written consent of Public Company and Merger Partner; or

(b) by either Public Company or Merger Partner if the Merger shall not have been consummated by the Outside Date; provided, that if on the Outside Date, each of the conditions to closing set forth in Sections 6.1 and 6.2 shall not have been satisfied or waived by the parties entitled to the benefit thereof (other than conditions that, by their nature, are to be satisfied or waived at the Closing), then at the written election of Merger Partner (which written election shall include acknowledgment and agreement by Merger Partner that the Interim Funding available to Public Company shall be increased pursuant to Section 5.17), the Outside Date may be extended to June 30, 2023 (and in the case of such extension, any reference to the Outside Date in any other provision of this Agreement shall be a reference to the Outside Date, as extended); provided, however, that the right to terminate this Agreement under this Section this Section 8.1(b) shall not be available to a party if the failure of the Mergers to have been consummated on or before the Outside Date was primarily due to such party’s action or failure to act, where such action or failure to act constitutes a breach of this Agreement (with any action or failure to act by a Blocker being considered an action or failure to act by Merger Partner); or

(c) by either Public Company or Merger Partner if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting any of the Mergers; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to a party if the issuance of such order, decree, ruling or the taking of such action was primarily due to such party’s action or failure to act, where such action or failure to act constitutes a breach of this Agreement (with any action or failure to act by a Blocker being considered an action or failure to act by Merger Partner); or

(d) by Public Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Merger Partner or a Blocker set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 6.1(a) or 6.1(b) not to be satisfied and (ii) shall not have been cured, if capable of being cured, or waived within 30 days following receipt by Merger Partner of written notice of such breach or failure to perform from Public Company; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to Public Company if Public Company or Merger Subsidiary then in material breach of any representation, warranty or covenant set forth in this Agreement; or

(e) by Merger Partner, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Public Company or Merger Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 6.2(a) or 6.2(b) not to be satisfied and (ii) shall not have been cured, if capable of being cured, or waived within 30 days following receipt by Public Company of written notice of such breach or failure to perform from Merger Partner; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to Merger Partner if Merger Partner is then in material breach of any representation, warranty or covenant set forth in this Agreement; or

(f) by Merger Partner, at any time prior to receipt of the Public Company Stockholder Approval, if: (i) the Public Company Board shall have effected a Public Company Board Adverse Recommendation Change; or (ii) Public Company shall have committed a material breach of Public Company’s obligations under Section 5.4 of this Agreement; or

(g) by Public Company, at any time prior to receipt of the Public Company Stockholder Approval, if each of the following occur: (i) Public Company shall have received a Superior Offer; (ii) Public Company shall have complied with its obligations under Section 5.4 with respect to such Superior Offer, including with respect to making a Public Company Board Recommendation Change with respect to such Superior Offer; (iii) the Public Company Board approves such Superior Offer, and Public Company substantially concurrently with the termination of this Agreement enters into, a definitive agreement with respect to such Superior Offer; and (iv) prior to or substantially concurrently with such termination, Public Company pays to Merger Partner the amounts contemplated by Sections 8.3(b) and 8.3(d); or

(h) by either Public Company or Merger Partner if (i) Public Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Public Company’s stockholders shall have taken a final vote on Public Company Stockholder Matters and the Other Public Company Stockholder Matters and (ii) any of the Public Company Stockholder Matters or the Other Public Company Stockholder Matters shall not have been approved at the Public Company Stockholders’ Meeting (or at any adjournment or postponement thereof) by the Required Public Company Stockholder Vote; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(h) shall not be available to Public Company if Public Company’s actions or failure to act has been a principal cause of the failure of Public Company to obtain the Required Public Company Stockholder Vote and such action or failure to act constitutes a breach by Public Company of this Agreement; and

(i) by Public Company, if (x) the Merger Partner Member Approval and the Blocker Approvals shall not have been obtained prior to 5:00 p.m., New York time, on the date that is ten (10) Business Days following the date that the SEC declares the Registration Statement effective or (y) Merger Partner shall have committed a material breach of Merger Partner’s obligations under Section 5.5.

The party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give notice of such termination to the other party specifying the provisions hereof pursuant to which such termination is made and the basis therefore described in reasonable detail.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 8.2, Section 8.3, Article X and the definitions of the defined terms in such Sections (including the definitions of such defined terms in Article IX) shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement and the provisions of Section 8.3 shall not relieve any party of any liability for Fraud committed prior to such termination or for any Willful Breach prior to such termination of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

8.3 Fees and Expenses.

(a) Except as otherwise expressly provided herein (including in this Section 8.3), whether or not the Mergers are consummated, each party will pay all fees and expenses (including legal and accounting fees and expenses) incurred by it in connection with the Transactions.

(b) If:

(i) (A) this Agreement is terminated pursuant to Section 8.1(b), Section 8.1(e) or Section 8.1(h) and (B) an Acquisition Proposal with respect to Public Company shall have been publicly announced or disclosed to Public Company or Public Company Board after the date of this Agreement but prior to the termination of this Agreement (which shall not have been withdrawn), and (C) within twelve (12) months after the date of such termination, Public Company enters into a definitive agreement with respect to or consummates an Acquisition Proposal; or

(ii) this Agreement is terminated by Merger Partner pursuant to Section 8.1(f) or by Public Company pursuant to Section 8.1(g);

then Public Company shall pay to Merger Partner an amount equal to $1,000,000 (a “Public Company Termination Fee”) within three (3) Business Days of the termination of this Agreement or, in the cause of clause (i) above, the date of the applicable triggering event.

(c) If this Agreement is terminated by Public Company pursuant to Section 8.1(i) or by Merger Partner pursuant to Section 8.1(e) at a time when Public Company had the right to terminate this Agreement pursuant to Section 8.1(i), then Merger Partner shall pay to Public Company an amount equal to $1,000,000 (a “Merger Partner Termination Fee”) and reimburse Public Company for Public Company’s reasonable and documented out-of-pocket costs and expenses incurred in connection with this Agreement (such reimbursement not to exceed $500,000) within three (3) Business Days of the termination of this Agreement.

(d) Any amounts due under this Section 8.3 shall be paid by wire transfer of same day funds. If a party fails to pay when due any amount payable by it under this Section 8.3, then such party shall (i) reimburse the other party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred by it in connection with the collection of such overdue amount and the enforcement by such party of its rights under this Section 8.3 and (ii) pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as published in The Wall Street Journal or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(e) The parties agree that, subject to Section 8.2, (i) payment of the Public Company Termination Fee set forth in this Section 8.3 shall, in the circumstances in which it is owed in accordance with the terms of this Agreement, constitute the sole and exclusive remedy of Merger Partner and Blockers following the termination of this Agreement, it being understood that in no event shall Public Company be required to pay a Public Company Termination Fee on more than one occasion and (ii) following payment of the Public Company Termination Fee (x) Public Company shall have no further liability to Merger Partner or the Blockers in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by Public Company giving rise to such termination, or the failure of the Transactions to be consummated, (y) neither Merger Partner or a Blocker nor any of their respective Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against Public Company or Merger Subsidiary or seek to obtain any recovery, judgment or damages of any kind against such parties (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of such parties) in connection with or arising out of this Agreement or the termination thereof, any breach by any such parties giving rise to such termination or the failure of the Transactions to be consummated and (z) Merger Partner, Blockers and their respective Affiliates shall be precluded from any other remedy against Public Company, Merger Subsidiary and their respective Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such party giving rise to such termination or the failure of the Transactions to be consummated.

(f) Each of the parties acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the Transactions, (ii) without these agreements, the parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 8.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the applicable party in the circumstances in which such amount is payable.

8.4 Amendment. Prior to the Closing, this Agreement may be amended by Public Company and Merger Partner at any time before or after receipt of the Public Company Stockholder Approval or the Merger Partner Member Approval, but, after receipt of the Public Company Stockholder Approval or the Merger Partner Member Approval, no amendment shall be made which by Law requires further approval by such stockholders or members, as applicable, without such further approval; provided, however, that any such amendment that adversely effects a Blocker shall also require the approval of such Blocker. This Agreement may not be amended except by an instrument in writing signed by Public Company, Merger Partner and the applicable Blockers (if any).

8.5 Extension; Waiver. (a) At any time prior to the Closing, Public Company and Merger Partner may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein; (b) any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party; (c) such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver; and (d) the failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

DEFINITIONS

For purposes of this Agreement, each of the following terms has the meaning set forth below.

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Merger Partner, on the one hand, or Public Company, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of Merger Partner or any of its Subsidiaries, on the one hand, or by or on behalf of Public Company or any of its Subsidiaries, on the other hand, to the other Party) contemplating or otherwise relating to or that could reasonably be interpreted to lead to any Acquisition Transaction with such Party.

“Acquisition Transaction” means any transaction or series of related transactions involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent entity; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing (A) with respect to Public Company more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries or (B) with respect to Merger Partner more than 35% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which (Y) Public Company or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of Public Company or any of its Subsidiaries or (Z) Merger Partner or any of its Subsidiaries issues securities representing more than 35% of the outstanding securities of any class of voting securities of Merger Partner or any of its Subsidiaries; or

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.

“Additional Merger Partner Unit” has the meaning set forth in Section 2.3.

“Affiliate” means, with respect to a Person, any other Person who is an “affiliate” of that Person within the meaning of Rule 405 promulgated under the Securities Act.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Allocation Schedule” means the schedule attached hereto as Exhibit G (as such schedule may be updated, corrected, amended or modified in accordance with Section 2.3 from time to time), setting forth for each holder of a Merger Partner Unit and of a Merger Partner Warrant and of an equity interest in each Blocker: (i) the name and address for such Person; (ii) the number and class of interests of Merger Partner and each Blocker, as applicable, held by such Person; and (iii) the portion of the Merger Consideration attributable to such Person.

“Amended By-Laws” has the meaning set forth in Section 1.3(a).

“Amended Certificate” has the meaning set forth in Section 1.3(a).

“Amended Operating Agreement” has the meaning set forth in Section 1.3(c).

“Anti-Bribery Laws” has the meaning set forth in Section 3.17.

“Asset Transfer Agreements” has the meaning set forth in Section 7.5.

“Asset Transfers” has the meaning set forth in the Recitals.

“Blocker 1” has the meaning set forth in the Recitals.

“Blocker 2” has the meaning set forth in the Recitals.

“Blocker 3” has the meaning set forth in the Recitals.

“Blocker 4” has the meaning set forth in the Recitals.

“Blocker 5” has the meaning set forth in the Recitals.

“Blocker 6” has the meaning set forth in the Recitals.

“Blocker 7” has the meaning set forth in the Recitals.

“Blocker 8” has the meaning set forth in the Recitals.

“Blocker 9” has the meaning set forth in the Recitals.

“Blocker 10” has the meaning set forth in the Recitals.

“Blocker Approvals” means a written consent of the sole member of each of Blocker 2 through Blocker 10 wherein the sole member of each such Blocker adopted this Agreement and approved the Transactions, including the applicable Blocker Merger, in each case, consistent with the applicable provisions of such Blocker’s Organizational Documents and Delaware Law.

“Blocker Certificate of Merger” has the meaning set forth in Section 1.1(a)(i).

“Blocker Merger Effective Time” has the meaning set forth in Section 1.1(a)(iii).

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Wilmington, Delaware or New York, New York are permitted or required by Law, executive order or governmental decree to remain closed.

“CERCLA” means the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Certifications” has the meaning set forth in Section 4.6(a).

“Closing” means the closing of the Transactions.

“Closing Date” means (a) the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than the delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing) or (b) such other date as may be mutually agreed to in writing by Merger Partner and Public Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement dated September 7, 2022 between Merger Partner and Public Company.

“Copyright” has the meaning set forth in the definition of “Intellectual Property” herein.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or any other applicable Law, order or recommendations of a Governmental Entity, or any applicable directive or guidance from any applicable industry group widely followed by the party’s industry peer companies in response to COVID-19.

“Delaware Law” means, as the context requires, the DGCL and/or the DLLCA.

“Design” has the meaning set forth in the definition of “Intellectual Property” herein.

“Determination Notice” has the meaning set forth in Section 5.9(d)(i).

“DGCL” means the Delaware General Corporation Law, as amended.

“Disclosure Statement” means a written information statement, which shall include a copy of the Proxy Statement/Prospectus and shall contain the information prescribed by Section 5.10(b).

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“DOL” has the meaning set forth in Section 3.15(a).

“Effect” has the meaning set forth in the definition of “Merger Partner Material Adverse Effect” herein.

“Eighth Blocker Merger” has the meaning set forth in the Recitals.

“Electing Member” has the meaning set forth in Section 2.5(b).

“Election Deadline” has the meaning set forth in Section 2.5(c).

“Election Form” has the meaning set forth in Section 2.5(a).

“Election Period” has the meaning set forth in Section 2.5(c).

“Employee Benefit Plans” means all (a) “employee benefit plans,” as defined in Section 3(3) of ERISA, together with plans or arrangements that would be so defined if they were not (i) otherwise exempt from ERISA by Section 3(3) of ERISA or another Section of ERISA, (ii) maintained outside the United States or (iii) individually negotiated or applicable only to one individual and (b) any other written or oral benefit arrangement or obligation to provide benefits as compensation for services rendered, including employment or consulting agreements (except for agreements that provide termination at no cost to Merger Partner), severance agreements, arrangements, plans or pay policies, stay or retention bonuses or compensation, incentive (including equity or equity-linked) plans, programs or arrangements, patent award programs, relocation benefits, loan, sick leave, vacation pay, plant closing benefits, salary continuation or insurance for disability, individual consulting, or other compensation arrangements, retirement, supplemental retirement, pension, deferred compensation, profit sharing, bonus, stock option or purchase plans or programs, hospitalization, medical insurance, life insurance, dental insurance, tuition reimbursement or scholarship programs, any plans subject to Section 125 of the Code and any plans providing benefits or payments in the event of a change of control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof.

“Employment Agreement” has the meaning set forth in the Recitals.

“Environmental Law” means any Law relating to the environment, occupational health and safety, or exposure of Persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (a) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (b) air, water and noise pollution; (c) groundwater and soil contamination; (d) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (e) transfer of interests in or control of real property which may be contaminated; (f) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (g) the protection of wild life, marine life and wetlands, and endangered and threatened species; (h) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (i) health and safety of employees and other Persons. As used above, the term “release” shall have the meaning set forth in CERCLA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity that is, or at any applicable time was, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code).

“Exchange and Paying Agent” means Broadridge Corporate Issuer Solutions, Inc., in its capacity as exchange and paying agent, or another bank or trust company reasonably and mutually acceptable to Public Company and Merger Partner.

“Exchange and Paying Agent Agreement” means an agreement, in form and substance reasonably acceptable to Merger Partner, to be entered into at or prior to the Effective Time by the Exchange and Paying Agent and Public Company, governing the disbursement of the Payment Fund.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” has the meaning set forth in the Recitals.

“Exchanges” has the meaning set forth in the Recitals.

“Excluded Units” has the meaning set forth in Section 2.5(b).

“Executive Severance Plan” has the meaning set forth in Section 7.1(a).

“Fifth Blocker Merger” has the meaning set forth in the Recitals.

“First Blocker Merger” has the meaning set forth in the Recitals.

“Fourth Blocker Merger” has the meaning set forth in the Recitals.

“Fraud” with respect to a party means intentional common law fraud under Delaware law in the making of the representations and warranties in this Agreement.

“Fundamental Representations” means, with respect to Merger Partner, the representations in Sections 3.1, 3.2, 3.3(c), 3.4 (other than 3.4(c)(iii) and 3.4(c)(iv)), 3.21, 3.22, 3.23, 3.24 and 3.25 (other than 3.25(b)(iii) and 3.25(b)(iv)) and, with respect to Public Company, the representations in Sections 4.1, 4.2, 4.4 (other than 4.4(c)(iii) and 4.4(c)(iv)), 4.5, 4.22 and 4.25).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any federal, state, local or foreign government or any court, arbitrational tribunal, administrative agency or commission or government authority acting under the authority of the federal or any state, local or foreign government.

“HSR” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” with respect to any Person means (a) any indebtedness or other obligation for borrowed money or under bonds, notes, debentures or similar instruments, letters of credit, acceptance credit or similar facilities, as well as any cash advances; (b) any obligation incurred for all or any part of the purchase price of property or other assets (including earnout, milestone, royalty and similar obligations) or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the Ordinary Course of Business; (c) letters of credit issued for the account of such Person to the extent drawn; (d) lease obligations required to be capitalized by GAAP; (e) all guarantees and similar obligations of such Person with respect to obligations of another Person of the nature described in clauses (a), (b), (c) or (d) above; (f) all bankers acceptances and overdrafts; (g) declared but unpaid dividends or distributions; and (h) all interest, prepayment premiums and penalties, guarantees, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any indebtedness listed in clause (a) above.

“Intellectual Property” means, in any and all jurisdictions throughout the world, all (a) patents, patent applications, inventors’ certificates, utility models, statutory invention registrations, and other indicia of ownership of an invention, discovery or improvement issued by a Governmental Authority, including reissues, divisionals, continuations, continuations-in-part, extensions, reexaminations and other pre-grant and post-grant forms of the foregoing (collectively, “Patents”), (b) trademarks, service marks, trade dress, slogans, logos, symbols, trade names, brand names and other identifiers of source or goodwill recognized by any Governmental Authority, including registrations and applications for registration thereof and including the goodwill symbolized thereby or associated therewith (collectively, “Trademarks”), and Internet domain names and associated uniform resource locators, (c) copyrights, whether in published and unpublished works of authorship, registrations, applications, renewals and extensions therefor, mask works, and any and all similar rights recognized in a work of authorship by a Governmental Authority (collectively, “Copyrights”), (d) any rights in any inventions, discoveries, improvements and all other confidential or proprietary Information (including know-how, data, formulas, processes and procedures, research records, records of inventions, test information, and market surveys), and all rights to limit the use or disclosure thereof (collectively, “Trade Secrets”), (e) registered and unregistered design rights (collectively, “Designs”), (f) rights of privacy and publicity, and (g) any and all other intellectual or industrial property rights recognized by any Governmental Authority under the Laws of any country throughout the world.

“Intended Tax Treatment” has the meaning set forth in Section 7.3(b).

“Interim Funding” has the meaning set forth in Section 5.17.

“Knowledge” and words of similar effect means (a) with respect to Public Company, the actual knowledge of each of the individuals identified in Section 9.01 of the Public Company Disclosure Schedule, in each case after due and reasonable inquiry of their respective direct reports and (b) with respect to Merger Partner and the Blockers, the actual knowledge of each of the individuals identified in Section 9.01 of the Merger Partner Disclosure Schedule, in each case after due and reasonable inquiry of their respective direct reports.

“Law” means any United States federal, state or local or foreign law, common law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any decree, order, injunction, rule, judgment, consent of or by any Governmental Entity, or any Permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Lease” means any lease, sublease, license, or occupancy agreement pursuant to which Merger Partner (or its Subsidiaries) or Public Company (or its Subsidiaries), as applicable, leases or subleases from or to another party any real property, or otherwise occupies any real property.

“Legal Proceeding” means any action, suit, proceeding (including administrative proceeding), claim, complaint, hearing, information request, notice of violation, arbitration, inquiry or investigation of or before any Governmental Entity or before any arbitrator.

“Letter of Transmittal” means a letter of transmittal in the form to be mutually agreed between Public Company and Merger Partner promptly following the execution and delivery of this Agreement.

“Lien” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of Law.

“Mailing Date” has the meaning set forth in Section 2.5(a).

“Management Services Agreement” means that certain Management Services Agreement, dated January 1, 2016, by and among Cellectis SA, a French Société Anonyme, Cellectis, Inc., a Delaware corporation, and Public Company, as amended by that certain First Amendment to the Management Services Agreement, dated July 25, 2017, and that certain Second Amendment to Management Services Agreement, dated January 29, 2020.

“Materials of Environmental Concern” means any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any Law due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Measurement Date” has the meaning set forth in 4.2(a).

“Mergers” has the meaning set forth in the Recitals.

“Merger Consideration” means the shares of Public Company Class A Common Stock and Public Company Class B Common Stock and Merger Partner Common Units, as applicable, calculated in accordance with Section 2.1.

“Merger Partner” has the meaning set forth in the first paragraph of this Agreement.

“Merger Partner Benefit Plan” means any Employee Benefit Plan in respect of any employees, independent contractors, directors, officers or members of Merger Partner or any of its Subsidiaries that are sponsored or maintained by Merger Partner or any of its Subsidiaries or with respect to which Merger Partner or any of its Subsidiaries is required to make payments, transfers or contributions or has or may have any actual, potential or contingent liability.

“Merger Partner Board” means the board of managers of Merger Partner.

“Merger Partner Certificate of Merger” has the meaning set forth in Section 1.1(b)(i).

“Merger Partner Change in Circumstance” means a change in circumstances (other than an Acquisition Proposal) that affects the business, assets or operations of Merger Partner that occurs or arises after the date of this Agreement that was neither known to Merger Partner or Merger Partner Board nor reasonably foreseeable on, or prior to, the date of this Agreement.

“Merger Partner Common Unit” means the units of Merger Partner designated as “Common Units” with such rights and restrictions as to be set forth in the Amended Operating Agreement.

“Merger Partner Contract” has the meaning set forth in Section 3.11(a).

“Merger Partner Disclosure Schedule” means Merger Partner Disclosure Schedule provided by Merger Partner to Public Company on the date hereof.

“Merger Partner Employee” means any employee (whether current or former) of Merger Partner or any Subsidiary of Merger Partner.

“Merger Partner Financial Statements” means:

(a) the consolidated audited balance sheets, statements of operations and comprehensive loss, statements of convertible preferred stock and stockholders’ deficit and statements of cash flows of Merger Partner as of the end of and for each of the fiscal years ended December 31, 2020 and 2021, as certified without qualification by BDO USA, LLC, Merger Partner’s independent public accountants; and

(b) the consolidated unaudited balance sheets of Merger Partner for any interim periods after December 31, 2021, including at September 30, 2022, and the related consolidated unaudited statements of operations and comprehensive loss, statements of convertible preferred stock and stockholders’ deficit and statements of cash flows for each of the interim period then ended.

“Merger Partner Intellectual Property” has the meaning set forth in Section 3.10(b).

“Merger Partner Insurance Policies” has the meaning set forth in Section 3.19(a).

“Merger Partner IT Systems” means any computer systems, networks, hardware, software and other information technology equipment used in connection with the business of Merger Partner and its Subsidiaries.

“Merger Partner Material Adverse Effect” means any change, event, effect, circumstance or development (collectively, “Effects”) that, considered together with all other Effects, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Merger Partner or its Subsidiaries, taken as a whole; provided, however, that Effects resulting from the following shall not be taken into account in determining whether there has been a Merger Partner Material Adverse Effect: (a) general business or economic conditions generally affecting the industry in which Merger Partner and its Subsidiaries operate, (b) acts of war, the outbreak or escalation of armed hostilities, acts of terrorism (including cyberterrorism), earthquakes, wildfires, hurricanes or other natural disasters, health emergencies, including pandemics (including COVID-19) and related or associated epidemics, disease outbreaks and any governmental or industry responses thereto (including quarantine restrictions), (c) changes in financial, banking, securities markets, or general economic, regulatory, legislative or political conditions (including changes in interest or exchange rates), (d) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP), (e) resulting from the announcement of this Agreement or the pendency of the Transactions, (g) the failure of Merger Partner to meet internal expectations or projections or the results of operations of Merger Partner in and of itself (it being understood, however, that any Effect causing or contributing to such failure may be taken into account in determining whether a Merger Partner Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition) or (h) resulting from the taking of any action required to be taken by this Agreement, except in each case with respect to clauses (a) through (c), to the extent disproportionately affecting Merger Partner and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Merger Partner and its Subsidiaries operate (and then only the amount of such disproportionate impact shall be taken into account).

“Merger Partner Member Approval” means approval of (i) a majority of the issued and outstanding Series D Preferred Units in Merger Partner, (ii) a majority of the issued and outstanding Series E Preferred Units in Merger Partner, (iii) a majority of the issued and outstanding Series F Preferred Units in Merger Partner and (iv) a majority of the issued and outstanding Preferred Units in Merger Partner in each of cases (i) through (iv) to (a) agree to convert all issued and outstanding Preferred Units in Merger Partner into Voting Common Units on a one-for-one basis and (b) approve the Transactions.

“Merger Partner Merger Effective Time” has the meaning set forth in Section 1.1(b)(iii).

“Merger Partner PIU” means Common Units of the Merger Partner, which are “profits interests” (as described in IRS Revenue Procedure 93-27 and IRS Revenue Procedure 2001-43) in Merger Partner.

“Merger Partner Preferred Unit” means a membership unit representing a preferred membership interest in Merger Partner, which may be designated as a Series A Preferred Unit, Series B Preferred Unit, Series C Preferred Unit, Series D Preferred Unit, Series E Preferred Unit or Series F Preferred Unit.

“Merger Partner Privacy Requirements” has the meaning set forth in Section 3.20(a).

“Merger Partner Support Agreement” has the meaning set forth in the Recitals.

“Merger Partner Support Holders” has the meaning set forth in the Recitals.

“Merger Partner Termination Fee” has the meaning set forth in Section 8.3(c).

“Merger Partner Unit” means a membership unit representing a membership interest in Merger Partner, which may be designated as a Series A Preferred Unit, Series B Preferred Unit, Series C Preferred Unit, Series D Preferred Unit, Series E Preferred Unit, Series F Preferred Unit, Voting Common Unit or Common Units.

“Merger Partner Warrant” means a warrant to purchase membership units representing a membership interest in Merger Partner.

“Merger Subsidiary” has the meaning set forth in the first paragraph of this Agreement.

“Ninth Blocker Merger” has the meaning set forth in the Recitals.

“OFCCP” has the meaning set forth in Section 3.14(g).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) of the applicable Person, including, without limitation, with respect to the preparation and making of filings with the SEC.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, stockholder agreements, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Outside Date” means May 15, 2023, as may be extended pursuant to Section 8.1(b).

“Participating Member” means any member of Merger Partner prior to the Merger Partner Merger Effective Time, other than the Blockers, the Electing Members or Public Company or its Subsidiaries.

“Pass-Through Income Tax” means any income Tax with respect to which the holders of units of Merger Partner outstanding as of immediately prior to the Closing (or any of their direct or indirect owners) would be primarily liable as a matter of Tax Law (e.g., the income Tax liability for items of income, gain, loss, deduction and credit passed-through to owners of an entity treated as a partnership for U.S. federal income Tax purposes).

“Pass-Through Return” has the meaning set forth in Section 7.3(e).

“Patent” has the meaning set forth in the definition of “Intellectual Property” herein.

“Payment Fund” has the meaning set forth in Section 2.2(a).

“Permits” means all permits, licenses, registrations, certificates, orders, exemptions, approvals, franchises, variances, clearances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Permitted Lien” means than (a) mechanic’s, material men’s and similar liens to secure claims for labor, materials or supplies arising in the Ordinary Course of Business of the applicable party and its Subsidiaries, (b) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (c) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the applicable Party and its Subsidiaries, (d) any liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and, in each case, for which adequate reserves have been made in accordance with GAAP on the applicable party’s unaudited interim balance sheet, as applicable, (e) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (f) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law in the Ordinary Course of Business of the applicable party and its Subsidiaries, (g) non-exclusive licenses of Intellectual Property granted by a party or any of its Subsidiaries, as applicable, in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property subject thereto, and (h) liens that, individually or in the aggregate, are not material to Merger Partner (and its Subsidiaries) or Public Company (and its Subsidiaries), as applicable, taken as a whole.

“Person” means any natural Person, firm, limited liability company, general or limited partnership, association, corporation, unincorporated organization, company, joint venture, trust, Governmental Entity or other entity.

“Personal Information” has the definition that “Personal information,” “Personal data,” “protected health information” and similar terms are assigned under applicable Law.

“Pre-Closing Period” means the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement is terminated in accordance with its terms.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Privacy Laws” means any Laws that govern the receipt, collection, compilation, use, storage, sharing, safeguarding, security, disposal, destruction, disclosure, transfer or other processing of Personal Information, and any Laws governing privacy, data security, data or security breach notification, and any order of a Governmental Entity dealing with same, including, without limitation: (i) Section 5 of the Federal Trade Commission Act, the Health Information Portability and Accountability Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the California Online Privacy Protection Act, the California Consumer Privacy Act, the Illinois Biometric Information Privacy Act and other Laws governing the processing of biometric data, the Massachusetts Data Security Regulations set forth at 201 CMR 17.00, and any other United States federal and state Laws implementing, supplementing or amending the foregoing or otherwise concerning privacy, data protection, data security, or electronic marketing; and (ii) any Laws in any relevant jurisdiction concerning privacy, data protection, data security, or electronic marketing.

“Proxy Statement/Prospectus” means the proxy statement/prospectus, which shall be included in the Registration Statement, to be sent to Public Company’s stockholders in connection with the Public Company Stockholders’ Meeting.

“Public Company” has the meaning set forth in the first paragraph of this Agreement.

“Public Company Benefit Plan” means any Employee Benefit Plan in respect of any employees, independent contractors, directors, officers or shareholders of Public Company or any of its Subsidiaries that are sponsored or maintained by Public Company or any Subsidiary or with respect to which Public Company or any of its Subsidiaries is required to make payments, transfers or contributions or has or may have any actual, potential or contingent liability.

“Public Company Board” means the board of directors of Public Company.

“Public Company Board Adverse Recommendation Change” has the meaning set forth in Section 5.9(c).

“Public Company Board Recommendation” has the meaning set forth in Section 5.9(c).

“Public Company Change in Circumstance” means a change in circumstances (other than an Acquisition Proposal) that affects the business, assets or operations of Public Company that occurs or arises after the date of this Agreement that was neither known to Public Company or Public Company Board nor reasonably foreseeable on, or prior to, the date of this Agreement.

“Public Company Class A Common Stock” means the Class B Common Stock, par value $0.0001 per share, of Public Company.

“Public Company Class B Common Stock” means the Class B Common Stock, par value $0.0001 per share, of Public Company.

“Public Company Common Stock” means the common stock, $0.0001 par value per share, of Public Company.

“Public Company Contract” has the meaning set forth in Section 4.12(a).

“Public Company Disclosure Schedule” means Public Company Disclosure Schedule provided by Public Company to Merger Partner on the date hereof.

“Public Company Employee” means any employee (whether current or former) of Public Company or any of its Subsidiaries.

“Public Company Financial Statements” means: each of the consolidated financial statements (including, in each case, any related notes and schedules) contained in Public Company SEC Reports.

“Public Company Insurance Policy” has the meaning set forth in Section 4.20(a).

“Public Company Intellectual Property” has the meaning set forth in Section 4.11.

“Public Company IT Systems” means any computer systems, networks, hardware, software and other information technology equipment used in connection with the business of Public Company and its Subsidiaries.

“Public Company Material Adverse Effect” means any Effect that, considered together with all other Effects, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Public Company or its Subsidiaries, taken as a whole; provided, however, that Effects resulting from the following shall not be taken into account in determining whether there has been a Public Company Material Adverse Effect: (a) general business or economic conditions generally affecting the industry in which Public Company and its Subsidiaries operate, (b) acts of war, the outbreak or escalation of armed hostilities, acts of terrorism (including cyberterrorism), earthquakes, wildfires, hurricanes or other natural disasters, health emergencies, including pandemics (including COVID-19) and related or associated epidemics, disease outbreaks and any governmental or industry responses thereto (including quarantine restrictions), (c) changes in financial, banking, securities markets, or general economic, regulatory, legislative or political conditions (including changes in interest or exchange rates), (d) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP), (e) resulting from the announcement of this Agreement or the pendency of the Transactions, (g) the failure of Public Company to meet internal expectations or projections or the results of operations of Public Company in and of itself (it being understood, however, that any Effect causing or contributing to such failure may be taken into account in determining whether a Public Company Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition) or (h) resulting from the taking of any action required to be taken by this Agreement, except in each case with respect to clauses (a) through (c), to the extent disproportionately affecting Public Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Public Company and its Subsidiaries operate (and then only the amount of such disproportionate impact shall be taken into account).

“Public Company Privacy Requirements” has the meaning set forth in Section 4.21(a).

“Public Company PSU” has the meaning set forth in Section 4.2(b).

“Public Company RSU” has the meaning set forth in Section 4.2(b).

“Public Company SEC Reports” has the meaning set forth in Section 4.6.

“Public Company Stock Option” has the meaning set forth in Section 4.2(b).

“Public Company Stock Plan” has the meaning set forth in Section 4.2(b).

“Public Company Stockholder Approval” means the approval of the Public Company Stockholder Matters and the Other Public Company Stockholder Matters by the stockholders of Public Company.

“Public Company Stockholder Matters” has the meaning set forth in Section 5.9(a).

“Public Company Stockholder Meeting” has the meaning set forth in Section 5.9(a).

“Public Company Support Stockholders” has the meaning set forth in the Recitals.

“Public Company Support Agreements” has the meaning set forth in the Recitals.

“Public Company Termination Fee” has the meaning set forth in Section 8.3(b).

“Public Company Transaction Litigation” has the meaning set forth in Section 7.4.

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Registration Statement” means the registration statement on Form S-4 (or any other applicable form under the Securities Act to register Public Company Common Stock) to be filed with the SEC by Public Company registering the public offering and sale of Public Company Common Stock to the equity holders of Blockers and Merger Partner in the Mergers, as may be amended prior to the time it is declared effective by the SEC.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Required Public Company Stockholder Vote” means the affirmative vote of the holders of a majority of the issued and outstanding shares Public Company Common Stock entitled to vote thereon at a meeting of the holders of Public Company Common Stock duly called and convened in accordance with the Proxy Statement/Prospectus, Delaware Law, Public Company’s Organizational Documents and the rules and regulations of Nasdaq.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Second Blocker Merger” has the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended.

“Seventh Blocker Merger” has the meaning set forth in the Recitals.

“Sixth Blocker Merger” has the meaning set forth in the Recitals.

“Straddle Period” means any taxable period that beings on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such Person (or another Subsidiary of such Person) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to greater than 50% for these purposes) that: (a) was not obtained or made as a result of a breach of (or in violation of) this Agreement; (b) is on terms and conditions that Public Company Board (or, in the case of a Superior Offer with respect to Merger Partner, the managers of Merger Partner) determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof, the financing terms thereof, any break-up fees, and conditions to consummation), as well as any written offer by Merger Partner (or, in the case of a Superior Offer with respect to Merger Partner, by Public Company) to amend the terms of this Agreement, and following consultation with its outside legal counsel and outside financial advisors, if any, are more favorable, from a financial point of view, to Public Company’s stockholders (or, in the case of a Superior Offer with respect to Merger Partner, the members of Merger Partner and the Blockers) than the terms of the Transactions; (c) is not subject to any financing conditions (and if financing is required, such financing is then fully committed to the third party); and (d) is reasonably capable of being completed on the terms proposed without unreasonable delay.

“Tax” or “Taxes” means any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities, including income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, escheat, windfall profits, customs duties, franchise, estimated and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to or related to such items.

“Tax Contest” has the meaning set forth in Section 7.3(g).

“Tax Receivable Agreement” has the meaning set forth in the Recitals.

“Tax Returns” means any and all reports, returns (including information returns), declarations, or statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof, filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of Taxes.

“Tenth Blocker Merger” has the meaning set forth in the Recitals.

“Termination Fee” means the Public Company Termination Fee or the Merger Partner Termination Fee, as applicable.

“Third Blocker Merger” has the meaning set forth in the Recitals.

“Top 99 Merger Partner Holder” means, any holder of Merger Partner Units (other than Blockers) that, prior to the Mailing Date, is among the 99 largest members of Merger Partner (or such lower number of largest members treated as 99 partners for purposes of the private placement safe harbor set forth in Treasury Regulations Section 1.7704-1(h)), measured based on each member’s membership interest in Merger Partner (including warrants or options to purchase and instruments convertible into membership interests of Merger Partner), on a fully-diluted, as converted basis (including any Merger Partner Units subject to an irrevocable commitment as of the date hereof to purchase Merger Partner Units at any point prior to the Blocker Merger Effective Time for the First Blocker Merger). For purposes of this definition, “holder of Merger Partner Units” shall include any investor who has delivered an irrevocable commitment as of the date hereof to purchase Merger Partner Units at any point prior to the Blocker Merger Effective Time for the First Blocker Merger.

“Trade Secret” has the meaning set forth in the definition of “Intellectual Property” herein.

“Trademark” has the meaning set forth in the definition of “Intellectual Property” herein.

“Transactions” mean, collectively, the Mergers, the Asset Transfers and the other transactions contemplated by this Agreement.

“Transfer Taxes” has the meaning set forth in Section 7.3(a).

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Unitholder Representative” means Rory Riggs, or any successor to such Person pursuant to the Unitholder Representative Engagement Agreement, dated as of the Closing Date, by and between Unitholder Representative and Merger Partner, in substantially the form attached hereto as Exhibit I.

“Up-C Unit” has the meaning set forth in Section 2.1(b)(i)(B).

“WARN Act” has the meaning set forth in Section 3.15(g).

“Willful Breach” means an intentional and material breach of this Agreement that is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act or failure to take such act would cause or constitute such material breach and result in the consequences caused by such material breach.

“Written Consents” has the meaning set forth in the Recitals.

ARTICLE X

MISCELLANEOUS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 6:00 p.m. New York City time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

(a) if to Public Company or Merger Subsidiary (prior to the Closing), to:

Calyxt, Inc.

2800 Mount Ridge Road

Roseville, MN 55113

Attention: Debra Frimerman, General Counsel

E-mail: [***]

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

787 Seventh Ave

New York, New York 10019

Attention: John H. Butler

Email: [***]

(b) if to Merger Partner or to Public Company (after the Closing):

Cibus Global, LLC

6455 Nancy Ridge Drive

San Diego, CA 92121

Attention: Rory Riggs, Chief Executive Officer, and Wade King, MD, Chief Financial Officer

E-mail: [***] and [***]

with a copy (which shall not constitute notice) to:

Jones Day

4655 Executive Drive, Suite 1500

San Diego, CA 92121-3134

Attention: Cameron A. Reese

E-mail: [***]

(c) if (prior to the Closing) to any Blocker, to the applicable Blocker address (with a copy which shall not constitute notice) listed on Schedule C.

10.2 Entire Agreement. This Agreement (including the schedules and exhibits hereto and the documents and instruments referred to in this Agreement that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

10.3 Third-Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except that Indemnified Persons shall be third-party beneficiaries of Section 7.1.

10.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

10.5 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.6 Counterparts and Signature. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one (1) and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic transmission.

10.7 Interpretation. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting; (b) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date of this Agreement” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) the descriptive headings and table of contents included herein are included for convenience only and shall not affect in any way the meaning or interpretation of this Agreement or any provision hereof; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a contract or agreement mean such contract or agreement as amended or otherwise supplemented or modified from time to time; (h) references to a Person are also to its permitted successors and assigns; (i) references to an “Article,” “Section,” “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (j) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (k) references to a federal, state, local or foreign Law include any rules, regulations and delegated legislation issued thereunder; (l) references to “Party” or “party” refer to a party to this Agreement; (m) references to accounting terms used and not otherwise defined herein have the meaning assigned to them under GAAP and (n) references to a “day” mean calendar days. When reference is made in this Agreement to information that has been “made available” to Public Company, that shall consist of only the information that was (i) contained in Merger Partner’s electronic data room no later than 5:00 p.m., Eastern time, on the second (2nd) Business Day prior to the date of this Agreement or (ii) delivered to Public Company or its counsel prior to the date of this Agreement. When reference is made in this Agreement to information that has been “made available” to Merger Partner, that shall consist of only the information that was (i) contained in Public Company’s electronic data room no later than 5:00 p.m., Eastern time, on the second (2nd) Business Day prior to the date of this Agreement or (ii) delivered to Merger Partner or its counsel prior to the date of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement. If any date on which a party is required to make a payment or a delivery pursuant to the terms hereof is not a Business Day, then such party shall make such payment or delivery on the next succeeding Business Day. Time shall be of the essence in this Agreement.

10.8 Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or the Transactions or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed in all respects, including validity, interpretation, and effect, by and construed in accordance with the internal Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any claim, controversy or dispute) without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware.

10.9 Remedies.

(a) Except as otherwise expressly provided in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one (1) remedy will not preclude the exercise of any other remedy.

(b) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the party seeking such remedy has an adequate remedy at Law or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or equity.

10.10 Confidentiality. The parties acknowledge that Public Company and Merger Partner have previously executed the Confidentiality Agreement, which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

10.11 Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the exclusive Personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the Transactions, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such Personal jurisdiction by motion or other request for leave from any such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the Transactions in any other court, and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each of the parties hereto waives any defense of improper venue or inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.1. Nothing in this Section 10.11, however, shall affect the right of any party to serve legal process in any other manner permitted by Law. Nothing in this Section 10.11 shall limit the right of a party to seek injunctive relief under Section 10.9(b) in any applicable jurisdiction.

10.12 Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations, agreements or other provisions in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall survive the Closing, and each such representation, warranty, covenant, obligation, agreement or other provision shall terminate and expire upon the occurrence of the Merger Partner Merger Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing, and then only with respect to any breaches occurring at or after the Closing, and (b) this ARTICLE X.

[Remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MERGER SUBSIDIARY:

CALYPSO MERGER SUBSIDIARY, LLC

By Its Managing Member:

CALYXT, INC.

By:	/s/ Debra Frimerman
Name: Debra Frimerman
Title: General Counsel and Corporate Secretary

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PUBLIC COMPANY:

CALYXT, INC.

By:	/s/ Debra Frimerman
Name: Debra Frimerman
Title: General Counsel and Corporate Secretary

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MERGER PARTNER:

CIBUS GLOBAL, LLC

By:	/s/ Rory Riggs
Name: Rory Riggs
Title: Chief Executive Officer

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BLOCKER 1:

NEW VENTURES I HOLDINGS, LLC

By:	/s/ Jonathan Finn
Name:	Jonathan Finn
Title:	Member and Managing Member of BV
Partners LLC, acting as Managing Member of New Ventures I LLC, acting as sole member and managing member of New Ventures I Holdings, LLC

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BLOCKER 2:

BCGF CB HOLDINGS LLC
By: Fidelity Securities Fund: Fidelity Blue Chip Growth Fund, its manager

By:	/s/ Chris Maher
Name: Chris Maher
Title: Authorized Signatory

Address:

Mag & Co.
c/o Brown Brothers Harriman & Co.
Attn: Corporate Actions /Vault
140 Broadway
New York, NY 10005
Email: BBH.Fidelity.CA.Notifications@BBH.com
Phone Number: 617-772-1070
Fax Number: 201-325-3651

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BLOCKER 3:

BCGFCP CB HOLDINGS LLC
By: Fidelity Blue Chip Growth Commingled Pool,
its manager
By: Fidelity Management Trust Company, as
Trustee

By:	/s/ Chris Maher
Name: Chris Maher
Title: Authorized Signatory

Address:

Mag & Co.
c/o Brown Brothers Harriman & Co.
Attn: Corporate Actions /Vault
140 Broadway
New York, NY 10005
Email: BBH.Fidelity.CA.Notifications@BBH.com
Phone Number: 617-772-1070
Fax Number: 201-325-3651

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BLOCKER 4:

BCGFK CB HOLDINGS LLC
By: Fidelity Securities Fund: Fidelity Blue Chip
Growth K6 Fund, its manager

By:	/s/ Chris Maher
Name: Chris Maher
Title: Authorized Signatory

Address:

The Northern Trust Company
Attn: Trade Securities Processing
333 South Wabash Ave, 32nd Floor
Chicago, Illinois 60604
Fidelity Securities Fund: Fidelity Blue Chip
Growth K6 Fund
Reference Account # F71082
Email: NTINQUIRY@NTRS.COM
Fax number: 312-557-5417

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BLOCKER 5:

FSBCGF CB HOLDINGS LLC
By: Fidelity Securities Fund: Fidelity Series Blue
Chip Growth Fund, its manager

By:	/s/ Chris Maher
Name: Chris Maher
Title: Authorized Signatory

Address:

State Street Bank & Trust
PO Box 5756
Boston, Massachusetts 02206
Attn: WAVECHART + CO fbo Fidelity Securities
Fund: Fidelity Series Blue Chip Growth Fund
Email: SSBCORPACTIONS@StateStreet.com
Fax Number: 617-988-9110

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BLOCKER 6:

PYLBCG CB HOLDINGS LLC
By: FIAM Target Date Blue Chip Growth
Commingled Pool, its manager
By: Fidelity Institutional Asset Management Trust
Company as Trustee

By:	/s/ Chris Maher
Name: Chris Maher
Title: Authorized Signatory

Address:

State Street Bank & Trust
PO Box 5756
Boston, Massachusetts 02206
Attn: WAVECHART + CO fbo Fidelity Securities
Fund: Fidelity Series Blue Chip Growth Fund
Email: SSBCORPACTIONS@StateStreet.com
Fax Number: 617-988-9110

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BLOCKER 7:

FSGRWCO CB HOLDINGS LLC
By: Fidelity Mt. Vernon Street Trust: Fidelity Series
Growth Company Fund, its manager

By:	/s/ Chris Maher
Name: Chris Maher
Title: Authorized Signatory

Address:

Mag & Co.
c/o Brown Brothers Harriman & Co.
Attn: Corporate Actions /Vault
140 Broadway
New York, NY 10005
Email: BBH.Fidelity.CA.Notifications@BBH.com

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BLOCKER 8:

GROWTHCO CB HOLDINGS LLC
By: Fidelity Mt. Vernon Street Trust: Fidelity
Growth Company Fund, its manager

By:	/s/ Chris Maher
Name: Chris Maher
Title: Authorized Signatory

Address:

BNY Mellon
PO Box 392002
Pittsburgh PA 15230
Email: fidelitycorporateevents@bnymellon.com

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BLOCKER 9:

GRTHCOCP CB HOLDINGS LLC
By: Fidelity Growth Company Commingled Pool,
its manager
By: Fidelity Management Trust Company, as
Trustee

By:	/s/ Chris Maher
Name: Chris Maher
Title: Authorized Signatory

Address:

Mag & Co.
c/o Brown Brothers Harriman & Co.
Attn: Corporate Actions /Vault
140 Broadway
New York, NY 10005
Email: BBH.Fidelity.CA.Notifications@BBH.com

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BLOCKER 10:

GRWTHCOK CB HOLDINGS LLC
By: Fidelity Mt. Vernon Street Trust: Fidelity
Growth Company K6 Fund, its manager

By:	/s/ Chris Maher
Name: Chris Maher
Title: Authorized Signatory

Address:

BNY Mellon
PO Box 392002
Pittsburgh PA 15230
Email: fidelitycorporateevents@bnymellon.com

[Signature Page to Merger Agreement]

Schedule A

Support Stockholders

1.	Cellectis S.A.

2.	Michael Carr

3.	Philippe Dumont

4.	Jonathan Fassberg

5.	Ewa Kozicz

6.	Kim Nelson

7.	Chris Neugent

8.	Yves Ribeill

9.	Bill Koschak

10.	Travis Frey

11.	Debra Frimerman

Schedule B

Support Holders

1.	New Ventures I Holdings, LLC

2.	BCGF CB Holdings LLC

3.	BCGFCP CB Holdings LLC

4.	BCGFK CB Holdings LLC

5.	FSBCGF CB Holdings LLC

6.	PYLBCG CB Holdings LLC

7.	FSGRWCO CB Holdings LLC

8.	GROWTHCO CB Holdings LLC

9.	GRTHCOCP CB Holdings LLC

10.	GRWTHCOK CB Holdings LLC

11.	Rory Riggs

12.	Wade King, MD

13.	Peter Beetham, Ph.D.

14.	Greg Gocal Ph.D.

15.	Jean-Pierre Lehmann

16.	Mark Finn

17.	Gerhard Prante

18.	Keith Walker

19.	Cibus Investments LLC

20.	Lufam Genetic Biotech Ltd.

21.	Rowiss Biotech Investment Ltd.

Schedule C

Notice Information for Blocker 1 through Blocker 10 pursuant to Section 10.1 of the Agreement:

Blocker:	Name	Notice to:	With a copy (which shall not constitute notice) to:

Blocker 1	New Ventures I Holdings, LLC	New Ventures I Holdings, LLC Attn: Jonathan Finn c/o BV PARTNERS LLC 3500 Pacific Avenue Virginia Beach, VA 23451	Akin Gump Strauss Hauer & Feld LLP One Bryant Park Bank of America Tower New York, NY 10036-6745 Attention: Tuvia Tendler E-mail: [***]

Blocker 2	BCGF CB HOLDINGS LLC	Mag & Co. c/o Brown Brothers Harriman & Co. Attn: Corporate Actions /Vault 140 Broadway New York, NY 10005 BBH.Fidelity.CA.Notifications@BBH.com Phone Number: 617-772-1070 Fax Number: 201-325-3651	Fenwick & West LLP 555 California Street San Francisco, CA 94104 Attention: Jordan Roberts E-mail: [***]

Blocker 3	BCGFCP CB HOLDINGS LLC	Mag & Co. c/o Brown Brothers Harriman & Co. Attn: Corporate Actions /Vault 140 Broadway New York, NY 10005 BBH.Fidelity.CA.Notifications@BBH.com Phone Number: 617-772-1070 Fax Number: 201-325-3651	Fenwick & West LLP 555 California Street San Francisco, CA 94104 Attention: Jordan Roberts E-mail: [***]

Blocker:	Name	Notice to:	With a copy (which shall not constitute notice) to:

Blocker 4	BCGFK CB HOLDINGS LLC

The Northern Trust Company

Attn: Trade Securities Processing

333 South Wabash Ave, 32nd Floor

Chicago, Illinois 60604

Fidelity Securities Fund: Fidelity Blue Chip

Growth K6 Fund

Reference Account # F71082

Email: NTINQUIRY@NTRS.COM

Fax number: 312-557-5417

Fenwick & West LLP 555 California Street San Francisco, CA 94104 Attention: Jordan Roberts E-mail: [***]

Blocker 5	FSBCGF CB HOLDINGS LLC

State Street Bank & Trust

PO Box 5756

Boston, Massachusetts 02206

Attn: WAVECHART + CO fbo Fidelity

Securities Fund: Fidelity Series Blue Chip Growth Fund

Email: SSBCORPACTIONS@StateStreet.com

Fax number: 617-988-9110

Fenwick & West LLP 555 California Street San Francisco, CA 94104 Attention: Jordan Roberts E-mail: [***]

Blocker 6	PYLBCG CB HOLDINGS LLC	State Street Bank & Trust PO Box 5756 Boston, Massachusetts 02206 Attn: FLAPPER CO fbo FIAM Target Date Blue Chip Growth Commingled Pool Email: SSBCORPACTIONS@StateStreet.com Fax number: 617-988-9110	Fenwick & West LLP 555 California Street San Francisco, CA 94104 Attention: Jordan Roberts E-mail: [***]

Blocker 7	FSGRWCO CB HOLDINGS LLC	Mag & Co. c/o Brown Brothers Harriman & Co. Attn: Corporate Actions /Vault 140 Broadway New York, NY 10005 BBH.Fidelity.CA.Notifications@BBH.com	Fenwick & West LLP 555 California Street San Francisco, CA 94104 Attention: Jordan Roberts E-mail: [***]

Blocker:	Name	Notice to:	With a copy (which shall not constitute notice) to:

Blocker 8	GROWTHCO CB HOLDINGS LLC	BNY Mellon PO Box 392002 Pittsburgh PA 15230 fidelitycorporateevents@bnymellon.com	Fenwick & West LLP 555 California Street San Francisco, CA 94104 Attention: Jordan Roberts E-mail: [***]

Blocker 9	GRTHCOCP CB HOLDINGS LLC	Mag & Co. c/o Brown Brothers Harriman & Co. Attn: Corporate Actions /Vault 140 Broadway New York, NY 10005 BBH.Fidelity.CA.Notifications@BBH.com	Fenwick & West LLP 555 California Street San Francisco, CA 94104 Attention: Jordan Roberts E-mail: [***]

Blocker 10	GRWTHCOK CB Holdings LLC	BNY Mellon PO Box 392002 Pittsburgh PA 15230 fidelitycorporateevents@bnymellon.com	Fenwick & West LLP 555 California Street San Francisco, CA 94104 Attention: Jordan Roberts E-mail: [***]

Exhibit A

Public Company Support Agreements

[See attached.]

Exhibit A

FINAL FORM

VOTING AGREEMENT

VOTING AGREEMENT, dated as of January 13, 2023 (this “Agreement”), by and between Cibus Global, LLC, a Delaware limited liability company (“Merger Partner”), and the undersigned stockholders (each, a “Holder” and collectively, “Holders”) of Calyxt, Inc., a Delaware corporation (the “Public Company”)[, and, solely for purposes of Section 1.6 and Annex A, the Public Company.]1 Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Merger Agreement (as herein defined).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Public Company, Calypso Merger Subsidiary, LLC, a Delaware limited liability company and wholly-owned subsidiary of Public Company (“Merger Subsidiary”), Merger Partner and the Blockers (as defined in the Merger Agreement) are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or modified in accordance with its terms, the “Merger Agreement”);

WHEREAS, as a condition to Merger Partner’s willingness to enter into the Merger Agreement, Holders have agreed to enter into this Agreement with respect to the Subject Shares (as defined herein);

WHEREAS, as of the date hereof, each Holder is the beneficial owner of the number of shares of Public Company Common Stock (“Public Company Common Stock”), set forth opposite such Holder’s name on Exhibit A hereto (all such shares set forth opposite each such Holder’s name, together with any shares of Public Company Common Stock that are hereafter issued to (including upon the exercise of options or warrants) or otherwise acquired, or beneficially owned by such Holder prior to the termination of this Agreement (including the resulting shares of Public Company Common Stock resulting from any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares affecting the shares of Public Company Common Stock) being referred to as the “Subject Shares” of such Holder); and

WHEREAS, the Merger Agreement provides for, among other things, the Mergers and the other Transactions.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

[1]	NTD: To be included only in Cellectis version of this Agreement

ARTICLE I

Voting and Transfer of Public Company Common Stock

1.1 Voting. Each Holder shall cause to be present and counted and shall vote (or cause to be voted or acted upon by written consent with respect to) all of its Subject Shares at any meeting of the stockholders of Public Company or any adjournment or postponement thereof, and in any action proposed to be taken by written consent of the stockholders of Public Company: (a) to approve the Public Company Stockholder Matters, the Other Public Company Stockholder Matters and any proposal to adjourn or postpone such meeting of stockholders of Public Company to a later date if there are not sufficient votes to approve the Public Company Stockholder Matters and the Other Public Company Stockholder Matters, provided that, for the avoidance of doubt, Holder shall not be required to approve anything other than the Public Company Stockholder Matters and the Other Public Company Stockholder Matters and (b) against any Acquisition Proposal (other than the Transactions) or any other action that would reasonably be expected to materially impede, interfere with, discourage, adversely affect, inhibit or delay the timely consummation of the Transactions or the fulfillment of Public Company or Merger Subsidiary’s conditions to Closing under the Merger Agreement. Each Holder agrees that it will not revoke any consent previously executed in support of the Transactions.

1.2 No Transfer. During the period beginning on the date of this Agreement and ending immediately prior to the earlier of the Merger Partner Merger Effective Time and the termination of this Agreement, other than as contemplated by the Merger Agreement or with the written consent of Merger Partner, each Holder shall not, directly or indirectly, except as contemplated by the Merger Agreement: (a) sell, distribute, assign, convey, transfer, grant, pledge, hypothecate, convey any legal or beneficial ownership in (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer), or otherwise encumber or dispose of any Subject Shares; (b) deposit any Subject Shares into a voting trust or enter into a voting agreement or any other arrangement with respect to any such Subject Shares or purport to grant any proxy with respect thereto; (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any Subject Shares; (d) otherwise permit any Liens to be created on any Subject Shares (other than Permitted Liens (as defined herein)) or (e) commit or agree to take any of the foregoing actions (any action described in clauses (a), (b), (c), (d) and (e), a “Transfer”); provided, that the foregoing shall not prohibit (i) Transfers between such Holder and any Affiliates of such Holder; (ii) Transfers in connection with any estate planning or charitable giving; (iii) Transfers pursuant to any existing 10b5-1 Plan that has been entered into by such Holder prior to the Merger Partner Merger Effective Time; (iv) exercising any stock option to purchase shares of Public Company Common Stock, or any securities convertible into or exercisable or exchangeable for Public Company Common Stock, or other similar awards granted pursuant to the Public Company Stock Plans; (v) Transfer Public Company Common Stock or any securities convertible into or exercisable or exchangeable for shares of Public Company Common Stock upon a vesting event of Public Company’s securities or upon the exercise of options to purchase Public Company Common Stock, in each case on a “cashless” or “net exercise” basis or in a sale-to-cover transaction with respect to tax withholding obligations of such Holder in connection with such vesting or exercise, whether by means of a “net settlement” or otherwise with respect to awards granted pursuant to the Public Company Stock Plans; or (vi) any Transfer required by Law or required by a Legal Proceeding to which such Holder is a party; provided, further, that any Transfer pursuant to clauses (i), (ii) or (vi) of this Section 1.2 shall be permitted only if, prior to any such Transfer, and as a precondition to the effectiveness of any such Transfer, the transferee executes and delivers to Merger Partner a joinder to this Agreement in the form attached hereto as Exhibit B. Any Transfer or action in violation of this Section 1.2 shall be void ab initio.

1.3 Solicitation. Each Holder shall, and shall instruct and use its reasonable best efforts to cause the Representatives retained by it and acting on its behalf to:

a) immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry that has not already been terminated as of the date of this Agreement; and

b) not to take any action that Public Company would then be prohibited from taking under Section 5.4(a) of the Merger Agreement as if such Holder were Public Company, provided that the foregoing shall not preclude any Holder from having discussions with Merger Partner or Public Company regarding the Merger Agreement or the transactions contemplated thereby.

Notwithstanding the foregoing, from and after the date of the Merger Agreement until the earlier to occur of (x) the Merger Partner Merger Effective Time and (y) such date and time as the Merger Agreement shall be validly terminated pursuant thereto, if (and only if) Public Company is permitted, pursuant to the Merger Agreement, to have discussions or negotiations in response to an Acquisition Proposal, each Holder and its Representatives shall be permitted to participate in such discussions or negotiations with such Person making such Acquisition Proposal to the same extent as Public Company is permitted to do so under the Merger Agreement (including with respect to providing a voting agreement with respect to such Holder’s Subject Shares).

For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, (a) no Holder’s obligations under this Section 1.3 shall be construed to apply to any actions taken by any other stockholder of Public Company, Public Company or any of its Subsidiaries, the Board of Directors of Public Company or any committee thereof, any of the directors, officers or employees of any other stockholder of Public Company, Public Company or any of its Subsidiaries (in their capacities as such), or the Representatives of Public Company or any of their respective Subsidiaries, (b) no Holder shall be responsible for the actions of any of the foregoing and (c) nothing in this Section 1.3 shall prevent any Holder or its Representatives, in their capacity as a member of Public Company’s Board of Directors or as an executive officer of Public Company, as applicable, from engaging in any activity permitted or required by the Merger Agreement in the performance of their fiduciary obligations to Public Company’s stockholders.

1.4 Further Assurances. Each Holder shall execute and deliver, or cause to be executed and delivered, such further certificates, instruments and other documents as Merger Partner or Public Company may reasonably request for the purpose of effectively carrying out its obligations under this Agreement.

1.5 Additional Public Company Stock. Each Holder acknowledges and agrees that any additional shares of Public Company Common Stock with respect to which beneficial ownership is acquired by such Holder (other than pursuant to a vesting event pursuant to Public Company Stock Plans, if any, after the date hereof), by transfer or any other mechanism shall automatically become subject to the terms of this Agreement as though owned by such Holder as of the date hereof.

1.6 Holder Guaranty. [Each of Holder, Merger Partner and Public Company acknowledges and agrees to the matters set forth in Annex A attached hereto, which are hereby incorporated by reference into this Section 1.6.]2

ARTICLE II

Representations and Warranties of Each Holder

Each Holder, severally and not jointly, hereby represents and warrants to Merger Partner as to itself (and not as to any other Holder) as follows:

2.1 Authorization. Such Holder has all requisite capacity, power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by or on behalf of such Holder and, assuming the due authorization, execution and delivery of this Agreement by the Merger Partner, this Agreement constitutes a legal, valid and binding obligation of such Holder, enforceable against such Holder in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law). Each Holder that is an entity (a) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept or equivalent) under the Laws of the jurisdiction of its organization, (b) the execution and delivery of this Agreement and such Holder’s performance of its obligations under this Agreement have been duly authorized by all necessary corporate or other organizational action on the part of such Holder and no other corporate or other organizational action on the part of such Holder is necessary to authorize the execution and delivery of this Agreement or for such Holder to perform its obligations under this Agreement and (c) no approval by any holder of such Holder’s equity, membership or other interests is necessary to approve this Agreement.

2.2 Governmental Filings; No Violations; Certain Contracts.

(a) No consent, approval, order or authorization of, or registration, declaration or filing with or notice to, any Government Authority is required to be obtained or made by such Holder in connection with the execution and delivery of this Agreement, except for (i) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” Laws (collectively, “Required Filings”) and (ii) such consents, authorizations, filings, approvals and registrations which, if not obtained or made, are not reasonably likely to prevent, materially delay or materially impair the performance of such Holder’s obligations under this Agreement.

[2]	NTD: To be included only in Cellectis version of this Agreement

(b) The execution and delivery by such Holder of this Agreement does not, and the compliance with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of such Holder under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) any written agreement to which such Holder is a party or by which such Holder or any of his properties or assets may be bound, (ii) any Law applicable to such Holder or by which such Holder or any of its properties or assets may be bound or (iii) following a valid Transfer pursuant to Section 1.2, with respect to such Holder that is an entity, the organizational documents of such Holder, except as would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the ability of such Holder to perform such Holder’s obligations under this Agreement or to consummate the transactions contemplated hereby.

2.3 Ownership of Subject Shares; Voting Power. Exhibit A hereto correctly sets forth the number of Subject Shares held beneficially by such Holder, as of the date of this Agreement. Such Holder is the sole beneficial holder of all of its Subject Shares and has full voting power and power of disposition with respect to all such Subject Shares free and clear of any liens, claims, proxies, voting trusts or agreements, options or any other encumbrances or restrictions on title, transfer or exercise of any rights of a stockholder in respect of such Subject Shares (collectively, “Encumbrances”), except for any such Encumbrance that may be imposed pursuant to (a) (i) this Agreement, (ii) the organizational documents of Public Company, or (iii) any applicable restrictions on transfer under the Securities Act, including the rules and regulations promulgated thereunder, or any “blue sky” Laws of the various states of the United States or (b) expressly contemplated by the Merger Agreement (collectively, “Permitted Liens”). Except pursuant to this Agreement or the Merger Agreement or as set forth in the organizational documents of Public Company, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Holder’s Subject Shares.

2.4 Disclosure of All Shares Owned. Such Holder does not beneficially own any shares of Public Company Common Stock other than the Subject Shares any options, warrants, or other rights to acquire any additional shares of Public Company Common Stock or any security exercisable for or convertible into shares of Public Company Common Stock, in each case, as set forth on Exhibit A attached hereto.

2.5 Reliance. Such Holder understands and acknowledges that the Merger Partner is entering into the Merger Agreement in reliance upon such Holder’s execution, delivery and performance of this Agreement.

ARTICLE III

Representations and Warranties of Merger Partner

Merger Partner hereby represents and warrants to each Holder as follows:

(a) Merger Partner is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept or equivalent) under the Laws of the jurisdiction of its organization.

(b) Merger Partner has all requisite capacity, power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by or on behalf of Merger Partner and, assuming the due authorization, execution and delivery of this Agreement by the Holder, this Agreement constitutes a legal, valid and binding obligation of Merger Partner, enforceable against Merger Partner in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law).

ARTICLE IV

General Provisions

4.1 Termination. This Agreement and all obligations, covenants and agreements contained herein, including the voting agreements contemplated hereby and the proxies granted hereunder, shall automatically terminate and cease to be effective at the earliest to occur of: (a) the Merger Partner Merger Effective Time; (b) the termination of the Merger Agreement pursuant thereto; (c) the effective date of a written agreement of the parties hereto terminating this Agreement; (d) with respect to the Holder, the date of any modification or amendment to the Merger Agreement, as in effect on the date hereof, in a manner that reduces the amount and/or changes the form of consideration payable thereunder to the Holder or its equityholders, or otherwise adversely effects the Holder or its equityholders in any respect without the prior written approval of the Holder; and (e) a Public Company Board Adverse Recommendation Change in accordance with and to the extent permitted by the Merger Agreement; provided, however, that in the case of any termination pursuant to clause (a) of this sentence (or any other termination that is followed by the occurrence of the Merger Partner Merger Effective Time), Section 1.4 (Further Assurances)[, Section 1.6 (Holder Guaranty) (including Annex A)]3 and this ARTICLE IV shall survive such termination hereof.

4.2 Notices. All notices and other communications to any party hereunder shall be in writing and shall be deemed given if personally delivered, emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Merger Partner, to:

Cibus Global, LLC

6455 Nancy Ridge Drive

San Diego, CA 92121

Attention:         Rory Riggs, Chief Executive Officer, and Wade King, MD, Chief Financial Officer

E-mail:             [***] and [***]

[3]	NTD: To be included only in Cellectis version of this Agreement

With a copy (which shall not constitute notice) to:

Jones Day

4655 Executive Drive

Suite 1500

San Diego, CA 92121-3134

Attention:         Cameron A. Reese

E-mail:             [***]

If to any Holder, to it at: the address listed below such Holder’s name on the signature page of such Holder,

With a copy (which shall not constitute notice) to:

[Public Company]

2800 Mount Ridge Road

Roseville, MN 55113

Attention:         Debra Frimerman, General Counsel

E-mail:             [***]

and to:

Sidley Austin LLP

787 Seventh Ave

New York, New York 10019

Attention:         John H. Butler

Email:              [***]

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

4.3 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

4.4 Third Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of such parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

4.5 Governing Law; Jurisdiction; Specific Performance; Waiver to Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the Laws that might otherwise govern under any applicable conflict of Laws principles.

(b) All Actions arising out of or relating to this Agreement or the Transactions shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Legal Proceeding, any state or federal court within the State of Delaware). The parties hereto hereby irrevocably (i) submit to the exclusive jurisdiction and venue of such courts in any such Legal Proceeding, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Legal Proceeding, (iii) agree to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any such court and (iv) agree to not bring any Legal Proceeding arising out of or relating to this Agreement or the Transactions in any court other than the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Legal Proceeding, any state or federal court within the State of Delaware), except for Legal Proceedings brought to enforce the judgment of any such court. The consents to jurisdiction and venue set forth in this Section 4.5(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Legal Proceeding arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 4.2 of this Agreement. The parties hereto agree that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

(c) The parties hereto agree that irreparable damage for which monetary relief, even if available, might not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate the Mergers or the other Transactions. Subject to the following sentence, the parties acknowledge and agree that (a) the parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 4.5(b), this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right none of Holders or Merger Partner would have entered into this Agreement or the Merger Agreement. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 4.5(c) shall not be required to provide any bond or other security in connection with any such order or injunction.

(d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 4.5(d).

4.6 Entire Agreement. This Agreement, the Merger Agreement and the other agreements related to the Transactions (and all exhibits and schedules hereto and thereto) collectively constitute the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

4.7 Amendment or Supplement. Subject to compliance with applicable Law, at any time prior to the Merger Partner Merger Effective Time, this Agreement may be amended or supplemented in any and all respects only by written agreement of the parties hereto.

4.8 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

4.9 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

CIBUS GLOBAL, LLC

By:
Name:
Title:

[Signature Page to Voting Agreement]

Solely for purposes of Section 1.6 and Annex A:

CALYXT, INC.

By:
Name:
Title:

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

[STOCKHOLDER]

Signature of [STOCKHOLDER]

Printed Name of [STOCKHOLDER]

Address of [STOCKHOLDER] for purposes of Section 4.2 (Notices) of this Agreement:

EXHIBIT A

Subject Shares

EXHIBIT B

FORM OF JOINDER

ANNEX A

COVENANTS REGARDING CELLECTIS GUARANTEE

Exhibit B

Merger Partner Support Agreement

[See attached.]

Exhibit B

FINAL FORM

VOTING AGREEMENT

VOTING AGREEMENT, dated as of January 13, 2023 (this “Agreement”), by and between Calyxt, Inc., a Delaware corporation (“Public Company”), and the undersigned equityholders (each, a “Holder” and collectively, “Holders”)1 of Cibus Global, LLC, a Delaware limited liability company (“Merger Partner”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Merger Agreement (as herein defined).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Public Company, Calypso Merger Subsidiary, LLC, a Delaware limited liability company and wholly-owned subsidiary of Public Company (“Merger Subsidiary”), Merger Partner and the Blockers (as defined in the Merger Agreement) are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or modified in accordance with its terms, the “Merger Agreement”);

WHEREAS, as a condition to Public Company’s willingness to enter into the Merger Agreement, Holders have agreed to enter into this Agreement with respect to the Subject Units (as defined herein);

WHEREAS, as of the date hereof, each Holder is the beneficial owner of the number of limited liability membership units of Merger Partner (“Merger Partner Units”) set forth opposite such Holder’s name on Exhibit A hereto (all such Merger Partner Units set forth opposite each such Holder’s name, together with any Merger Partner Units that are hereafter issued to (including upon the exercise of options or warrants) or otherwise acquired, or beneficially owned by such Holder prior to the termination of this Agreement (including the Merger Partner Units resulting from any unit split, unit dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of units affecting Merger Partner Units) being referred to as the “Subject Units” of such Holder); and

WHEREAS, the Merger Agreement provides for, among other things, the Mergers and the other Transactions.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

[1]	Merger Partner D&O group to sign a separate agreement from the 9 Fidelity Blockers. New Ventures to sign its own agreement.

ARTICLE I

Voting and Conversion of Merger Partner Preferred Units

1.1 Voting. Each Holder shall cause to be present and counted and shall vote (or cause to be voted or acted upon by written consent with respect to) all of its Subject Units at any meeting of the equityholders of Merger Partner or any adjournment or postponement thereof, and in any action proposed to be taken by written consent of the equityholders of Merger Partner: (a) to approve the Transactions, provided that, for the avoidance of doubt, Holder shall not be required to approve anything other than the Merger Agreement and the consummation of the Transactions; (b) against any Acquisition Proposal (other than the Transactions); (c) to agree to convert all issued and outstanding preferred units of Merger Partner into voting common units of Merger Partner on a one-for-one basis; and (d) against any other action that would reasonably be expected to materially impede, interfere with, discourage, adversely affect, inhibit or delay the timely consummation of the Transactions or the fulfillment of Merger Partner’s conditions to Closing under the Merger Agreement. Each Holder agrees that it will not revoke any consent previously executed in support of the Transactions.

1.2 No Transfer. During the period beginning on the date of this Agreement and ending immediately prior to the earlier of the applicable Blocker Merger Effective Time and the termination of this Agreement, other than as contemplated by the Merger Agreement or with the written consent of Public Company, each Holder shall not, directly or indirectly, except as contemplated by the Merger Agreement: (a) sell, distribute, assign, convey, transfer, grant, pledge, hypothecate, convey any legal or beneficial ownership in (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer), or otherwise encumber or dispose of any Subject Units; (b) deposit any Subject Units into a voting trust or enter into a voting agreement or any other arrangement with respect to any such Subject Units or purport to grant any proxy with respect thereto; (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any Subject Units; (d) otherwise permit any Liens to be created on any Subject Units (other than Permitted Liens (as defined herein)) or (e) commit or agree to take any of the foregoing actions (any action described in clauses (a), (b), (c), (d) and (e), a “Transfer”); provided, that the foregoing shall not prohibit (i) Transfers between such Holder and any Affiliates of such Holder; (ii) Transfers in connection with any estate planning or charitable giving; (iii) exercising any option to purchase Merger Partner Units, or any securities convertible into or exercisable or exchangeable for Merger Partner Units; (iv) Transfer Merger Partner Units or any securities convertible into or exercisable or exchangeable for Merger Partner Units upon a vesting event of Merger Partner’s securities or upon the exercise of options or warrants to purchase Merger Partner Units, in each case on a “cashless” or “net exercise” basis or in a sale-to-cover transaction with respect to tax withholding obligations of such Holder in connection with such vesting or exercise, whether by means of a “net settlement” or otherwise; or (v) any Transfer required by Law or required by a Legal Proceeding to which such Holder is a party; provided, further, that any Transfer pursuant to clauses (i), (ii) or (v) of this Section 1.2 shall be permitted only if, prior to any such Transfer, and as a precondition to the effectiveness of any such Transfer, the transferee executes and delivers to Merger Partner a joinder to this Agreement in the form attached hereto as Exhibit B. Any Transfer or action in violation of this Section 1.2 shall be void ab initio.

1.3 Solicitation. Each Holder shall, and shall instruct and use its reasonable best efforts to cause the Representatives retained by it and acting on its behalf to:

a) immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry that has not already been terminated as of the date of this Agreement; and

b) not to take any action that Merger Partner would then be prohibited from taking under Section 5.5(a) of the Merger Agreement as if such Holder were Merger Partner, provided that the foregoing shall not preclude any Holder from having discussions with Merger Partner or Public Company regarding the Merger Agreement or the transactions contemplated thereby.

Notwithstanding the foregoing, from and after the date of the Merger Agreement until the earlier to occur of (x) the Merger Partner Merger Effective Time and (y) such date and time as the Merger Agreement shall be validly terminated pursuant thereto, if (and only if) Merger Partner is permitted, pursuant to the Merger Agreement, to have discussions or negotiations in response to an Acquisition Proposal, each Holder and its Representatives shall be permitted to participate in such discussions or negotiations with such Person making such Acquisition Proposal to the same extent as Merger Partner is permitted to do so under the Merger Agreement (including with respect to providing a voting agreement with respect to such Holder’s Subject Units).

For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, (a) no Holder’s obligations under this Section 1.3 shall be construed to apply to any actions taken by any other equityholder of Merger Partner, Merger Partner or any of its Subsidiaries, the Board of Managers of Merger Partner or any committee thereof, any of the directors, managers, officers or employees of any other equityholder of Merger Partner, Merger Partner or any of their respective Subsidiaries (in their capacities as such), or the Representatives of any other equityholder of Merger Partner, Merger Partner or any of their respective Subsidiaries, (b) no Holder shall be responsible for the actions of any of the foregoing and (c) nothing in this Section 1.3 shall prevent any Holder or its Representatives, in their capacity as a member of Merger Partner’s Board of Managers or as an executive officer of Merger Partner, as applicable, from engaging in any activity permitted or required by the Merger Agreement in the performance of their fiduciary obligations to Merger Partner’s equityholders.

1.4 Further Assurances. Each Holder shall execute and deliver, or cause to be executed and delivered, such further certificates, instruments and other documents as Merger Partner or Public Company may reasonably request for the purpose of effectively carrying out its obligations under this Agreement.

1.5 Additional Merger Partner Units. Each Holder acknowledges and agrees that any additional Merger Partner Units with respect to which beneficial ownership is acquired by such Holder (other than pursuant to a vesting event pursuant to Merger Partner’s profit interest units, if any, after the date hereof), by transfer or any other mechanism shall automatically become subject to the terms of this Agreement as though owned by such Holder as of the date hereof.

ARTICLE II

Representations and Warranties of Each Holder

Each Holder, severally and not jointly, hereby represents and warrants to Public Company as to itself (and not as to any other Holder) as follows:

2.1 Authorization. Such Holder has all requisite capacity, power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by or on behalf of such Holder and, assuming the due authorization, execution and delivery of this Agreement by Public Company, this Agreement constitutes a legal, valid and binding obligation of such Holder, enforceable against such Holder in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law). Each Holder that is an entity (a) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept or equivalent) under the Laws of the jurisdiction of its organization, (b) the execution and delivery of this Agreement and such Holder’s performance of its obligations under this Agreement have been duly authorized by all necessary corporate or other organizational action on the part of such Holder and no other corporate or other organizational action on the part of such Holder is necessary to authorize the execution and delivery of this Agreement or for such Holder to perform its obligations under this Agreement and (c) no approval by any holder of such Holder’s equity, membership or other interests is necessary to approve this Agreement.

2.2 Governmental Filings; No Violations; Certain Contracts.

(a) No consent, approval, order or authorization of, or registration, declaration or filing with or notice to, any Government Authority is required to be obtained or made by such Holder in connection with the execution and delivery of this Agreement, except for (i) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” Laws (collectively, “Required Filings”) and (ii) such consents, authorizations, filings, approvals and registrations which, if not obtained or made, are not reasonably likely to prevent, materially delay or materially impair the performance of such Holder’s obligations under this Agreement.

(b) The execution and delivery by such Holder of this Agreement does not, and the compliance with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of such Holder under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) any written agreement to which such Holder is a party or by which such Holder or any of his properties or assets may be bound, (ii) any Law applicable to such Holder or by which such Holder or any of its properties or assets may be bound or (iii) following a valid Transfer pursuant to Section 1.2, with respect to such Holder that is an entity, the organizational documents of such Holder, except as would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the ability of such Holder to perform such Holder’s obligations under this Agreement or to consummate the transactions contemplated hereby.

2.3 Ownership of Subject Units; Voting Power. Exhibit A hereto correctly sets forth the number of Subject Units held beneficially by such Holder, as of the date of this Agreement. Such Holder is the sole beneficial holder of all of its Subject Units and has full voting power and power of disposition with respect to all such Subject Units free and clear of any liens, claims, proxies, voting trusts or agreements, options or any other encumbrances or restrictions on title, transfer or exercise of any rights of an equityholder in respect of such Subject Units (collectively, “Encumbrances”), except for any such Encumbrance that may be imposed pursuant to (a) (i) this Agreement, (ii) the organizational documents of Merger Partner, or (iii) any applicable restrictions on transfer under the Securities Act, including the rules and regulations promulgated thereunder, or any “blue sky” Laws of the various states of the United States or (b) expressly contemplated by the Merger Agreement (collectively, “Permitted Liens”). Except pursuant to this Agreement or the Merger Agreement or as set forth in the organizational documents of Merger Partner, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Holder’s Subject Units.

2.4 Disclosure of All Units Owned. Such Holder does not beneficially own any equity securities of Merger Partner other than the Subject Units any options, warrants, or other rights to acquire any additional equity securities of Merger Partner or any security exercisable for or convertible into equity securities of Merger Partner, in each case, as set forth on Exhibit A attached hereto.

2.5 Reliance. Such Holder understands and acknowledges that Public Company is entering into the Merger Agreement in reliance upon such Holder’s execution, delivery and performance of this Agreement.

ARTICLE III

Representations and Warranties of Public Company

Public Company hereby represents and warrants to each Holder as follows:

(a) Public Company is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept or equivalent) under the Laws of the jurisdiction of its organization.

(b) Public Company has all requisite capacity, power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by or on behalf of Public Company and, assuming the due authorization, execution and delivery of this Agreement by the Holder, this Agreement constitutes a legal, valid and binding obligation of Public Company, enforceable against Public Company in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law).

ARTICLE IV

General Provisions

4.1 Termination. This Agreement and all obligations, covenants and agreements contained herein, including the voting agreements contemplated hereby and the proxies granted hereunder, shall automatically terminate and cease to be effective at the earliest to occur of: (a) the Merger Partner Merger Effective Time; (b) the termination of the Merger Agreement pursuant thereto; (c) the effective date of a written agreement of the parties hereto terminating this Agreement; and (d) with respect to the Holder, the date of any modification or amendment to the Merger Agreement, as in effect on the date hereof, in a manner that reduces the amount and/or changes the form of consideration payable thereunder to the Holder or its equityholders, or otherwise adversely effects the Holder or its equityholders in any respect without the prior written approval of the Holder; provided, however, that in the case of any termination pursuant to clause (a) of this sentence, Section 1.4 (Further Assurances) and this ARTICLE IV shall survive such termination hereof.

4.2 Notices. All notices and other communications to any party hereunder shall be in writing and shall be deemed given if personally delivered, emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Public Company, to:

Calyxt, Inc.

2800 Mount Ridge Road

Roseville, MN 55113

Attention:        Debra Frimerman, General Counsel

E-mail:            [***]

and to:

Sidley Austin LLP

787 Seventh Ave

New York, New York 10019

Attention:        John H. Butler

Email:              [***]

If to any Holder, to it at: the address listed below such Holder’s name on the signature page of such Holder,

With a copy (which shall not constitute notice) to:

Cibus Global, LLC

6455 Nancy Ridge Drive

San Diego, CA 92121

Attention:        Rory Riggs, Chief Executive Officer, and Wade King, MD, Chief Financial Officer

E-mail:            [***] and [***]

and to:

Jones Day

4655 Executive Drive

Suite 1500

San Diego, CA 92121-3134

Attention:        Cameron A. Reese

E-mail:            [***]

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

4.3 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

4.4 Third Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of such parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

4.5 Governing Law; Jurisdiction; Specific Performance; Waiver to Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the Laws that might otherwise govern under any applicable conflict of Laws principles.

(b) All Actions arising out of or relating to this Agreement or the Transactions shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Legal Proceeding, any state or federal court within the State of Delaware). The parties hereto hereby irrevocably (i) submit to the exclusive jurisdiction and venue of such courts in any such Legal Proceeding, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Legal Proceeding, (iii) agree to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any such court and (iv) agree to not bring any Legal Proceeding arising out of or relating to this Agreement or the Transactions in any court other than the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Legal Proceeding, any state or federal court within the State of Delaware), except for Legal Proceedings brought to enforce the judgment of any such court. The consents to jurisdiction and venue set forth in this Section 4.5(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Legal Proceeding arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 4.2 of this Agreement. The parties hereto agree that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

(c) The parties hereto agree that irreparable damage for which monetary relief, even if available, might not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate the Mergers or the other Transactions. Subject to the following sentence, the parties acknowledge and agree that (a) the parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 4.5(b), this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right none of Holders or Public Company would have entered into this Agreement or the Merger Agreement. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 4.5(c) shall not be required to provide any bond or other security in connection with any such order or injunction.

(d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 4.5(d).

4.6 Entire Agreement. This Agreement, the Merger Agreement and the other agreements related to the Transactions (and all exhibits and schedules hereto and thereto) collectively constitute the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

4.7 Amendment or Supplement. Subject to compliance with applicable Law, at any time prior to the Merger Partner Merger Effective Time, this Agreement may be amended or supplemented in any and all respects only by written agreement of the parties hereto.

4.8 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

4.9 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

CALYXT, INC.

By:
Name:
Title:

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

[EQUITYHOLDER]

Signature of [EQUITYHOLDER]

Printed Name of [EQUITYHOLDER]

Address of [EQUITYHOLDER] for purposes of Section 4.2 (Notices) of this Agreement:

EXHIBIT A

Subject Units

EXHIBIT B

FORM OF JOINDER

Exhibit C-1

First Blocker Merger Certificate of Merger

[See attached.]

Exhibit C-2

Form of Blocker Certificate of Merger

[See attached.]

Exhibit C-3

Merger Partner Certificate of Merger

[See attached.]

Exhibit D-1

Public Company Directors

Exhibit D-2

Public Company Officers

Exhibit E

Interim Funding Term Sheet

[See attached.]

Exhibit E

FINAL FORM

Project Calypso

Proposed Calypso Funding Terms

All terms not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement

1.

Amount: line of credit up to $3,000,000; provided, however, that the line of credit may be increased to $4,000,000 at the Merger Partner’s sole discretion at which point the Outside Date would automatically be extended to June 30, 2023.

2.	Availability: becomes available to Public Company upon the earlier to occur of (a) March 15, 2023 and (b) Public Company’s unrestricted cash balance dropping below $1,500,000.

3.

Draws: Public Company may draw in $500,000 increments to the extent necessary to maintain its unrestricted cash balance at $1,500,000 or above. Merger Partner will wire funds within two business days of a written request for a draw from Public Company.

4.

Use of Funds: Public Company may only use the funds for operating expenses incurred in the ordinary course of business consistent with past practice and consistent with the negative covenants in the Merger Agreement. For the avoidance of doubt, this will exclude capex that has not been disclosed other than equipment repairs in the ordinary course of business, bonuses to officers and employees, dividends to stockholders, and loans to affiliates.

5.	Maturity: Third Business Day after Closing of the Transactions (subject to acceleration described in Section 7 and termination of the Merger Agreement by Merger Partner as described in Section 8).[1]

6.	Interest: No interest

7.

Acceleration Event. The Loan will automatically accelerate and become immediately due and payable in connection with a voluntary bankruptcy or involuntary bankruptcy that is not dismissed in 180 days related to . No further draws may be made under the Loan following the occurrence of a bankruptcy related event.

8.

Repayment: 100% forgiven if the Merger Agreement is terminated other than in connection with (a) a termination of the Agreement by Merger Partner resulting from the Fraud or Willful Breach of Public Company, in which case Public Company will no longer be permitted to make draws under the loan and loan will become due and payable on the date that is two years from the date funds are first drawn or (b) (i) a termination of the Agreement by Public Company pursuant to Section 8.1(g) of the Agreement or (ii) a termination of the Agreement by Merger Partner pursuant to Section 8.1(f) of the Agreement, in which case Public Company will no longer be permitted to make draws under the loan and the loan will become due and payable on the date that is 30 days of termination of the Agreement. The Closing of the Transactions contemplated by the Merger Agreement will not constitute a termination for purposes of this paragraph.

[1]

NTD: It is the parties expectation that the Loan will be 100% repaid immediately prior to the closing of the Merger Agreement pursuant to a Contribution Agreement pursuant to which all the assets of Public Company will be transferred to Merger Partner first in repayment of the Loan and thereafter in exchange for the Merger Partner equity provided in the Merger Agreement (or such other structure or documentation requested by Merger Partner providing substantially similar economics to Public Company).

FINAL FORM

9.	Security: Loan will be unsecured.

10.	Other Provisions: The Loan will not have any other events of default or events of acceleration that are not expressly provided for in this term sheet.

Exhibit F

Amendment to License Agreement

[See attached.]

Exhibit F

FINAL FORM

FIRST AMENDMENT TO THE LICENSE AGREEMENT

This FIRST AMENDMENT TO THE LICENSE SERVICES AGREEMENT (the “First Amendment”) is made and entered into effective as of __________, 2023 (the “First Amendment Effective Date”) by and between Cellectis S.A., a corporation existing and registered under the laws of France (“Cellectis”), and Calyxt, Inc., a corporation existing and registered under the laws of Delaware (“Calyxt”).

WHEREAS, the Parties entered into that certain License Agreement dated July 25, 2017 (the “Agreement”).

WHEREAS, the Parties wish to amend the Agreement in accordance with the terms as set forth in this First Amendment.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Generally. All Capitalized terms used in this First Amendment not otherwise defined herein have the meaning assigned to them in the Agreement.

ARTICLE 2

AMENDMENTS

Section 2.01 Bare Sublicense Revenue. The definition of “Bare Sublicense Revenue” in Article 1 of the Agreement is hereby in its entirety and replaced with the following:

“Bare Sublicense Revenue” means any and all consideration, payments and revenue (including the fair market value of any non-cash consideration) received by Calyxt pursuant to any Bare Sublicense to the extent attributable to the rights in the Licensed Cellectis Patents and the Licensed Plant Patents that are granted to a third party in such Bare Sublicense.

Section 2.02 Calyxt Field. The definition of “Calyxt Field” in Article 1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Calyxt Field” means the field of researching, developing and commercializing microorganism, agricultural and food products, including, but not limited to traits, seeds, proteins, oils, carbohydrates, food, and food and animal feed ingredients, excluding (i) any application in connection with animals and animal cells and (ii) therapeutic applications.

Section 2.03 Licensed Plant Patents. The following definition is inserted into Article 1 of the Agreement in alphabetical order:

“Licensed Plant Patents” means (i) each Patent set forth on Exhibit A to the First Amendment, (ii) all foreign equivalents and counterparts to each Patent described in clause (i), and (iii) each Patent claiming priority to or having common priority with each Patent described in clauses (i) and (ii) anywhere in the world.

Section 2.04 Licensed Cellectis Patents. The definition of “Licensed Cellectis Patents” in Article 1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Licensed Cellectis Patents” means any and all Patents that are: (i) related to the Calyxt Field; (ii) necessary for Calyxt to operate in the Calyxt Field; and (iii) Licensable by Cellectis and existing as of the Effective Date, in each case excluding Licensed Plant Patents.

Section 2.05 Patent-Related Expenses. The definition of “Patent-Related Expenses” in Article 1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Patent-Related Expenses” means (i) external costs and expenses (including out-of-pocket attorneys’ fees, patent agent fees and governmental filing fees) that Cellectis or any of its Affiliates actually incurs in prosecuting and maintaining the Licensed Cellectis Patents which are exclusively and solely related to the Calyxt Field, and (ii) the Pro Rata Share.

Section 2.06 Pro Rata Share. The following definition is inserted into Article 1 of the Agreement in alphabetical order:

“Pro Rata Share” means (i) external costs and expenses (including out-of-pocket attorneys’ fees, patent agent fees and governmental filing fees) that Cellectis or any of its Affiliates actually incurs in prosecuting and maintaining a Licensed Plant Patent which are exclusively and solely related to the Calyxt Field multiplied by (ii) a fraction, (A) the numerator of which is one, and (B) the denominator of which is (x) the number of express third party licensees of such Licensed Plant Patent, plus (y) one (1). By way of example only, if a Licensed Plant Patent is licensed to four third party licensees, then subclause (ii) of the definition of Pro Rata Share for this Licensed Plant Patent shall be 1/5. For the avoidance of doubt, if a Licensed Plant Patent is licensed to a third party and the grant of license collectively includes such third party’s Affiliates, for the purposes of calculating the Pro Rata Share, such third party and its Affiliates shall be counted collectively as one third party licensee.

Section 2.07 Calyxt License. Section 2.01 of the Agreement is hereby deleted in its entirety and replaced with the following:

Section 2.01. Calyxt License.

(i) Licensed Cellectis IP. Subject to the terms and conditions of this Agreement, Cellectis hereby grants to Calyxt an exclusive (except as otherwise provided herein and subject to existing licenses granted by Cellectis to third parties prior to the Effective Date) worldwide, perpetual license, with the right to sublicense (in accordance with Section 2.03) under the Licensed Cellectis IP to use, have used , make, have made, sell, have sold, offer for sale, export, import and otherwise exploit any and all Calyxt Licensed Products within the Calyxt Field (the “Calyxt License”). Notwithstanding the foregoing, the Calyxt License shall be non-exclusive solely in the Non-Exclusive Field, such that the rights as set forth above in this Section 2.01 are granted to Calyxt on a non-exclusive basis in the Non-Exclusive Field under the Calyxt License.

(ii) Licensed Plant Patents. Subject to the terms and conditions of this Agreement, Cellectis hereby grants to Calyxt a non-exclusive, worldwide, perpetual, irrevocable, royalty-free and fully paid-up license (with the right to sublicense to any Person through multiple tiers and without any of the restrictions imposed by Section 2.03) under the Licensed Plant Patents to use, make, have made, sell, offer to sell, export, import and otherwise exploit the Licensed Plant Patents within the Calyxt Field.

Section 2.08 UMinn License. Section 2.04 of the Agreement is hereby deleted in its entirety and replaced with the following:

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Section 2.04. UMinn license. The Parties acknowledge and agree that Calyxt has received a copy of the UMinn License and certain Licensed Cellectis IP is owned by the University of Minnesota (“UMinn IP”) and the Calyxt License with respect to the UMinn IP is granted as a sublicense under, and subject to the terms and conditions of, the UMinn License. Accordingly, in exercising its rights under the Calyxt License, Calyxt shall comply with any and all terms and conditions of the UMinn License as they would apply to Calyxt as a sublicensee with respect to any UMinn IP. Without limiting the generality of the foregoing, promptly following receipt of written notice thereof, Calyxt shall reimburse Cellectis for any and all payments required to be made by Cellectis to the University of Minnesota pursuant to Sections 11.6.4 (Milestone Payments), 11.11 (Annual Fee), and 11.12 (Commercialization Fee) of the UMinn License, but solely to the extent that any such payments are required as a result of the applicable activities of Calyxt hereunder or thereunder. Calyxt shall not be liable to the University of Minnesota for any other payments and as party to the UMinn License, as between the Parties, Cellectis will be responsible for all such payments owed to UMinn under the UMinn License. Notwithstanding anything to the contrary in this Agreement, Calyxt can deduct from any payment owed by Calyxt to Cellectis hereunder for any particular activity any amount reimbursed to Cellectis under this Section 2.04 that arises from the same activity. Without the prior written consent of Calyxt, Cellectis shall not (A) terminate the UMinn License, or (B) amend or waive any rights under the UMinn License in any manner that would reasonably be expected to have a material adverse effect on any of Calyxt’s rights under this Agreement. In addition, Calyxt shall provide, and shall cause its sublicensees to provide, to Cellectis all reports, information, and other assistance in connection with Calyxt’s and its sublicensees’ activities pursuant to this Agreement that are reasonably required to enable Cellectis to comply with its obligations under the UMinn License solely to the extent that such obligations relate to Calyxt’s activities pursuant to this Agreement.

Section 2.09 Calyxt Improvements. Section 2.05(b) of the Agreement is hereby deleted in its entirety.

Section 2.10 No Other Licenses. Section 2.07 of the Agreement is hereby deleted in its entirety and replaced with the following:

Section 2.07. No Other Licenses. Except as expressly provided in this Agreement, no other licenses are granted to either Party under this Agreement. Each Party acknowledges and agrees that (a) any use by Calyxt or any of its sublicensees of the Licensed Cellectis IP or Licensed Plant Patents outside the scope of the Calyxt License or the Licensed TALEN Mark outside the scope of the Calyxt TM License is expressly prohibited and (b) any use by Cellectis or any of its sublicensees of the Calyxt Improvements is expressly prohibited.

Section 2.11 Prosecution and Maintenance. Section 9.1(a) of the Agreement is hereby amended by inserting the words “and Licensed Plant Patents” following the words “Licensed Cellectis IP,” in the first sentence of such section.

Section 2.12 Prosecution and Maintenance. Section 9.1(b) is deleted in its entirety and replaced with the following:

(b) As between the Parties, Calyxt shall have the sole and exclusive right to prosecute and maintain all Intellectual Property Rights owned or otherwise controlled by Calyxt or any of its Affiliates, including all Intellectual Property Rights in or to any Calyxt Improvements.

Section 2.13 Prosecution and Maintenance. The following section (c) is added in alphabetical order to Section 9.01 of the Agreement:

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(c) Within sixty (60) days of the First Amendment Effective Date, and thereafter on an annual basis, at least thirty (30) days prior to the beginning of each calendar year, Cellectis will provide to Calyxt a budget for the estimated Patent-Related Expenses that are expected to be incurred during such calendar year. Cellectis will consider in good faith to implement any changes to such budget that are reasonably requested by Calyxt (each an “Annual Prosecution Budget”). Cellectis will use commercially reasonable efforts to adhere to the Annual Prosecution Budget and will not incur any Patent-Related Expenses in an unreasonable manner (including by filing Patents subject to Patent-Related Expenses in multiple countries without first obtaining Calyxt’s prior written consent). If practicable, Cellectis will notify Calyxt before incurring any additional Patent-Related Expense and the Parties will discuss strategies to mitigate any such additional Patent-Related Expense. Calyxt will be responsible for reimbursing Cellectis for Patent-Related Expenses in accordance with Section 5.03.

Section 2.14 Survival. Section 10.04 of the Agreement is hereby deleted in its entirety and replaced with the following:

Section 10.04. Survival. Notwithstanding anything in this Agreement to the contrary, Sections 2.01(ii), 2.05(a), 2.07, 3.02, 5.04 (only to the extent any royalties or Bare Sublicense Revenue are due to Cellectis during the applicable reporting period), 6.02, 6.03, 9.01(b) and 10.04, and Articles 7, 8 and 11 shall survive any expiration or termination of this Agreement.

Section 2.15 Change of Control. The Agreement is hereby amended by adding the following as a new Section 11.13:

Section 11.13. Change of Control. Unless that certain Lease Guaranty, dated as of September 1, 2017, executed by Cellectis, S.A. in favor of NLD Mount Ridge LLC as landlord under that certain Lease Agreement, dated as of the same date, with Calyxt, Inc. (as the same may be amended or restated from time to time, the “Lease Guaranty”) has been terminated such that Cellectis S.A. and its Affiliates have no further liabilities or obligations thereunder, and with no amounts having been paid by Cellectis S.A. or its Affiliates thereunder other than those amounts that have been fully repaid to Cellectis S.A. or its Affiliates prior to the consummation of such Change of Control, Cellectis may terminate this Agreement by giving written notice to Calyxt, such termination to take effect forthwith or as otherwise stated in the notice, in case of any Change of Control of Calyxt. For the purpose of this Section 11.13: (a) “Change of Control” means the occurrence of any of the following events: (i) any third party acquires direct or indirect Control of Calyxt, by any means (including acquisition of shares, share exchange or share transfer); or (ii) Calyxt, directly or indirectly, conveys, transfers, divests or leases (including general succession and all types of corporate split) in one or more transactions to any third party either: (x) all or substantially all of the assets of Calyxt or (y) all or substantially all of its assets that are material to the purpose of performance of its obligations under this Agreement, and (b) “Control” means the ownership of more than 50% (fifty percent) of the issued share capital or other equity interest or the legal power to direct or cause the direction of the general management and policies of a Person, whether directly or indirectly.

ARTICLE 3

MISCELLANEOUS

Section 3.01 Other Provisions. All provisions of the Agreement not expressly amended herein shall remain in full force and effect.

Section 3.02 No Calyxt Improvements. Calyxt represents and warrants to Cellectis that as of the date hereof there are no Calyxt Improvements.

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Section 3.03 Miscellaneous. The provisions of Article 11 of the Agreement apply to the First Amendment mutatis mutandis.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this First Amendment to be duly executed by their respective authorized officers as of the date first written above.

CELLECTIS S.A.

By:
Name:
Title:

CALYXT, INC.

By:
Name:
Title:

[Signature Page to First Amendment to License Agreement]

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Exhibit A

Licensed Plant Patents

[See Attached.]

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Exhibit G

Allocation Schedule

Exhibit H — TERM SHEET

TAX RECEIVABLES AGREEMENT

Exhibit I

Form of Unitholder Representative Engagement Agreement

[See attached.]